Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-257739 and 333-257739-01

PROSPER FUNDING LLC
$1,000,000,000 Borrower Payment Dependent Notes

PROSPER MARKETPLACE, INC.
PMI Management Rights

This is a public offering to investors of Prosper Funding LLC of up to $1,000,000,000 in principal amount of Borrower Payment Dependent Notes, or “Notes.” Each Note will come attached with a PMI Management Right issued by Prosper Marketplace, Inc. Prosper Funding LLC will be the sole issuer of the Notes and Prosper Marketplace, Inc. will be the sole issuer of the PMI Management Rights. For the purposes of this prospectus, the Notes and the PMI Management Rights will be collectively referred to as the “Securities.”

Except as the context requires otherwise, as used in this prospectus, “we,” “us,” “our,” and “Registrants” refer to Prosper Marketplace, Inc. (“PMI”), a Delaware corporation, and its wholly owned subsidiary, Prosper Funding LLC (“PFL”), a Delaware limited liability company; and “Prosper” refers to PMI and its wholly owned subsidiaries, PFL, BillGuard, Inc., a Delaware corporation, Prosper Healthcare Lending LLC, a Delaware limited liability company, Prosper Warehouse I Trust, a Delaware statutory trust, Prosper Warehouse II Trust, a Delaware statutory trust, and Prosper Grantor Trust, a Delaware statutory trust, on a consolidated basis. In addition, the unsecured, consumer loans originated through our marketplace are referred to as “Borrower Loans.”

Payments for each series of Notes will be dependent on payments PFL receives on a specific Borrower Loan described in a listing posted to our marketplace. All listings on our marketplace are posted by individual consumer borrowers of PFL requesting individual consumer loans. In addition, each listing will be described in a prospectus supplement.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•The Notes are special, limited obligations of PFL only and are not obligations of its parent company, PMI or of the borrowers under the corresponding Borrower Loans.
•PFL’s obligation to make payments on a Note will be limited to an amount equal to the Note holder’s pro rata share of amounts PFL receives with respect to the corresponding borrower loan, net of any servicing fees and other costs and fees, if applicable. Neither Prosper Funding LLC nor Prosper Marketplace, Inc. guarantees payment of the Notes or the corresponding Borrower Loans.
•The Notes will bear interest from the date of issuance, have a fixed rate, be payable monthly and have an initial maturity of two, three, four or five years from issuance. PFL may add additional Note terms from time to time.
•A Note holder’s recourse will be extremely limited in the event that borrower information is inaccurate for any reason.

Important terms of the PMI Management Rights include the following, each of which is described in detail in this prospectus:

•The PMI Management Rights will not be separable from the Notes offered on the marketplace and will not be assigned a value separate from the Notes.
•The PMI Management Rights are “investment contracts” issued by PMI directly to Note holders. The phrase “investment contract” is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the “investment contracts” that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement (each as described in more detail below), and in this prospectus, which services include, but are not limited to:
◦the existence and operation of the marketplace;
◦verification of borrower information;
◦evaluation and validation of a Prosper Score and Prosper Rating;
◦remitting borrower payments; and
◦collecting on delinquent accounts.
•Investors who purchase PMI Management Rights will have rights under the federal securities laws as purchasers of a registered security. Investors will have limited contractual rights, collectively through the Indenture trustee, to enforce PMI’s contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws.
•PMI’s obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus.  For more information, see “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Administration Agreement-Indenture Trustee as Third-Party Beneficiary.” Termination of the Administration Agreement would not affect the rights of holders of previously-issued PMI Management Rights under the federal securities laws.

PFL will offer the Notes to its investors at 100% of their principal amount.

The Notes and PMI Management Rights will be issued in electronic form only and will not be listed on any securities exchange. Notes and PMI Management Rights may only be transferred through an approved online trading platform. Currently, no trading platform exists for the transfer of the Notes and PMI Management Rights and there can be no assurance a trading platform for the transfer of Notes and PMI Management Rights will develop in the future. Therefore, Note purchasers must be prepared to hold their Notes and PMI Management Rights to maturity. For more information, see “Risk Factors—Risks Inherent in Investing in the Notes—The Notes will not be listed on any securities exchange and can be held only by PFL’s investors. Further, no trading platform for the transfer of Notes exists and there can be no assurance a trading platform for the transfer of Notes will develop in the future. The inability of Note purchasers to trade or transfer their Notes and PMI Management Rights prior to maturity may also reduce investor demand, which could adversely affect our business.”

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 20 for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2024

ABOUT THIS PROSPECTUS

This prospectus describes Prosper Funding LLC’s offering of Borrower Payment Dependent Notes, or “Notes.” In addition, a PMI Management Right issued by Prosper Marketplace, Inc. is attached to each Note issued by Prosper Funding LLC. Such PMI Management Right will not be separable from the Note to which it is attached and will not be assigned any value separate from such Note. This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which is referred to herein as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. Prosper Funding LLC and Prosper Marketplace, Inc. will supplement this prospectus from time to time as described below. PFL and PMI have not authorized anyone to provide you with different or additional information from that contained in this prospectus. PFL and PMI take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Securities are offered continuously and sales of the Securities through the marketplace occur on a daily basis. When PFL posts a loan request on the marketplace, that posting constitutes an offer by PFL to sell the series of Notes corresponding to that request. As used in this prospectus, a “loan listing” or a “listing” shall refer to a posted loan request. PFL may allocate some of its loan requests to other investor funding channels, including, for example, loans that it sells privately to certain investors. If it does so, it will allocate loan requests among its various investor channels automatically, based upon a random allocation methodology determined by PFL or PMI. Some loan listings may have been allocated to one of the other investor funding channels first. All such loan listings will be identified for investors. PFL and PMI prepare regular supplements to this prospectus, which are called "listing reports." In each listing report, PFL and PMI provide information about the most recent loan listings posted on the marketplace and the series of Notes that correspond to those listings. PFL and PMI will also regularly file prospectus supplements that are called “sales reports,” describing funding, interest rate and maturity date for each series of Notes sold through the marketplace. These prospectus supplements will provide information about the Notes that will correspond to the information contained in the corresponding borrower listings. Listing reports will also be posted on PFL’s website.

PFL and PMI will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of the offering of the Notes, provide quarterly updates of financial and other information included in this prospectus and disclose other material developments. These prospectus supplements will be filed with the SEC pursuant to Rule 424(b) and will be posted on PFL’s website. When required by SEC rules, such as when there is a “fundamental change” in the offering or the information contained in this prospectus, or when an annual update of financial information is required by the Securities Act or SEC rules, PFL and PMI will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. PFL and PMI currently anticipate that post-effective amendments will be required, among other times, when there are changes to the material terms of the Notes.

The Securities are not available for offer and sale to residents of every state. PFL’s website indicates the states where residents may purchase the Securities. PFL posts on its website any special suitability standards or other conditions applicable to purchases of the Securities in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

PFL and PMI have previously filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, PFL and PMI are required to file annual, quarterly and current reports and other information with the SEC. PFL and PMI’s SEC filings are available to the public at the SEC’s Internet site at www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to PFL, PMI and the Securities, please refer to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Whenever a reference is made in this prospectus to any of PFL or PMI’s contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

PFL and PMI “incorporate” into this prospectus information filed with the SEC in their Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“Annual Report”) filed on March 22, 2024, and their Current Report on Form 8-K (“Current Report”) filed on March 29, 2024. This means that PFL and PMI disclose important information to you by referring you to their Annual Report, which is available at www.prosper.com. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information.

You may request a copy of PFL and PMI’s Annual Report, our Quarterly Reports on Form 10-Q (“Quarterly Reports”), and our Current Reports, which will be provided to you at no cost, by writing, telephoning or emailing PFL or PMI. Requests should be directed to Customer Support, 221 Main Street, 3rd Floor, San Francisco, CA 94105; telephone number (415) 593-5400; or emailed to support@prosper.com. In addition, PFL and PMI’s Annual Reports, Quarterly Reports and Current Reports are available at www.prosper.com. The information contained on our website is not incorporated by reference into this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including the financial statements and related notes, and the risk factors, before deciding whether to purchase the Notes.

PFL operates a peer-to-peer online credit marketplace, which this prospectus refers to as the “marketplace,” that enables PFL’s borrowers to borrow money and its investors to purchase Borrower Payment Dependent Notes, or Notes, issued by PFL, the proceeds of which facilitate the funding of the Borrower Loans made to borrowers. The peer-to-peer lending industry is a unique industry, and the application of federal and state laws in areas such as securities and consumer finance to PFL’s business is still evolving. PFL is a wholly-owned subsidiary of PMI.

About the Marketplace

PMI developed the marketplace and owned the proprietary technology that makes operation of the marketplace possible. Effective February 1, 2013, PMI transferred ownership of the marketplace, including all of the rights related to the operation of the marketplace, to PFL.

PMI and WebBank entered into a Marketing Agreement, pursuant to which PMI, as agent of WebBank, manages the operation of the marketplace in connection with the submission of loan applications by potential borrowers, the making of related loans by WebBank and the funding of such loans by WebBank. In the future, PMI and/or PFL may enter into agreements with other banks that would act in addition to, or in lieu of, WebBank, in connection with making Borrower Loans through the marketplace. PFL and PMI entered into an Administration Agreement, pursuant to which PMI has agreed to manage all other aspects of the marketplace on behalf of PFL. Prior to February 1, 2013, in addition to operating the marketplace, PMI also facilitated the origination of loans by WebBank through the marketplace and issued and sold notes corresponding to those loans. Notes issued and sold through the marketplace prior to the commencement of this offering are referred to as “PMI Notes.”

Loan Listings. A loan listing, or a listing, is a request by a PFL borrower for a Borrower Loan in a specified amount that is posted on the marketplace by the borrower. A borrower who posts a loan listing on the marketplace is referred to as an “applicant” and an applicant who obtains a loan through the marketplace as a “borrower.” PMI adds to each listing additional information, including the desired loan amount, interest rate and corresponding yield percentage, the minimum amount of total bids required for the loan to fund, the Prosper Rating and Prosper Score for the listing, the applicant’s debt-to-income ratio, certain credit information from the applicant’s credit report, the applicant’s numerical credit score range, and the applicant’s self-reported annual income range, occupation and employment status. Neither PFL nor PMI guarantees payment of the Notes or the corresponding Borrower Loans.

The Prosper Rating is a proprietary credit rating that we assign to each listing. The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing. There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. The estimated average annualized loss rate for each listing is based on the following scores: a consumer reporting agency score and one or more custom Prosper scores calculated using the historical performance of previous Borrower Loans with similar characteristics (a “Prosper Score”), as may be supplemented by additional proprietary scoring models. We use these scores to determine an estimated average annualized loss rate for each listing, which correlates to a Prosper Rating. This rating system allows for consistency when assigning ratings to listings. See “About the Marketplace—Risk Management” for more information. Currently, the borrower’s Prosper Rating and Prosper Score are determined based on information obtained from the borrower’s TransUnion credit report, including one or more of his or her TransUnion FICO 08 score and VantageScore (a credit-scoring model created through a joint venture of Equifax, Experian, and TransUnion).

Bidding on Listings. A bid on a listing is an investor’s commitment to purchase a Note in the principal amount of the investor’s bid that will be dependent for payment on the payments PFL receives on the Borrower Loan described in the listing. After a listing is posted, investors can place bids on that listing until the listing has received bids totaling the requested loan amount. The minimum amount an investor may bid is $25. All bids may be up to 100% of the requested loan amount. An investor who wishes to bid on a listing must have funds in the amount of the bid in his investor account at the time the bid is made. Once a bid is placed, it is irrevocable, and the amount of the bid may not be withdrawn from the investor’s account, unless the bidding period expires without the listing having received enough bids to be funded. Once the listing has received bids totaling the requested loan amount, no further bids can be placed. The maximum length of the bidding period is 14 days. If the listing does not receive bids equal to or exceeding the minimum amount required for the listing to fund by the close of the fourteenth day after the listing is posted, the listing will terminate and the requested loan will not be funded.

Borrower Loans. If at the end of the bidding period the listing has received bids equal to or exceeding the minimum amount required to fund, a loan will generally be made to the applicant in an amount equal to the total amount of all winning bids. All Borrower Loans are unsecured obligations of individual borrowers with a fixed interest rate set by us and a loan term currently set at two, three, four or five years, although we may expand the range of available loan terms in the future to between three months and seven years. The minimum and maximum principal amounts for Borrower Loans are currently $2,000 and $50,000, respectively. We may expand the range of the minimum and/or maximum principal amounts for Borrower Loans in the future to $1,000 and/or $60,000, respectively. All Borrower Loans are originated by WebBank, a Federal Deposit Insurance Corporation (“FDIC”) insured, Utah-chartered industrial bank. After originating a Borrower Loan, WebBank sells and assigns such Borrower Loans to PFL, without recourse to WebBank, in exchange for the principal amount of the Borrower Loan. WebBank has no obligation to Note holders.

For all Borrower Loans, we verify the applicant’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Loan listings can be posted without us obtaining any documentation of the applicant’s ability to afford the loan. In some instances, we verify the income or employment information provided by applicants in listings. This verification is normally done after the listing has been created but before the loan is funded, and therefore the results of the verification process are not reflected in the loan listings. If we are unable to verify material information with respect to an applicant or listing, we will cancel or refuse to post the listing or cancel any or all commitments against the listing. We may also delay funding of a Borrower Loan in order to verify the accuracy of information provided by an applicant in connection with the listing, or to determine whether there are any irregularities with respect to the listing. If we identify material misstatements or inaccuracies in the listing or in other information provided by the applicant, we will cancel the listing or related loan. For more information, see “About the Marketplace—Borrower Identity and Financial Information Verification.”

The Notes. PFL generally issues and sells a series of Notes for each Borrower Loan that is funded through the marketplace. The Notes are sold to the investors who successfully bid on the corresponding Borrower Loan listing in the principal amounts of their respective bids. Each series of Notes is dependent for payment on payments PFL receives on the corresponding Borrower Loan. PFL uses the proceeds of each series of Notes to purchase the corresponding Borrower Loan from WebBank.

PFL will pay each Note holder principal and interest on the Note in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, that PFL receives on the corresponding Borrower Loan, net of PFL’s servicing fee, which is currently set at 1% per annum of the outstanding principal balance of the corresponding Borrower Loan prior to applying the current payment. PFL may in the future increase the servicing fee to a percentage that is greater than 1% but less than or equal to 3% per annum. Any change to PFL’s servicing fee will only apply to Notes offered and sold after the date of the change. PFL will pay Note holders any other amounts it receives on the corresponding Borrower Loans, including late fees and prepayments, subject to its servicing fee, except that it will not pay Note holders any non-sufficient funds fees for failed borrower payments or any check processing fees. In addition, the funds available for payment on the Notes will be reduced by the amount of any attorneys’ fees or collection fees PFL, a third-party servicer or a collection agency imposes in connection with collection efforts related to the corresponding Borrower Loan. Notwithstanding the foregoing, PFL is not obligated to make any payments on any Note after its final maturity date. See “The Offering—Final maturity date/Extension of maturity date.”

Under the Indenture, if a “Repurchase Event” occurs with respect to a Note, PFL will, at its sole option, either repurchase the Note from the holder or indemnify the holder of the Note for any losses resulting from nonpayment of the Note or from any claim, demand or defense arising as a result of such Repurchase Event. A “Repurchase Event” occurs with respect to a Note if (i) a Prosper Rating different from the Prosper Rating actually calculated by PFL was included in the listing for the corresponding Borrower Loan and the interest of the holder in the Note is materially and adversely affected, (ii) a Prosper Rating different from the Prosper Rating that should have appeared was included in the listing for the corresponding Borrower Loan because either PFL inaccurately input data into, or inaccurately applied, the formula for determining the Prosper Rating and, as a result, the interest of the holder in the Note is materially and adversely affected, or (iii) the corresponding Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower and a material payment default under the corresponding Borrower Loan has occurred.

Under PFL’s Investor Registration Agreement, PFL represents and warrants that (i) if an investor uses an automated bidding tool or order execution service offered by PFL, such as Auto Invest or Recurring Order (formerly known as Recurring Investment), to identify Notes for purchase, each Note purchased will conform to the investment criteria provided by the investor through such tool or service, and (b) each Note that an investor purchases from PFL will be in the principal amount of the bid such investor placed and will correspond to the Borrower Loan on which such investor bid. If PFL breaches either of these representations and warranties and, as a result, the Note sold to an investor is materially different from the Note that would have been sold had the breach not occurred or if the investor would not have purchased the Note at all absent such breach, PFL will, at its sole option, either indemnify the investor from any losses resulting from such breach, repurchase the Note or cure the breach, if the breach is susceptible to cure. If PFL breaches any of its other representations and warranties in the Investor Registration Agreement and such breach materially and adversely affects an investor's interest in a Note, PFL will, at its sole option, either indemnify the investor, repurchase the affected Note from such investor or cure the breach. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration. For more information about PFL’s repurchase and indemnification obligations under the Indenture and the Investor Registration Agreements, see “About the Marketplace—Note Repurchase and Indemnification Obligations.”

PMI Management Rights. The PMI Management Rights are “investment contracts” issued by PMI directly to Note holders. The phrase “investment contract” is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the “investment contracts” that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement, and in this prospectus, which services include, but are not limited to:

•the existence and operation of the marketplace;
•verification of borrower information;
•evaluation and validation of the Prosper Score and Prosper Rating;
•remitting borrower payments; and
•collecting on delinquent accounts.

Investors who purchase PMI Management Rights will have rights under the federal securities laws as purchasers of a registered security. Investors will have limited contractual rights, collectively through the Indenture trustee, to enforce PMI's contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws.

The PMI Management Rights arise from the services that PMI will provide to PFL under the Administration Agreement as described in this prospectus. Pursuant to the Administration Agreement, PMI will provide three kinds of services to PFL: (i) PMI will manage the operation of the marketplace itself, such as credit policy revisions and systems maintenance (the “Loan Marketplace Administration Services”); (ii) PMI will provide back-office services to PFL, such as maintaining books and records, making periodic regulatory filings, and performing limited cash management functions (the “Corporate Administration Services”); and (iii) PMI will service the Borrower Loans and Notes originated through the marketplace (the “Loan and Note Servicing Services”). Holders of PMI Management Rights will have a limited contractual ability, collectively through the Indenture trustee, to enforce PMI’s obligations under the Administration Agreement. However, holders of PMI Management Rights also have rights under the federal securities laws that are not limited, contractually or otherwise. PMI’s obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus. For more information, see “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—PMI Management Rights.”

Termination of the Administration Agreement would not affect the rights of holders of previously issued PMI Management Rights under the federal securities laws. If PFL or PMI were to terminate PMI’s obligations to provide services under the Administration Agreement, PMI would cease to issue new PMI Management Rights. PFL has entered into a back-up servicing agreement with a loan servicing company who is willing and able to transition loan and Note servicing responsibilities from PMI, but it is unlikely that the back-up servicer would be able to perform functions other than servicing the outstanding Borrower Loans and Notes. Therefore, PFL might have to suspend the facilitation of new Borrower Loans and the issuance of new Notes until it could find another party or parties that could perform the services PMI had been performing under the Administration Agreement. PFL believes it could find another party or parties to perform such services, but the search could take time. For more information, see “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes.”

The PMI Management Rights will be attached to the Notes, will not be separable from the Notes and will not be assigned a value separate from the Notes.

Servicing and Loan Marketplace Administration. PFL is responsible for servicing the Borrower Loans and Notes. Following its purchase of Borrower Loans and sale of Notes corresponding to the Borrower Loans, PFL begins servicing the Borrower Loans and Notes. If a Borrower Loan becomes one or more days past due, PFL may collect on it directly or refer it to a third party servicer or collection agency for collection. See “About the Marketplace—Loan Servicing and Collection” for more information.

PFL has entered into an Administration Agreement with PMI, pursuant to which PFL has engaged PMI to assist it in servicing the Borrower Loans, managing the marketplace, and in performing other duties. Pursuant to the Administration Agreement, PMI will provide a variety of administrative and management services, including, but not limited to, supervision of:

•the management, maintenance and operation of the marketplace;
•the issuance, sale and payment of the Notes;
•PFL’s purchase of Borrower Loans;
•the operation of www.prosper.com;
•PFL’s compliance with applicable federal and state laws (including consumer protection laws, state lender licensing requirements and securities registration requirements);
•the applicant verification and eligibility processes;
•the posting of listings on the marketplace; and
•the assignment of a Prosper Rating and an interest rate to each listing.

See “About the Marketplace,” “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Administration Agreement” and “Information About Prosper Marketplace, Inc.” for more information.

Recurring Order. Our automated loan search tool, Recurring Order (formerly known as Recurring Investment), allows investors to easily invest in Notes that meet their specific investment criteria by automatically bidding any available funds in their account on Notes that match their selected parameters, in accordance with their specified instructions. An investor using

Recurring Order is asked to indicate (i) the Prosper Rating or Ratings and term of the Notes they wish to use as search criteria, and (ii) the amount they wish to invest per Note. If they wish, the investor can further customize their investment criteria by applying one or more of several dozen additional search criteria, such as loan amount, debt-to-income ratio and credit score. The investor can also set aside a specific amount of his or her funds as a cash reserve that will not be invested by the Recurring Order tool. After the investor has entered and saved the parameters of his or her search, Recurring Order automatically (i) runs searches on the designated criteria as new listings are posted on the marketplace, and (ii) places bids on any Notes identified by each such search. For more information about the Recurring Order tool and how it works, see “About the Marketplace—How to Bid to Purchase Notes—Recurring Order.”

Auto Invest. Our automated loan search tool, Auto Invest, makes it easier for investors to build their desired portfolio of Notes by automatically investing any available funds in an investor’s account in Notes that match the investor’s specified investment criteria and allocation targets. An investor using Auto Invest is asked to select (i) a loan allocation target, or a target mix of loans based on Prosper Ratings, and (ii) the amount they wish to invest per Note. The investor has the option of selecting his or her target from Prosper’s series of preset loan allocations based on the recent historical loan inventory on the marketplace, any of which may be customized by changing the individual allocation targets for each Prosper Rating, or they can create a custom loan allocation target across Prosper Ratings based on his or her specific risk tolerance. If they wish, the investor can further customize his or her investment criteria by applying additional filters, such as loan term and employment status. The investor can also set aside a percentage of his or her portfolio as a cash reserve that will not be invested by Auto Invest. Investors may update their target allocations, cash reserve and other criteria, and pause and restart Auto Invest, at any time. Once the investor turns on Auto Invest, the tool may immediately begin placing orders for Notes in accordance with the investor’s current and target allocations and other investment criteria. The mix of Notes in any particular order may not match the investor’s individual loan allocation targets, but over time Auto Invest will place orders so that the aggregate holdings in the investor’s portfolio will approximate, to the extent possible, the allocation specified in his or her investment criteria. The frequency with which Auto Invest will place orders on the investor’s behalf is based on the cash balance of his or her account, the availability of listings matching his or her investment criteria, and the demand from other investors. The investor’s account and investment criteria will be reviewed by Auto Invest automatically each time new listings are posted on the marketplace. Auto Invest prioritizes accounts with a higher percentage of cash and places orders for those accounts first. Auto Invest does not prioritize accounts based on overall account size or investment criteria. For more information about the Auto Invest tool and how it works, see “About the Marketplace—How to Bid to Purchase Notes—Auto Invest.”

Summary of Risk Factors
An investment in our securities is subject to various risks, the most significant of which are summarized below. For more information about these and other risks involved with investing in Prosper’s Notes, you should carefully read the factors described in the “Risk Factors” section of this Prospectus.
Risks related to borrower default
•The Notes are risky and speculative investments suitable only for investors of adequate financial means.
•Payments on the Notes depend entirely on payments PFL receives on corresponding Borrower Loans. If a borrower fails to make any payments on the corresponding Borrower Loan related to a Note, payments on such Note will be correspondingly reduced. If payments on the Borrower Loan corresponding to an investor’s Note become overdue, such investor may not receive the full principal and interest payments that were expected on the Note.
•Borrowers may not view or treat their obligations to PFL as having the same significance as loans from traditional lending sources.
•Information supplied by applicants may be inaccurate or intentionally false. Information regarding income and employment is not always verified. The credit information of an applicant may be inaccurate or may not accurately reflect the applicant’s creditworthiness, which may cause an investor to lose all or part of the price paid for a Note. The fact that we have the exclusive right and ability to investigate claims of identity theft in the origination of Borrower Loans creates a significant conflict of interest between us and our investors.
•The Borrower Loans are not secured by any collateral or guaranteed or insured by any third party, and investors must rely on us or a third-party collection agency to pursue collection against any borrower.
•The Prosper Rating may not accurately set forth the risks of investing in the Notes, no assurances can be provided that actual loss rates for the Notes will come within the estimated average annualized loss rates indicated by the Prosper Rating, and investors have limited rights to cause Prosper to repurchase the Notes.
•We may not set appropriate interest rates for Borrower Loans.

•Investors who use the Recurring Order or Auto Invest tools may face additional risk of funding Borrower Loans that have been erroneously selected by the tool. The Recurring Order and Auto Invest tools may invest all available funds in an investor’s account in accordance with the investor’s investment criteria.
•The Borrower Loans do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the Borrower Loan, which may reduce the likelihood that an investor will receive the full principal and interest payments that such investor expects to receive on a Note.
•In general, the Borrower Loans do not contain any cross-default or similar provisions. If a borrower defaults on any of his or her other debt obligations, our ability to collect on the Borrower Loan on which an investor’s Note is dependent for payment may be substantially impaired.

Risks Inherent in investing in the Notes
•The Notes are special, limited obligations of PFL only and are not directly secured by any collateral or guaranteed or insured by PMI or any third party.
•PFL is not obligated to indemnify Note holders or repurchase Notes except in limited circumstances.
•Our marketplace allows a borrower to prepay a Borrower Loan at any time without penalty. Borrower Loan prepayments will extinguish or limit an investor’s ability to receive additional interest payments on a Note.
•Holders of the PMI Management Rights, collectively through the Indenture trustee, have a limited contractual ability to enforce PMI's obligations under the Administration Agreement. As a result, investors will have a limited contractual ability to require that PMI perform its obligations under the Administration Agreement. The Investor Registration Agreement contains provisions that limit certain legal rights of investors in relation to PFL and PMI.
•The Notes will not be listed on any securities exchange and can be held only by registered Prosper investors. Further, no trading platform for the transfer of Notes exists. Therefore, investors should be prepared to hold the Notes they purchase until maturity.
•Our participation in the funding of Borrower Loans could be viewed as creating a conflict of interest.

Risks related to PFL and PMI, our marketplace and our ability to service the notes
•Human error in the operation of our platform has resulted in the allocation of Borrower Loans to our Note Channel which did not conform to the eligibility criteria applicable to Borrower Loans at the time of allocation. If we are unable to prevent the reoccurrence of similar errors, our business and investors could be adversely impacted.
•We have experienced errors on our platform that have resulted in incorrect reporting of performance returns to Note investors. If we are unable to prevent the reoccurrence of similar errors, investors could be adversely impacted.
•Arrangements for back-up servicing are limited. If PMI fails to maintain operations or the Administration Agreement is rejected or terminated (in bankruptcy or otherwise), investors may experience a delay and increased cost in respect of their expected principal and interest payments on Notes, and PFL may be unable to collect and process repayments from borrowers.
•PMI, in its capacity as servicer, has the authority to waive or modify the terms of a Borrower Loan without the consent of the Note holders.
•We have incurred operating losses in prior years and may continue to incur net losses in the future.
•PFL relies on a third-party commercial bank to process transactions. If PFL is unable to continue utilizing these services, its business and ability to service the Notes may be adversely affected.
•Any significant disruption in service in our marketplace or in PMI’s computer systems could adversely affect PMI’s ability to perform its obligations under the Administration Agreement. If the security of PFL’s investors’ and borrowers’ confidential information stored in our systems is breached, users’ secure information may be stolen, our reputations may be harmed, and we may be exposed to liability.
•Increasing interest rates have adversely impacted and could materially and adversely impact our marketplace.

Risks related to compliance and regulation
•Our marketplace represents a novel approach to borrowing and investing that may fail to comply with federal and state securities laws, borrower protection laws and the state counterparts to such consumer protection laws. Borrowers may dispute the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws. Investors may attempt to rescind their Note purchases under securities laws. Regulatory agencies and their state counterparts may investigate our compliance with these regulatory obligations, and may take enforcement action with respect to alleged law violations. There continues to be uncertainty as to how the actions of the Consumer Financial Protection Bureau or any other new agency could impact our business or that of our issuing bank. If our marketplace were found to violate a state’s usury laws, we may have to alter our business model and our business could be harmed. If one or both of PMI and PFL is required to register under the

Investment Company Act or the Investment Advisers Act, either of our ability to conduct business could be materially adversely affected. Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders. If litigation or a regulatory enforcement action on similar theories were successful against one or both of PMI and PFL, Borrower Loans originated through our marketplace could be subject to state consumer protection laws and licensing requirements in a greater number of states.
•We rely on agreements with WebBank, pursuant to which WebBank originates loans to qualified borrowers on a uniform basis throughout the United States and sells and assigns those loans to PFL. If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to originate Borrower Loans.
•PMI's administration of Quick Invest under its previous offering and PFL’s administration of Recurring Order (formerly known as Recurring Investment) and Auto Invest under its current offering, could create additional liability for PFL and such liability could be material.

Corporate Information

Prosper Marketplace, Inc. PMI was incorporated in the State of Delaware on March 22, 2005. Its principal executive offices are located at 221 Main Street, 3rd Floor, San Francisco, California 94105. Its telephone number at this location is (415) 593-5400.

Prosper Funding LLC. PMI formed Prosper Funding LLC in the State of Delaware on February 17, 2012. PFL’s principal executive offices are located at 221 Main Street, 3rd Floor, San Francisco, California 94105. Its telephone number at this location is (415) 543-5400. Its website address is www.prosper.com. The information contained on its website is not incorporated by reference into this prospectus.

PFL has been organized and is operated in a manner that is intended (i) to minimize the likelihood that it will become subject to bankruptcy proceedings, and (ii) to minimize the likelihood that it would be substantively consolidated with PMI, and thus have its assets subject to claims by PMI’s creditors, if PMI files for bankruptcy. This is achieved by placing certain restrictions on PFL’s activities, including its transactions with PMI, and implementing certain formalities designed to expressly reinforce PFL’s status as a distinct corporate entity from PMI. See “Information About Prosper Funding LLC.”

THE OFFERING

Borrower Payment Dependent Notes

Issuer	Prosper Funding LLC

Securities offered	Borrower Payment Dependent Notes, or “Notes,” issued in series, with each series dependent for payment on payments PFL receives on a specific corresponding Borrower Loan.

Offering price	100% of the principal amount of each Note.

Initial maturity date	Maturities are for two, three, four or five years and match the maturity date of the corresponding Borrower Loan. PFL may in the future extend the range of available loan terms to between three months and seven years, at which time the Notes will have terms between three months and/or seven years.

Final maturity date / Extension of maturity date	The final maturity date of each Note is the date that is one year after the initial maturity date. Each Note matures on the initial maturity date, unless any principal or interest payments in respect of the corresponding Borrower Loan remain due and payable to PFL upon the initial maturity date, in which case maturity of the Note will be automatically extended to the final maturity date. Each Note will mature on the final maturity date, even if principal or interest payments in respect of the corresponding Borrower Loan remain due and payable. PFL will have no further obligation to make payments on the Note after the final maturity date even if it receives payments on the corresponding Borrower Loan after such date.

Interest rate	Each series of Notes will have a stated, fixed interest rate equal to the loan yield percentage specified in the related loan listing as determined by PFL, which is the interest rate for the corresponding Borrower Loan, net of servicing fees.

Setting interest rate for Notes
Interest rates vary among the Notes, but each series of Notes will have the same interest rate. We set the interest rates for Borrower Loans based on Prosper Ratings, as well as additional factors such as Borrower Loan terms, the economic environment and competitive conditions. The interest rate on each Note is equal to the interest rate on the corresponding Borrower Loan, net of service fees. See “About the Marketplace—Setting Interest Rates” for more information.

Payments on the Notes
PFL will pay principal and interest on any Note an investor purchases in an amount equal to the investor’s pro rata portion of the principal and interest payments, if any, PFL receives on the corresponding Borrower Loan, net of servicing fees and other charges. For more information, see “The Offering—Borrower Payment Dependent Notes—Servicing Fees and Other Charges.” Each Note will provide for monthly payments over a term equal to the corresponding Borrower Loan. Generally, the payment dates for the Notes will fall on the third business day after the due date for each installment of principal and interest on the corresponding Borrower Loan although interest will be deemed to accrue thereon only through each corresponding loan payment date. See “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Indenture and Form of Notes” for more information.

Investors will designate PFL to apply the proceeds from the sale of each series of Notes to the purchase of the corresponding Borrower Loan from WebBank. Each Borrower Loan is a fully amortizing consumer loan made by WebBank to an individual borrower. Borrower Loans currently have a term of two, three, four or five years, but PFL may in the future extend the range of available loan terms to between three months and seven years. Borrowers may request Borrower Loans within specified minimum and maximum principal amounts (currently between $2,000 and $50,000), which are subject to change from time to time. WebBank subsequently sells and assigns the Borrower Loans to PFL without recourse in exchange for the principal amount of the Borrower Loan. Borrower Loans provide for monthly payments over the term thereof and are unsecured and unsubordinated. Borrower Loans may be repaid at any time by the borrowers without prepayment penalty. PMI verifies each applicant’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Loan listings can be posted without either of us obtaining any documentation of the applicant’s ability to afford the loan. We sometimes verify the income or employment information provided by applicants. This verification is normally done after the listing has been created but before the loan has funded, and therefore the results of the verification are not reflected in the listings. See “About the Marketplace—Borrower Identity and Financial Information Verification” for more information.

Borrowers are able to use the loan proceeds for any purpose other than (i) buying, carrying or trading in securities or buying or carrying any part of an investment contract security, (ii) paying for postsecondary educational expenses (i.e., tuition, fees, required equipment or supplies, or room and board) at a college/university/vocational school, as the term “postsecondary educational expenses” is defined in Bureau of Consumer Finance Protection Regulation Z, 12 C.F.R. § 1026.46(b)(3), or (iii) engaging in any illegal activity or gambling, and they warrant, represent and agree that they will not use the proceeds of any loan for such purposes.

The Notes will not be contractually senior or contractually subordinated to other indebtedness, if any, that PFL incurs. All Notes will be special, limited obligations of PFL. PFL was formed by PMI so that, in the event of PMI's bankruptcy, the Borrower Loans that PFL owns should be shielded from claims by PMI’s creditors, thereby protecting the interests of Note holders in those Borrower Loans and the proceeds thereof. This is achieved by placing certain restrictions on PFL’s activities, including restrictions in PFL’s organizational documents on its ability to incur additional indebtedness, and by implementing certain formalities designed to expressly reinforce its status as a distinct corporate entity from PMI. Nevertheless, the Notes themselves do not restrict PFL’s incurrence of other indebtedness or the grant or imposition of liens or security interests on PFL’s assets, and holders of the Notes do not themselves have a direct security interest in the corresponding Borrower Loan or the proceeds of that loan. Accordingly, in the event of a bankruptcy or similar proceeding of PFL, the relative rights of a holder of a Note may be uncertain. To further limit the risk of PFL’s insolvency, PFL has therefore granted the Indenture trustee, for the benefit of the Note holders, a security interest in the Borrower Loans corresponding to the Notes, the payments and proceeds that PFL receives on such Borrower Loans, the bank account in which the Borrower Loan payments are deposited and the pooled funding account. The Indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the Amended and Restated Borrower Payment Dependent Notes Indenture for the Notes (the “Indenture”), which would include PFL’s becoming subject to a bankruptcy or similar proceeding. Only the Indenture trustee, not the holders of the Notes, has a security interest in the above collateral. If the Indenture trustee were to exercise its legal rights to the collateral, the Indenture provides that amounts collected on a particular Borrower Loan (minus allowable fees and expenses) are to be applied to amounts due and owing on the corresponding Note. There can be no assurance, however, that the Indenture trustee, or ultimately the Note holders, would realize any amounts from the collateral. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

Servicing fees and other charges	PFL subtracts a servicing fee from every loan payment it receives. The amount of the servicing fee deducted from a particular payment is equal to (a) the product obtained by multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower’s last payment (or, if applicable, since the date on which the relevant loan was funded) and the denominator of which is 365, multiplied by (b) the outstanding principal balance of the loan prior to applying the current payment. The servicing fee rate is currently set at 1% per annum of the outstanding principal balance of the corresponding loan prior to applying the current payment, but PFL may increase that in the future to a rate greater than 1% but less than or equal to 3% per annum. Any change to the servicing fee will only apply to Notes offered and sold after the date of the change. Listings set forth the applicable servicing fee. Because servicing fees reduce the effective yield to investors, the yield percentage displayed in each listing is net of servicing fees.

PFL will retain any non-sufficient funds fees and check processing fees charged to a borrower’s account to cover its administrative expenses. If a Borrower Loan enters collection, either of us, a third party servicer or a collection agency may charge a collection fee of up to 40% of any amounts that are obtained, in addition to any litigation costs and any legal or transaction fees associated with accepting payments incurred in the collection effort. The collection fee will vary depending on whether we use our in-house collections department, a third party servicer’s in-house collections department or a collection agency. If a third party servicer or a collection agency is used, the fee will also vary depending on the third party servicer or collection agency used. These fees will correspondingly reduce the amounts of any payments that Note holders receive on the corresponding Notes and are not reflected in the yield percentage displayed in listings.

PFL will pay investors any late fees it receives on Borrower Loans.

Use of proceeds	PFL will use the proceeds of each series of Notes to purchase the corresponding Borrower Loan.

Electronic form and transferability
Notes will be issued in electronic form only and will not be listed on any securities exchange. Notes and PMI Management Rights may only be transferred through an approved online trading platform. Currently, no trading platform exists for the transfer of the Notes and PMI Management Rights and there can be no assurance that a trading platform for the transfer of Notes and PMI Management Rights will develop in the future. Therefore, Note purchasers must be prepared to hold their Notes and PMI Management Rights to maturity. See “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

U.S. federal income tax consequences		Although the matter is not free from doubt, PFL will treat the Notes as its debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See “Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability		Investors that are residents of Alaska, Idaho, Missouri, Nevada, New Hampshire, Oregon, Virginia or Washington must meet one or more of the following suitability requirements:

	a.	(i) You must have an annual gross income of at least $80,000; (ii) your net worth must be at least $80,000 (exclusive of home, home furnishings and automobiles); and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles); or

	b.	(i) Your net worth must be at least $280,000 (exclusive of home, home furnishings and automobiles); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles).

Investors that are residents of California must meet one or more of the following suitability requirements:

	a.	(i) You must have had an annual gross income of at least $85,000 during the last tax year; (ii) you must have a good faith belief that your annual gross income for the current tax year will be at least $85,000; and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or

	b.	(i) Your net worth must be at least $200,000 (or $300,000 together with your spouse); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or

	c.	(i) Your net investment in Securities cannot exceed $2,500; and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth.

The Maine Office of Securities recommends, and each of the Office of the Missouri Secretary of State, Securities Division and the Oregon Division of Financial Regulation requires, that an investor’s aggregate investment in this offering and similar offerings by PMI, PFL or its affiliates not exceed 10% of the investor's liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For purposes of these suitability requirements, you and your spouse are considered to be a single person. In addition, the following definitions apply:

“annual gross income” means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

“net worth” means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn’t include any illiquid assets, such as homes, home furnishings or cars;

“net investment” means the principal amount of Securities purchased, minus principal payments received on the Securities.

Investors should be aware that PFL may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. If established, before making commitments to purchase Notes each investor will be required to represent and warrant that they meet these minimum financial suitability standards and maximum investment limits. See “Financial Suitability Requirements” for more information.

PMI Management Rights

Issuer	Prosper Marketplace, Inc.

Securities offered	PMI Management Rights issued by PMI and attached to the Notes offered on the marketplace. The PMI Management Rights are “investment contracts” issued by PMI directly to Note holders. The phrase “investment contract” is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the “investment contracts” that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement, and in this prospectus, which services include, but are not limited to:

	-	the existence and operation of the marketplace;
	-	verification of borrower information;
	-	evaluation and validation of a Prosper Score and Prosper Rating;
	-	remitting borrower payments; and
	-	collecting on delinquent accounts.

Offering price	No separate consideration will be paid for the PMI Management Rights and such securities will not be separable from the Notes.

Use of proceeds	PMI will not receive any proceeds from the issuance of the PMI Management Rights.

Electronic form and transferability	The PMI Management Rights will be issued in electronic form only.

Enforceability	Investors who purchase PMI Management Rights will have rights under the federal securities laws as purchasers of a registered security. Investors will have limited contractual rights, collectively through the Indenture trustee, to enforce PMI’s contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws. PMI's obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus. For more information, see “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Administration Agreement—Indenture Trustee as Third-Party Beneficiary.”

U.S. federal income tax consequences	PMI expects that the purchase, sale and holding of the PMI Management Rights will not have any U.S. federal income tax consequences.

Financial suitability	See “The Offering—Borrower Payment Dependent Notes—Financial suitability.”

The following diagram illustrates the basic structure of the marketplace for a single series of Notes. This graphic does not demonstrate many details of the marketplace, including the effect of prepayments, late payments, late fees or collection fees. See “About the Marketplace” for more information.
FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information appearing under “Prospectus Summary,” “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, as well as the information appearing under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PFL and PMI’s Annual Report for the fiscal year ended December 31, 2023, pages 45 to 66, which are incorporated by reference in this prospectus, include forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, PFL or PMI expresses an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our respective managements, expressed in good faith and is believed to have a reasonable basis. Nevertheless, there can be no assurance that the expectation or belief will result or be achieved or accomplished.

The following include some, but not all, of the factors that could cause actual results or events to differ materially from those anticipated:

•the performance of the Notes, which, in addition to being speculative investments, are special, limited obligations that are not guaranteed or insured;
•PFL’s ability to make payments on the Notes, including in the event that borrowers fail to make payments on the corresponding Borrower Loans;
•our ability to attract potential borrowers and investors to our marketplace;
•the reliability of the information about borrowers that is supplied by borrowers including actions by some borrowers to defraud investors;
•our ability to service the Borrower Loans, and our ability or the ability of a third party debt collector to pursue collection against any borrower, including in the event of fraud or identity theft;
•credit risks posed by the creditworthiness of borrowers and the effectiveness of the credit rating systems;
•our compliance with applicable regulations and regulatory developments or court decisions affecting our business;
•potential efforts by state regulators or litigants to impose liability that could affect PFL’s (or any subsequent assignee’s) ability to continue to charge to borrowers the interest rates that they agreed to pay at origination of their loans;
•the impact of current and future economic conditions on the performance of the Notes and loss rates of the Notes;
•our compliance with applicable local, state and federal law, including the Investment Advisers Act of 1940, the Investment Company Act of 1940 and other laws;
•potential efforts by state regulators or litigants to characterize PFL or PMI, rather than WebBank, as the lender of the Borrower Loans originated through the marketplace;
•the application of federal and state bankruptcy and insolvency laws to borrowers, PFL and PMI;
•the impact of borrower delinquencies, defaults and prepayments on the returns on the Notes;
•the impact of higher interest rates on our business, results of operations, financial condition and future prospects;
•the lack of a public trading market for the Notes and the inability to resell the Notes at all;
•the federal income tax treatment of an investment in the Notes and the PMI Management Rights; and
•our ability to prevent security breaches, disruptions in service, and comparable events, including in connection with the use of mobile applications such as Prosper Invest, that could compromise the personal and confidential information held on our data systems, reduce the attractiveness of the marketplace or adversely impact our ability to service Borrower Loans.

There may be other factors that may cause actual results to differ materially from the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does occur, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

RISK FACTORS

The Notes and PMI Management Rights involve a high degree of risk. You should carefully consider the risks described below before making a decision to invest in the Notes and PMI Management Rights. If any of the following risks actually occurs, you might lose all or part of your investment in the Notes and PMI Management Rights. In addition to the disclosures below, please read carefully the section entitled Item 1A, “Risk Factors” beginning on page 19 of PFL and PMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 previously filed with the SEC and incorporated by reference into this prospectus, and the section entitled Item 1A, “Risk Factors” included in any subsequent Annual or Quarterly Report that may be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks. While we believe the risks and uncertainties described below include all material risks currently known by us, it is possible that these may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results and prospects could be materially and adversely affected.

RISKS RELATED TO BORROWER DEFAULT

The Notes are risky and speculative investments suitable only for investors of adequate financial means.

Investors should be aware that the Notes offered through our marketplace are risky and speculative investments. The Notes are special, limited obligations of PFL and depend entirely for payment on PFL’s receipt of payments under the corresponding Borrower Loans. Notes are suitable only for investors of adequate financial means. If an investor cannot afford to lose the entire amount of such investor’s investment in the Notes, the investor should not invest in the Notes.

Payments on the Notes depend entirely on payments PFL receives on corresponding Borrower Loans. If a borrower fails to make any payments on the corresponding Borrower Loan related to a Note, payments on such Note will be correspondingly reduced.
PFL will only make payments pro rata on a series of Notes after it receives a borrower’s payment on the corresponding Borrower Loan, net of servicing fees. PFL also will retain from the funds received from the relevant borrower and otherwise available for payment on the Notes any non-sufficient funds fees and the amounts of any attorneys' fees or collection fees our in-house collections department, a third-party servicer or collection agency imposes in connection with collection efforts. Under the terms of the Notes, if PFL does not receive any or all payments on the corresponding Borrower Loan, payments on the Note will be correspondingly reduced in whole or in part. If the relevant borrower does not make a payment on a specific monthly loan payment date, no payment will be made on the Note on the corresponding succeeding Note payment date.

Information supplied by applicants may be inaccurate or intentionally false. Information regarding income and employment is not always verified.

Applicants supply a variety of information regarding the purpose of the loan, income, occupation, and employment status that is included in borrower listings. We do not verify the majority of this information, which may be incomplete, inaccurate or intentionally false. Applicants may misrepresent their intentions for the use of Borrower Loan proceeds. Neither we nor WebBank verifies any statements by applicants as to how loan proceeds are to be used nor do we or WebBank confirm after loan funding how loan proceeds were used. Listings are posted to our marketplace without our verifying the information provided by the applicant, including the borrower’s stated income, employment status or occupation. Investors should not rely on an applicant’s self-reported information such as income, employment status, or occupation in making investment decisions. In the cases in which we select applicants for income and employment verification, the verification is normally done after the listing has been created but prior to the time the Borrower Loan is funded. For the period from July 13, 2009 to December 31, 2023, we verified employment and/or income on approximately 44% of the Borrower Loans originated through our marketplace on a unit basis (889,940 out of 2,013,628) and approximately 52% of originations on a dollar basis ($13.2 billion out of $25.2 billion). We canceled 10% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information. We selected these listings based on a combination of factors, including, but not limited to, amount of loan requested, Prosper Rating, debt-to-income ratio and stated income. If we identify inaccurate information in a listing that does not trigger cancellation of the listing, we do not update the listing to include the corrected information. Listings do not disclose the identity of applicants, and investors have no ability to obtain or verify applicant information either before or after they purchase a Note. If an applicant supplies false, misleading or inaccurate information, an investor may lose part or all of the purchase price paid for a Note. Under PFL’s Administration Agreement with PMI, PMI is required to perform borrower identity and financial information verification services for PFL. See “About the Marketplace—Borrower Identity and Financial Information Verification” for more information. The number or percentage of applicants whose income and employment information is verified in relation to future listings may differ from the historical information supplied above. No assurance is made that such information will be verified with respect to any particular applicant or borrower. Neither the Indenture trustee nor holders of any Notes will have any contractual or other relationship with any borrower that would enable the Indenture trustee or such holder to make any claim against such borrower for fraud or breach of any representation or warranty in relation to any false, incomplete or misleading information supplied by such borrower in relation to the relevant Borrower Loan or Note.

The Borrower Loans are not secured by any collateral or guaranteed or insured by any third party, and investors must rely on us or a third-party collection agency to pursue collection against any borrower.

Borrower Loans are unsecured obligations of borrowers. They are not secured by any collateral, and they are not guaranteed or insured by PFL, PMI or any third party, or backed by any governmental authority in any way. We and our third-party collection agencies will, therefore, be limited in our ability to collect on Borrower Loans. Moreover, Borrower Loans are obligations of borrowers to PFL as successor to WebBank, not obligations to the holders of Notes. Holders of the Notes will have no recourse to the borrowers and no ability to pursue borrowers to collect payments under Borrower Loans. Holders of the Notes may look only to PFL for payment of the Notes. Furthermore, if a borrower fails to make any payments on the Borrower Loan, the holders of the Notes corresponding to that Borrower Loan will not receive any payments on their Notes. The holders of such Notes will not be able to pursue collection against the borrower and will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted Borrower Loan.

The maximum debt-to-income ratio for applicants is 50%.

Debt-to-income (“DTI”) is a measurement of a borrower’s ability to take on additional debt. While there is an upper limit of 50% on the DTI ratio for eligible borrowers in our marketplace, borrowers with higher DTI ratios may represent a greater risk of default than borrowers with lower DTI ratios. Note that the measure of DTI for eligibility decisions does not include the amount of the requested Borrower Loan, whereas the measure of DTI presented in a listing includes the amount of the requested Borrower Loan.

The credit information of an applicant may be inaccurate or may not accurately reflect the applicant’s creditworthiness, which may cause an investor to lose all or part of the price paid for a Note.

We obtain applicant credit information from consumer reporting agencies, and assign Prosper Ratings to listings based in part on the applicant’s credit score. A credit score that forms a part of the Prosper Rating assigned to a listing may not reflect the applicant’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data. Similarly, the credit data taken from the applicant’s credit report and displayed in listings may also be based on outdated, incomplete or inaccurate consumer reporting data. We do not verify the information obtained from the applicant’s credit report. Moreover, investors do not, and will not, have access to financial statements of applicants or to other detailed financial information about applicants.

The Prosper Rating may not accurately set forth the risks of investing in the Notes, no assurances can be provided that actual loss rates for the Notes will come within the estimated average annualized loss rates indicated by the Prosper Rating, and investors have limited rights to cause Prosper to repurchase the Notes.

The Prosper Rating assigned to a loan listing may not accurately reflect the risks of investing in the Notes, and is not a recommendation by us to purchase a Note.  For example, the Prosper Rating for a listing could be inaccurate because the applicant’s credit report contained incorrect information. Similarly, although some of the information provided by applicants that is relevant to the Prosper Rating is verified by us before calculating the Prosper Rating, we do not verify all such information. For example, we do not verify the income or employment information on all applications. Further, the Prosper

Rating does not reflect PFL’s credit risk as a debtor (such credit risk exists even though, as the debtor on the Notes, PFL’s only obligation is to pay to the Note holders their pro rata shares of collections received on the related Borrower Loans net of applicable fees). In addition, no assurances can be provided that actual loss rates for the Notes will fall within the expected loss rates indicated by the Prosper Rating. The interest rates on the Notes might not adequately compensate Note investors for these additional risks.

If we include in a listing a Prosper Rating that is different from the Prosper Rating calculated by us or calculate the Prosper Rating for a listing incorrectly, and such error materially and adversely affects a holder’s interest in the related Note, PFL will indemnify the holder or repurchase the Note. PFL will not, however, have any indemnity or repurchase obligation under the Amended and Restated Indenture, the Notes, the Investor Registration Agreement or any other agreement associated with the Note Channel as a result of any other inaccuracy with respect to a listing’s Prosper Score or Prosper Rating. PFL’s contractual repurchase obligations do not affect a Note holder’s rights under federal or state securities laws. See “About the Marketplace—Note Repurchase and Indemnification Obligations” for more information.

Investors who use the Recurring Order or Auto Invest tools may face additional risk of funding Borrower Loans that have been erroneously selected by the tool.

Since it was first implemented in July 2011 through December 31, 2023, the Recurring Order (formerly known as Recurring Investment) tool has experienced programming errors that affected 8,630 Notes and Notes out of the 13,786,700 Notes and Notes purchased. The Auto Invest tool was first implemented on June 2, 2016. Since such time through December 31, 2023, the Auto Invest tool has experienced programming errors that affected 2 Notes out of the 18,679,374 Notes purchased.

In the event of any errors in Recurring Order or Auto Invest that cause an investor to purchase a Note from PFL that such investor would not otherwise have purchased or that differs materially from the Note such investor would have purchased had there been no error, PFL will either repurchase the Note, indemnify the investor against losses suffered on that Note or cure such error. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

The Recurring Order and Auto Invest tools may invest all available funds in an investor’s account, including any principal and interest payments the investor receives on existing Notes, in accordance with the investor’s investment criteria.

The Recurring Order (formerly known as Recurring Investment) and Auto Invest tools may invest all available funds in an investor’s account, including any principal and interest payments the investor receives on his existing Notes, in accordance with the investor’s investment criteria. Because Notes are risky and speculative investments, investors using these tools may lose some, or all, of the funds in their account, including any principal and interest payments received on Notes. Investors who wish to set aside a portion of their account as cash that will not be invested by Recurring Order or Auto Invest, as applicable, should set a cash reserve as part of their investment preferences within each tool.

Some borrowers may use our marketplace to defraud investors, which could adversely affect investors' ability to recoup their investment.

We use identity and fraud checks with external databases to authenticate each borrower’s identity. There is a risk, however, that these checks could fail and fraud may occur. In addition, applicants may misrepresent their intentions regarding loan purpose or other information contained in listings, and we do not verify the majority of this information. While PFL will indemnify an investor or repurchase Notes in limited circumstances (including, e.g., a material payment default on the Borrower Loan resulting from verifiable identity theft), it is not obligated to indemnify an investor or repurchase a Note from an investor if the investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a loan listing, or due to false or inaccurate statements or omissions of fact in a listing, whether in credit data, a borrower’s representations, similar indicators of borrower intent and ability to repay the Borrower Loan. For the period from July 13, 2009 to December 31, 2023, we verified employment and/or income on approximately 44% of the Borrower Loans originated through our marketplace on a unit basis (889,940 out of 2,013,628) and approximately 52% of originations on a dollar basis ($13.2 billion out of $25.2 billion). Of these Borrower Loans, we canceled 10% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information. If PFL repurchases a Note, the repurchase price will be equal to the Note’s outstanding principal balance and will not include accrued interest. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Rights for zero consideration. See “About the Marketplace—Note Repurchase and Indemnification Obligations” for more information.

The fact that we have the exclusive right and ability to investigate claims of identity theft in the origination of Borrower Loans creates a significant conflict of interest between us and our investors.

We have the exclusive right to investigate claims of identity theft and determine, in our sole discretion, whether verifiable identity theft has occurred. Such a determination of verifiable identity theft may trigger an obligation by PFL to either repurchase the related Notes or Borrower Loans or indemnify the applicable Note holders. The denial of a claim under PFL’s identity theft guarantee would save PFL from its indemnification or repurchase obligation. Because investors rely solely on us to investigate incidents that might require PFL to indemnify the applicable Note holders or repurchase the related Notes or Borrower Loans, a conflict of interest exists between us and such investors.

Loss rates on the Borrower Loans may increase and prior to investing investors should consider the risk of non-payment and default.

Borrower Loans were first offered through our marketplace in February 2006. The estimated average annualized loss rates used to determine the Prosper Rating have been developed from the loss histories of all Borrower Loans originated through our marketplace. However, future Borrower Loans originated through our marketplace may default more often than similar Borrower Loans have defaulted in the past, which increases the risk of investing in the Notes. In addition, HR-Rated Borrower Loans with a 5-year (60M) term and Borrower Loans with a 2-year (24M) and 4-year (48M) term recently became available on our platform. As a result of their recent availability, certain metrics of historical performance disclosed in this prospectus reflect a small population of Borrower Loan originations with indices of performance that could fluctuate over time.

If payments on the Borrower Loan corresponding to an investor’s Note become overdue, such investor may not receive the full principal and interest payments that were expected on the Note, and such investor may not recover the original purchase price on the Note.

We may refer Borrower Loans that become past due to a third party collection agency for collection or we may collect on such Borrower Loans directly. If a borrower fails to make a required payment on a Borrower Loan, we will pursue reasonable collection efforts in respect of the Borrower Loan. Referral of a delinquent Borrower Loan to a collection agency within five business days after it becomes 30 days past due will be considered reasonable collection efforts. If payment amounts on a delinquent Borrower Loan are received from a borrower after the loan has been referred to our in-house collections department or an outside collection agency, we or that collection agency may retain a percentage of that payment as a fee before any principal or interest becomes payable to an investor. Collection fees may be up to 40% of recovered amounts, in addition to any legal fees and transaction fees associated with accepting payments incurred in the collection effort.

For some non-performing Borrower Loans, we may not be able to recover any of the unpaid loan balance and, as a result, an investor who has purchased a corresponding Note may receive little, if any, of the unpaid principal and interest payable under the Note. In all cases, investors must rely on our collection efforts or the applicable collection agency to which such Borrower Loans are referred, and are not permitted to collect or attempt collection of payments on the Borrower Loans in any manner.

Late payment performance is an early indicator of charge off probability. Of all Borrower Loans originated between July 13, 2009 and December 31, 2023, 18.3% have been greater than 30 days past due at any time and 16.8% have been greater than 60 days past due at any time. Of all Borrower Loans originated between July 13, 2009 and December 31, 2023 a total of 284,686, or 15.8%, of such loans have been charged off.

Loss rates on the Borrower Loans may increase as a result of economic conditions beyond our control and beyond the control of the borrower.

Borrower Loan loss rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. In particular, loss rates on Borrower Loans may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets, natural disasters, pandemics and other factors.

In the event that PFL receives payments on the Borrower Loan corresponding to an investor’s Note after the final maturity date, such investor may not receive payments on that Note after maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding Borrower Loan remain due and payable to PFL upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If there are any amounts under the corresponding Borrower Loan still due and owing to PFL on the final maturity date, PFL will have no further obligation to make payments on the related Notes, even if it receives payments on the corresponding Borrower Loan after such date.

The Borrower Loans do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the Borrower Loan, which may reduce the likelihood that an investor will receive the full principal and interest payments that such investor expects to receive on a Note.

If a borrower incurs additional debt after the date a loan listing is posted, the additional debt may impair the ability of that borrower to make payments on their Borrower Loan and, as such, reduce the likelihood that an investor will receive the principal and interest payments that such investor expects to receive on a corresponding Note. Moreover, the additional debt may adversely affect the borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower. To the extent that the borrower has or incurs other indebtedness and cannot pay all of their indebtedness, the borrower may choose to make payments to other creditors, rather than to PFL.

To the extent borrowers incur other indebtedness that is secured, such as a mortgage, a home equity line or an auto loan, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower's ability to repay the Borrower Loan on which an investor’s Note is dependent for payment. Borrowers may also choose to repay obligations under secured indebtedness or other unsecured indebtedness before repaying Borrower Loans because there is no collateral securing the Borrower Loans. An investor will not be notified if a borrower incurs additional debt after the date a loan listing is posted.

A borrower may request that his or her bank “chargeback” a payment on a Borrower Loan upon which a Note is dependent for payment and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in an investor’s account.

A borrower chargeback is a process by which a borrower who has made a payment on a Borrower Loan has his or her bank cancel the payment or request a refund of that payment. We generally withhold payments to investors up to three business days after a related borrower payment is initiated. If the chargeback occurs three or more days after the initiation of payment, an investor must rely on us to contest the chargeback if we deem it appropriate. If a borrower successfully processes a chargeback three or more days after initiation of payment, such payment will be deducted from an investor’s account, and if such investor has withdrawn funds in the interim, a negative cash balance may result. Amounts received on Borrower Loans corresponding to an investor’s Notes payments and deposited into such investor’s account are subject to set-off against any negative balance or shortfall in the account.

Borrowers may not view or treat their obligations to PFL as having the same significance as loans from traditional lending sources.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding Borrower Loan. Borrowers may not view marketplace lending obligations originated through our marketplace as having the same significance as other credit obligations arising under more traditional circumstances. If a borrower neglects their payment obligations on a Borrower Loan upon which payment of an investor’s Note is dependent or chooses not to repay their Borrower Loan entirely, such investor may not be able to recover any portion of the investment in a Note.

Our marketplace may fail to comply with applicable laws, which could limit our ability to collect on Borrower Loans.

The Borrower Loans are subject to federal and state consumer protection, licensing, and privacy laws. Our marketplace may not always be, and may not always have been, in compliance with these laws. Failure to comply with the laws and regulatory requirements applicable to our marketplace may, among other things, limit our or a collection agency’s ability to collect all or part of the principal of or interest on Borrower Loans.

We regularly review the requirements of these laws and take measures aimed at ensuring that the Borrower Loans originated through our marketplace meet the requirements of all applicable laws. However, determining compliance with all applicable laws is a complex matter and it is possible that our determination may be inaccurate or incorrect. Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectability of a Borrower Loan.

In general, the Borrower Loans do not contain any cross-default or similar provisions. If a borrower defaults on any of their other debt obligations, our ability to collect on the Borrower Loan on which an investor’s Note is dependent for payment may be substantially impaired.

The Borrower Loans do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower. Because the Borrower Loans do not contain cross-default provisions, a Borrower Loan will not be placed automatically in default upon that borrower’s default on any of the borrower’s other debt obligations. If a borrower defaults on debt obligations owed to a third party and continues to satisfy the payment obligations under the Borrower Loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower before the borrower defaults on the Borrower Loan, which may affect our ability to collect from the borrower when or if the Borrower Loan becomes delinquent.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of an investor’s Notes.

Borrowers may seek protection under federal bankruptcy law or similar laws. If a borrower files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on the Borrower Loan on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower’s account into “bankruptcy status.” When this occurs, we terminate automatic monthly Automated Clearing House (ACH) debits on the Borrower Loan and we will not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a Borrower Loan after a bankruptcy status is declared depends on the borrower’s particular financial situation. In most cases, however, unsecured creditors such as PFL receive nothing, or only a fraction of their outstanding debt and, as a result, an investor who has purchased a corresponding Note may receive none or very little of the unpaid principal and interest payable on the Note. See "About the Marketplace-Loan Servicing and Collection" for more information.

Federal law entitles borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on Borrower Loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrowers on active military service with rights that may delay or impair our ability to collect on a Borrower Loan corresponding to an investor’s Note. The Servicemembers Civil Relief Act (“SCRA”) and other similar state laws require that the interest rate on preexisting debts, such as Borrower Loans, be set at no more than 6% while the qualified service member or reservist is on active duty. A holder of a Note that is dependent on such a Borrower Loan for payment will not receive the difference between 6% and the original stated interest rate for the Borrower Loan during any such period. The SCRA also permits courts to stay proceedings and the execution of judgments against service members and reservists on active duty, which may delay recovery on any Borrower Loans in default, and, accordingly, payments on the corresponding Notes.

Beginning October 3, 2016, the Military Lending Act (“MLA”) prohibits requiring covered borrowers, which include active military servicemembers and their dependents, to waive the right to legal recourse or to submit to arbitration. This may delay recovery on any relevant Borrower Loans in default, and, accordingly, payments on the corresponding Notes.

If there are any amounts under such a Borrower Loan still due and owing to PFL after the final maturity of the corresponding Notes, PFL will have no further obligation to make payments on such Notes, even if it receives payments on the Borrower Loan after the final maturity of such Notes. We do not take military service into account in assigning a Prosper Rating to loan listings. In addition, as part of the borrower registration process, we do not request borrowers to confirm if they are qualified service members or reservists within the meaning of the SCRA or the MLA.

As of December 31, 2023, 162 Borrower Loans, with a total outstanding balance of $1.3 million, are subject to the SCRA.

The Federal Trade Commission’s Holder in Due Course Rule may substantially impair an investor’s ability to recoup the full purchase price of a Note or to receive the interest payments that such investor expects to receive on the Note.

The Federal Trade Commission’s Holder in Due Course Rule, which in certain circumstances permits borrowers to assert any claims and defenses that they would have had against a seller of goods or services obtained with the proceeds of a loan against an originator or subsequent purchaser of the loan, could allow certain borrowers to raise such defenses against PFL to the extent of the outstanding loan balance. If such defenses are successfully raised, PFL will be unable to collect on the loan and it is unlikely that any further payment will be made on the corresponding Notes.

The death of a borrower may substantially impair an investor’s ability to recoup the full purchase price of a Note or to receive the interest payments that such investor expects to receive on the Note.

If a borrower dies with an outstanding Borrower Loan, PFL is required, upon receiving notice of the death, to stop accepting automatic loan payments and to refund any payments that were automatically debited after the borrower’s date of death. Though we may seek to work with the executor of the borrower’s estate to obtain repayment of the loan, the borrower’s estate may not contain sufficient assets to repay the loan, or its executor may prioritize repayment of other creditors. In addition, if a borrower dies near the end of the term of their Borrower Loan, the time required for the probate of the borrower’s estate will likely extend beyond the Notes’ final maturity date, after which date PFL will cease to have any obligation to make payments on the Notes.

RISKS INHERENT IN INVESTING IN THE NOTES

The Notes are special, limited obligations of PFL only and are not directly secured by any collateral or guaranteed or insured by PMI or any third party.

The Notes will not represent an obligation of borrowers, PMI or any other party except PFL, and are special, limited obligations of PFL. The Notes are not guaranteed or insured by PMI, any governmental agency or instrumentality or any third party. Although PFL has granted the Indenture trustee, for the benefit of the Note holders, a security interest in the Borrower Loans corresponding to the Notes, the payments and proceeds that PFL receives on such Borrower Loans, the bank account in which such Borrower Loan payments are deposited, and the accounts in which investors’ funding amounts are deposited, the Note holders do not themselves have a direct security interest in the Borrower Loans or the right to payment thereunder. If an event of default under the Indenture were to occur, the Note holders would be dependent on the Indenture trustee’s ability to realize on the collateral and make payments on the Notes in the manner contemplated by the Indenture. In addition, although PFL will take all actions that it believes are required under applicable law to perfect the security interest of the Indenture trustee in the collateral, if its analysis of the required actions is incorrect or if it fails to take any required action in a timely manner, the Indenture trustee’s security interest may not be effective and holders of the Notes could be required to share the collateral (and any proceeds thereof) with PFL’s other creditors, or, if a bankruptcy court were to order the substantive consolidation of PMI and PFL (as described below), PMI’s creditors.

PFL is not obligated to indemnify Note holders or repurchase Notes except in limited circumstances.

    PFL is only obligated to repurchase Notes or indemnify holders of Notes in limited circumstances. These circumstances include if (i) a material payment default under the corresponding Borrower Loan occurs as a result of verifiable identify theft; (ii) we include a Prosper Rating in a listing that is different from the Prosper Rating we calculated, or we calculate the Prosper Rating incorrectly; or (iii) any errors in Recurring Order or Auto Invest cause an investor to purchase a Note from PFL that such investor would not otherwise have purchased or that differs materially from the Note, in which cases PFL also has the option to cure such error. However, PFL is not under any obligation to repurchase a Note or indemnify any holder of Notes if a correctly determined Prosper Rating fails to accurately predict the actual losses on a Borrower Loan. In addition, PFL is also not required to repurchase Notes or indemnify holders of Notes if the holder’s investment is not realized in whole or in part due to fraud other than verified identity theft, or due to other false or inaccurate statements or omissions of fact in a listing, whether in credit data, borrower representations or similar indicia of borrower intent and ability to repay the loan. For the period from July 13, 2009 to December 31, 2023, we verified employment and/or income on approximately 44% of the Borrower Loans originated through our marketplace on a unit basis (889,940 out of 2,013,628) and approximately 52% of originations on a dollar basis ($13.2 billion out of $25.2 billion). Of these loans, we canceled 10% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information.

PFL might incur indemnification and repurchase obligations that exceed its projections, in which case it may not have sufficient liquidity to meet its indemnification and repurchase obligations.

PFL believes its liquidity will be sufficient to meet its reasonably anticipated indemnification and repurchase obligations. In determining its expected liquidity needs with respect to indemnification and repurchase obligations, PFL considers the history of such obligations incurred by it and PMI. Nonetheless, there can be no assurance that if PFL is obligated to repurchase a Note or indemnify a Note holder, that it will be able to meet its repurchase or indemnification obligations. If PFL is unable to meet its indemnification and repurchase obligations with respect to a Note, the investor in such Note may lose all of such investor’s investment in the Note.

If an investor decides to invest through our marketplace and concentrate his or her investment in a single Note, such investor may increase his or her risk of borrower defaults.

The expected return on an investor’s investment in Notes depends on the performance of the borrowers under the corresponding Borrower Loans. There are a wide range of Prosper Ratings and listings in the marketplace and PFL expects some borrowers to default on their loans. If an investor decides to invest through our marketplace and concentrate his or her investment in a single Note, such investor’s entire return will depend on the performance of a single Borrower Loan. For example, if an investor plans to purchase $200 (not in thousands) of Notes, and chooses to invest the entire $200 (not in thousands) in a single Note instead of in eight $25 (not in thousands) Notes corresponding to the Borrower Loans of eight different borrowers, such investor’s entire $200 (not in thousands) investment will depend on the performance of a single Borrower Loan. Investors may find it desirable to diversify their portfolio in order to reduce the risk that they could lose their entire investment due to a single default, or a small number of defaults. However, diversification does not eliminate the risk that investors may lose some, or all, of their investment in Notes.

Our marketplace allows a borrower to prepay a Borrower Loan at any time without penalty. Borrower Loan prepayments will extinguish or limit an investor’s ability to receive additional interest payments on a Note.

Borrower Loan prepayment occurs when a borrower decides to pay some or all of the principal amount on a Borrower Loan earlier than originally scheduled. Borrowers may decide to prepay all or a portion of the remaining principal amount due under a Borrower Loan at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a Borrower Loan, each of the holders of the Notes corresponding to the Borrower Loan will receive his or her share of such prepayment but further interest will not accrue on such Borrower Loan or on such Note after the date on which the payment is made. If the borrower prepays a portion of the remaining unpaid principal balance, the term of the Borrower Loan will not change, but interest will cease to accrue on the prepaid portion. If a borrower prepays a Borrower Loan in whole or in part, an investor will not receive all of the interest payments that such investor originally expected to receive on the Note corresponding to such Borrower Loan. In addition, such investor may not be able to find a similar rate of return on another investment at the time at which the Borrower Loan is prepaid. Prepayments are subject to PFL's servicing fee, even if the prepayment occurs immediately after issuance of a Note.

Prevailing interest rates may change during the term of the Notes. If this occurs, investors may receive less value from the purchase of Notes in comparison to other ways they may invest their money. Additionally, borrowers may prepay their

Borrower Loans due to changes in interest rates, and investors may not be able to redeploy the amounts received from prepayments in a way that offers the return expected from the Notes.

The Borrower Loans on which the Notes are dependent for payment bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes investors purchase might be less than the rate of return they could earn if they had invested the purchase price in a different investment.

We may choose or be required to implement payment and collections relief programs in response to natural disasters, public health emergencies or crises, which may extend or otherwise alter the repayment schedule of Borrower Loans and reduce the expected return on the corresponding Notes.

As a result of the rising risk of natural disasters such as hurricanes, fires, and earthquakes, public health emergencies, and other crises, we may choose or be required to implement payment and collection relief programs for affected Borrower Loans, which may impact the repayment schedule and terms of Borrower Loans and the returns received on corresponding Notes.

We may not set appropriate interest rates for Borrower Loans.

We set interest rates for all Borrower Loans based on Prosper Ratings, as well as additional factors such as Borrower Loan terms, the economic environment and competitive conditions. If we set interest rates for Borrower Loans too low, investors may not be compensated appropriately for the level of risk that they are assuming in purchasing Notes, while setting the interest rate too high may increase the risk of non-payment. In either case, a failure by us to set rates appropriately may adversely impact the ability of investors to receive returns on their Notes that are commensurate with the risks they have assumed in acquiring such Notes.

The PMI Management Rights attached to the Notes will not comprise collateral for the Notes nor generate any funds that will be payable to the holders of Notes.

There are no payment obligations on the part of PMI or any third party under or in relation to the PMI Management Rights that are in any way related to borrower obligations in relation to the Borrower Loans or in any way related to PFL’s payment obligations in relation to the Notes. The PMI Management Rights attached to the Notes will not comprise collateral for the Notes nor guarantees of any Borrower Loans or Notes, nor will they generate any funds or proceeds that will be payable to PFL, the Indenture trustee or holders of Notes in relation to any Borrower Loans or Notes. Holders of Notes will have no recourse to PMI or its assets in relation to payments on Borrower Loans or Notes. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration. PFL’s repurchase obligations under the Indenture, the Notes, the Investor Registration Agreement or any other agreement associated with the Note Channel, and PMI’s concurrent repurchase of the related PMI Management Rights, do not affect investors’ rights under federal or state securities laws.

Holders of the PMI Management Rights, collectively through the Indenture trustee, have a limited contractual ability to enforce PMI's obligations under the Administration Agreement. As a result, investors will have a limited contractual ability to require that PMI perform its obligations under the Administration Agreement.

Pursuant to the Administration Agreement, PMI provides three kinds of services to PFL: (i) Loan Marketplace Administration Services (managing the operation of our marketplace), (ii) Corporate Administration Services (providing back-office services to PFL, such as maintaining books and records, making periodic regulatory filings, performing limited cash management functions, etc.), and (iii) Loan and Note Servicing Services (servicing the Borrower Loans and Notes originated through our marketplace). Holders of PMI Management Rights do not have the contractual right, individually, to enforce PMI’s obligations under the Administration Agreement. Holders representing at least 25% of the outstanding Notes, collectively, have the contractual right to cause the Indenture trustee to take action as a third-party beneficiary of the Administration Agreement to enforce PMI’s marketplace administration and corporate administration obligations under the Administration Agreement. Holders representing at least 25% of the combined total of the outstanding Notes, collectively, also have the contractual right to cause the Indenture trustee to take action as a third-party beneficiary of the Administration Agreement to enforce PMI’s loan servicing obligations under the Administration Agreement. All such collective contractual rights are subject to certain conditions set forth in the Indenture. Those conditions include, for example, that the holders indemnify the trustee for taking such action. If PMI fails to adequately perform Loan and Note Servicing Services under the Administration Agreement, and if PFL is unable to timely replace PMI as the servicer of the Notes, investors’ ability to receive principal and interest payments on Notes may be substantially impaired, even if their portfolios of Notes are well diversified and the Borrower Loans are paying on schedule. In addition, although PFL has a back- up provider in place for PMI as Loan and Note Servicer under the Administration Agreement, PFL does not have a back-up provider for the Loan Marketplace Administration Services or the Corporate Administration Services that PMI is obligated to provide. The failure of PMI to adequately perform those services could adversely affect investors’ ability to benefit from those services. PMI’s obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances.

Notwithstanding the limitations on the ability of holders of PMI Management Rights to contractually enforce PMI’s obligations under the Administration Agreement, holders of PMI Management Rights will have rights under the federal securities laws that are not limited, contractually or otherwise.

The Investor Registration Agreement contains provisions that limit certain legal rights of investors in relation to PFL and PMI.

Investors enter into an Investor Registration Agreement with PFL and PMI, which agreement governs all sales of Notes to investors. The Investor Registration Agreement contains provisions that limit certain legal rights of investors in relation to PFL and PMI, including:

•Upon a breach of the agreement by PFL or PMI, PFL and PMI have the option to determine which remedy to apply. The available remedies are generally to (1) cure the breach, (2) repurchase the Note or (3) indemnify and hold the investor harmless against all losses resulting from such breach.
•PFL may in its sole discretion, with or without cause and with or without notice, restrict an investor’s access to our marketplace or the website.
•PFL may in its sole discretion terminate the agreement, with or without cause.
•Investors agree to indemnify PFL and PMI for all losses (i) resulting from an investor’s material breach of the agreement, (ii) relating to the contents of the investor’s web page, own website or business, (iii) resulting from an investor’s (and their employees, agents or representatives) acts, omissions and representations relating to PFL, PMI and their affiliates, or (iv) asserted by third parties against PFL, PMI and their affiliates alleging that the trademarks, trade names, logos or branding that an investor uses, displays, links to or advertises infringes upon the intellectual property rights of any such third party. These indemnification obligations survive termination of the agreement.
•Investors are prohibited from assigning, transferring, sublicensing, or otherwise delegating any of their rights under the agreement without PFL’s prior written consent.
•Investors may agree that any claim (excluding claims against Prosper Funding or PMI, or their respective officers and directors, under the federal securities laws) relating to the agreement will be resolved by binding arbitration administered by the American Arbitration Association or JAMS. An investor that agrees to arbitration is required to pay up to $1,000 in fees and costs of the arbitration, which amount may be reimbursed if the investor wins the arbitration. An investor that agrees to arbitration must pay its own attorney’s fees. In addition, any claim of an investor must be brought as a single person, and not as a member of a class or purported class.

The Notes will not be listed on any securities exchange and can be held only by registered Prosper investors. Further, no trading platform for the transfer of Notes exists and there can be no assurance a trading platform for the transfer of Notes will develop in the future. Therefore, investors should be prepared to hold the Notes they purchase until maturity.
The Notes and PMI Management Rights will not be listed on any securities exchange and all Notes and PMI Management Rights must be held by registered Prosper investors. Further, in connection with the termination of our relationship with FOLIO Investments, Inc. in October 2016, a trading platform for the transfer of Notes and PMI Management Rights no longer exists. While we may, in our sole discretion, permit the establishment of another platform on which a secondary market may be made with respect to the Notes, there can be no assurance a trading platform for the Notes and PMI Management Rights will develop in the future. Therefore, Note purchasers must be prepared to hold their Notes and PMI

Management Rights to maturity.

Investors do not earn interest on funds held in the FBO funding accounts established to facilitate investors’ participation in our marketplace.

An investor’s account represents an interest in a FBO funding account that does not earn interest. Our FBO funding accounts are comprised of a single, pooled funding account that holds the funds of investors who participate in the Note Channel, as well as dedicated funding accounts established for certain investors that participate in the Whole Loan Channel. See “About the Marketplace—Investors” for more information.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. However, although the matter is not free from doubt because payments on the Notes are dependent on payments on the corresponding Borrower Loan, PFL treats the Notes as debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Where required, PFL intends to file informational returns with the U.S. Internal Revenue Service (“IRS”) in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes. Investors should be aware, however, that the IRS is not bound by PFL’s characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization. For example, the IRS could determine that, in substance, each investor owns a proportionate interest in the corresponding Borrower Loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument). Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note. For example, if the Notes are treated as PFL’s equity, (i) PFL would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding Borrower Loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the Note holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of PFL’s earnings and profits as computed for U.S. federal income tax purposes. A different characterization may significantly reduce the amount available to pay interest on the Notes. Investors are strongly advised to consult their own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

PFL’s ability to pay principal and interest on a Note may be affected by its ability to match the timing of its income and deductions for U.S. federal income tax purposes.

Investors should be aware that PFL’s ability to pay principal and interest on a Note may be affected by its ability, for U.S. federal income tax purposes, to match the timing of income it receives from a corresponding Borrower Loan that it holds and the timing of deductions that it may be entitled to in respect of payments made on the Notes that it issues. For example, if the Notes are treated as contingent payment debt instruments for U.S. federal income tax purposes but the corresponding Borrower Loans are not, there could be a potential mismatch in the timing of PFL’s income and deductions for U.S. federal income tax purposes, and PFL’s resulting tax liabilities could affect its ability to make payments on the Notes.

Our participation in the funding of Borrower Loans could be viewed as creating a conflict of interest.

As is the practice with other marketplace lending companies, from time to time, we may fund portions of qualified loan requests in our marketplace and hold any Notes purchased as a result of such funding for our own individual accounts. Even though we will participate in funding Borrower Loans listed in our marketplace under the same terms and conditions and through the use of the same information that is made available to other potential investors in our marketplace, such participation may be perceived as involving a conflict of interest. For example, our funding of a Borrower Loan may cause the loan to fund, and in some cases, fund faster, than it would fund in the absence of our participation, which could benefit us to the extent that it ensures that we generate the revenue associated with the loan.

During the year ended December 31, 2023, we purchased $0.3 million in Notes for investment.

RISKS RELATED TO PFL AND PMI, OUR MARKETPLACE AND OUR ABILITY TO SERVICE THE NOTES

Human error in the operation of our platform has resulted in the allocation of Borrower Loans to our Note Channel which did not conform to the eligibility criteria applicable to Borrower Loans at the time of allocation. If we are unable to prevent the reoccurrence of similar errors, our business and investors could be adversely impacted.
In August 2022, we became aware of an error which resulted in the allocation of certain Borrower Loans intended for our Whole Loan Channel to our Note Channel. These Borrower Loans corresponded to Borrower Loan listings with attributes which, at the time of allocation, did not conform to the eligibility criteria applicable to Borrower Loans offered for investment in our Note Channel. The error impacted a total of approximately $14 million out of the approximately $182 million of Borrower Loans allocated to the Note Channel from January 2022 to August 2022. The error did not affect any other parts of Note investors’ accounts or the platform, including the receipt and distribution of loan payments, the Note and loan level information provided to investors, or the enforceability of the Borrower Loans. Following discovery of the error, we repurchased the impacted Notes from investors for the full outstanding principal balance, allowing such investors to retain all interest, principal and other payments received on such Notes prior to their repurchase, and have implemented new measures designed to avoid similar issues in the future.
This error illustrates the risks of human error on our processes to allocate loan listings to the Note Channel. If similar errors were to occur in the future, it could result in repurchase or indemnification obligations, negative publicity and unfavorable media coverage, harm to our reputation, litigation, regulatory inquiries or proceedings, loss of or damage to our relationships with borrowers or investors, loss of income and/or liability for damages, any of which could adversely affect our business and financial results.

We have experienced errors on our platform that have resulted in incorrect reporting of performance returns to Note investors. If we are unable to prevent the reoccurrence of similar errors, investors could be adversely impacted.

In April 2017, we became aware of an error in the annualized net return and seasoned annualized net return numbers displayed to Note investors, which resulted from errors in the code forming part of our calculation framework. On average, the error resulted in Note investors being shown annualized net return information that was approximately 260 basis points higher than the actual performance of Notes in their accounts. The error did not affect any other part of Note investors’ accounts, nor did it affect any other aspects of the platform, including the receipt and distribution of loan payments, deposits, monthly statements or tax documentation, or the Note and loan level information provided to investors. Following an SEC investigation, we entered into a settlement with the SEC to resolve the matter on April 19, 2019. Under the settlement, the SEC alleged a negligence-based violation of Section 17(a)(2) of the Securities Act and ordered PFL to cease and desist from any future violations of that provision. PFL neither admitted nor denied any wrongdoing, and agreed to pay a civil monetary penalty of $3.0 million. PFL paid the penalty in full on April 24, 2019.

The error reveals a risk associated with the complex programs, algorithms and inputs that support our platform. We depend on these programs, algorithms and inputs to store, retrieve, process and manage data, as well as to provide marketplace features such as our credit assessments and underwriting, the Prosper Rating, historical returns, and individual Note, Note portfolio and platform-wide performance data. Errors or other design defects within these programs, algorithms and inputs may result in a negative experience for borrowers and investors, delay introductions of new features or enhancements, or impact the information displayed on our website. They could also result in negative publicity and unfavorable media coverage, harm to our reputation, litigation, regulatory inquiries or proceedings, loss of or damage to our relationships with borrowers or investors, or loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

Arrangements for back-up servicing are limited. If PMI fails to maintain operations or the Administration Agreement is rejected or terminated (in bankruptcy or otherwise), investors may experience a delay and increased cost in respect of their expected principal and interest payments on Notes, and PFL may be unable to collect and process repayments from borrowers.

If PMI were to become subject to a bankruptcy proceeding, PMI may have the right to assume or reject the Administration Agreement between PFL and PMI (or the loan servicing provisions thereof) because a bankruptcy court may disallow termination of the Administration Agreement (or the loan servicing provisions thereof). If PMI elected to continue to perform under the Administration Agreement (or the loan servicing provisions thereof) without expressly assuming it or elected to assume the Administration Agreement (or the loan servicing provisions thereof), PMI would continue to perform its servicing obligations with respect to the Borrower Loans and the Notes. If PMI were to continue as servicer during the pendency of its bankruptcy proceeding, depending on the facts and circumstances at the time, PFL would determine whether the creation of new Borrower Loans would continue to be facilitated and new Notes issued through our marketplace. If PMI elected to reject the Administration Agreement (or the loan servicing provisions thereof), or if PMI was in default in performing its obligations thereunder, and PMI was unable to cure such default, the loan servicing provisions of the Administration Agreement (and likely also the other provisions thereof) would be terminated. If the loan servicing provisions of the Administration Agreement are terminated for any reason, PFL would attempt to transfer the loan servicing obligations on the Borrower Loans and Notes to a third party pursuant to its contractual agreements with investors.

PFL has entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities from PMI. There can be no assurance, however, that this back-up servicer will be able to adequately perform the servicing of the outstanding Borrower Loans and Notes. If this back-up servicer assumes the servicing of the Borrower Loans and Notes, the back-up servicer may impose additional servicing fees (up to the maximums we have negotiated), reducing the amounts available for payments on the Notes. Additionally, transferring these servicing obligations to the back-up servicer, particularly if such transfer is made when PMI is in bankruptcy and already defaulting in performance of its obligations under the Administration Agreement, may result in delays in the processing of collections on Borrower Loans and information with respect to amounts owed on Borrower Loans or, if our marketplace becomes inoperable, may prevent the back-up servicer from servicing the Borrower Loans and making principal and interest payments on the Notes. If the back-up servicer is not able to service the Borrower Loans and Notes effectively, investors’ ability to receive principal and interest payments on your Notes may be substantially impaired, even if their portfolio of Notes is well diversified and the corresponding Borrower Loans are paying on schedule.

In addition, it is unlikely that the back-up servicer would be able to perform functions other than servicing the outstanding Borrower Loans and Notes. For instance, the back-up servicer likely would not be able to facilitate the creation of new Borrower Loans through our marketplace or manage PFL’s marketing efforts. PFL believes that it could find one or more other parties who could perform these and any other functions necessary to fully operate our marketplace in the absence of PMI. However, it could take some time to find another such party or parties who could perform the necessary functions and it could take such party or parties additional time to become comfortable with the operation of our marketplace.

Moreover, PMI owns and has not transferred to PFL ownership of the computer hardware that it uses to host and maintain the website or agreements with third parties relating to the hosting and maintenance of the website. Although PMI’s retention of such hardware and agreements should not bear on a bankruptcy court’s analysis of the legal separateness of PMI and PFL (or their respective assets and liabilities), the cessation of or substantial reduction of the day-to-day operations of PMI (because of or during its bankruptcy or otherwise) would materially impair and delay the ability of PFL or a back-up service provider to retrieve data and information in the possession of PMI and to operate our marketplace or elements thereof relevant to Borrower Loan and Note servicing.

Any such delay or impairment that does not affect existing Note holders, because PFL or its back-up servicer proves able to continue servicing outstanding Borrower Loans and Notes, could nonetheless delay PFL’s ability to facilitate the origination of new Borrower Loans and issue new Notes through our marketplace, which could adversely affect PFL’s finances and customer relationships.

A decline in economic conditions may adversely affect our customers, which may negatively impact our business and results of operations.

As a lending marketplace, we believe our customers are highly susceptible to uncertainties and negative trends, real or perceived, in the markets driven by, among other factors, general economic conditions in the United States and abroad. These external economic conditions and resulting trends or uncertainties could adversely impact our customers’ ability or desire to participate in our marketplace as borrowers or investors, and consequently could negatively affect our business and results of operations.

A relatively small number of investors provide the funding for a large percentage of all Borrower Loans originated through our marketplace.

A relatively small number of investors provide the funding for a large percentage of all Borrower Loans originated through our marketplace. If these investors cease or significantly decrease their investment in Borrower Loans through our marketplace and PFL is unable to attract sufficient investor purchase commitments from new and existing investors, then our business and results of operations may be adversely affected.

Our business could be adversely affected by a weakening market for securities backed by consumer assets.

PFL is involved in the securitization market through (i) its business of selling loans to investors who, in turn, sell asset backed securities based on accumulated loan portfolios and (ii) securitization of loans retained by affiliates of PFL. If the market for asset backed securities based on consumer assets weakens, investors may cease or significantly decrease their funding of Borrower Loans through our marketplace and if PFL has been unable to attract sufficient investor purchase commitments from new and existing investors, then our business and results of operations may be adversely affected.

Although PFL has been organized in a manner that is intended to minimize the likelihood that it will become subject to a bankruptcy proceeding, if this were to occur, the rights of holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped. The recovery, if any, of a holder on a Note may therefore be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

Although PFL has been organized and is operated in a manner that is intended to minimize the likelihood that it will become subject to a bankruptcy or similar proceeding, if this were to occur, the recovery, if any, of a holder of a Note may be substantially delayed in time (for example, due to the imposition of a stay on payments by the bankruptcy court) and may be substantially less in amount than the principal and interest due and to become due on the Note even if a Note holder’s portfolio of Notes is well diversified and the Borrower Loans are paying on schedule. For example, PFL has structured its limited liability company agreement, and agreed to covenants in the Indenture, that limit its activities in a manner that is intended to limit the possibility that it would voluntarily file for or could be required to file for bankruptcy. Among other things, PFL must receive the affirmative vote of its independent board members to file for bankruptcy. There is no guarantee, however, that its fee income from license fees and loan servicing fees will be sufficient to fund its contingent and other liabilities or that it will not enter into transactions that cause it to face solvency issues that ultimately could cause it to file for bankruptcy. Further, although PFL has granted the Indenture trustee, for the benefit of the Note holders, a security interest in all of the Borrower Loans, in all payments and proceeds it receives on the corresponding Borrower Loans and in the bank account in which the Borrower Loan payments are deposited, the holders of the Notes would still be subject to risks associated with PFL’s insolvency, bankruptcy or a similar proceeding.

If PFL becomes subject to a bankruptcy or similar proceeding, borrowers may delay payments or cease making payments at all.

Borrowers may delay or suspend making payments to PFL because of the uncertainties associated with PFL becoming subject to a bankruptcy or similar proceeding, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those Borrower Loans. In addition, the commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent PFL from making regular payments on the Notes, even if the funds to make such payments are available. Because the Indenture trustee would be required to enforce its security interest in the Borrower Loans in a bankruptcy or similar proceeding, the Indenture trustee’s ability to make payments under the Notes would be delayed, which may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

If PFL becomes subject to a bankruptcy or similar proceeding, interest accruing on the Notes upon and following such bankruptcy or similar proceeding may not be paid.

In a bankruptcy or similar proceeding of PFL, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note. If the Note holder receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the Note holder’s claim for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

If PFL becomes subject to a bankruptcy or similar proceeding, a Note holder may not have any priority right to payment from the corresponding Borrower Loan, may not have any right to payment from funds in the applicable servicing account, and may not have any ability to access funds in the applicable FBO funding account.

In a bankruptcy or similar proceeding, if PFL has failed to perfect the security interest in Borrower Loans, investors may be required to share the proceeds of the Borrower Loans upon which their Notes are dependent for payment with PFL’s other creditors, including holders of other Notes or Borrower Loans. To the extent that proceeds of the Borrower Loans would be shared with PFL’s other creditors, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to investors on the corresponding Notes.

If a payment is made on a Borrower Loan corresponding to a Note before PFL’s bankruptcy or similar proceeding is commenced, and those funds are held in the servicing account PFL maintains with Wells Fargo to collect borrower payments and have not been used by PFL to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that PFL will or will be able to use such funds to make payments on such Note. Other creditors of PFL (including holders of other Notes or Borrower Loans) may be deemed to have rights to such funds or interests in the servicing account and monies credited thereto that are equal to or greater than the rights of the holder of such Note. See “About the Marketplace—Loan Servicing and Collection” for more information.

Although PFL believes that amounts funded by both Whole Loan Channel and Note Channel investors into the applicable FBO funding accounts should not be subject to claims of its creditors other than the investors for whose benefit the funds are held, the legal title to the FBO funding accounts, and the attendant right to administer the FBO funding accounts would be property of PFL’s bankruptcy estate. As a result, if PFL were to file for bankruptcy protection, the legal right to administer the funds in the FBO funding accounts would vest with the bankruptcy trustee or debtor in possession. In that case, while neither PFL nor its creditors should be able to reach those funds, the Indenture trustee or the investors may have to seek a bankruptcy court order lifting the automatic stay and permitting them to withdraw their funds. Investors may suffer delays in accessing their funds in the FBO funding accounts as a result. Moreover, United States bankruptcy courts have broad powers at law and in equity and, if PFL has failed to properly segregate or handle investors’ funds, a bankruptcy court could determine that some or all of such funds were beneficially owned by PFL and should therefore be made available to PFL’s creditors generally. See “About the Marketplace—Loan Servicing and Collection” for more information.

In a bankruptcy or similar proceeding of PFL, a holder of a Note may be delayed or prevented from enforcing PFL’s repurchase obligations with respect to such Note.

In a bankruptcy or similar proceeding of PFL, any right of a holder of a Note to require PFL to repurchase the Note or indemnify such Note holder under the circumstances set forth in the Investor Registration Agreement or the Note might not be enforceable, and such holder's claim for such repurchase may be treated less favorably than a general unsecured obligation of PFL. For a discussion of the restrictions PFL has imposed upon itself and the formalities it has adopted under its organizational documents to minimize the likelihood of its becoming subject to a bankruptcy or similar proceeding, see “Information About Prosper Funding LLC” and “Information About Prosper Marketplace, Inc.”

Although PFL has been organized in a manner that is intended to prevent it from being substantively consolidated with PMI in the event of PMI’s bankruptcy, if PFL were substantively consolidated in this manner, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped. The recovery, if any, of a holder on a Note may therefore be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

Although PFL has been organized and is operated in a manner that is intended to prevent it from being substantively consolidated with PMI in the event of PMI’s bankruptcy, if PMI became subject to a bankruptcy or similar proceeding and PFL were substantively consolidated with PMI, the risks described in the immediately preceding risk factors regarding (i) payment delays, (ii) uncollectability of interest accrued during the bankruptcy proceeding, (iii) being subordinated to the interests of PFL’s other creditors, and (iv) the Indenture trustee’s inability to access funds in the deposit account or the FBO funding accounts would all be present and, in addition, the same considerations would apply in relation to the claims of creditors of PMI, including that such creditors of PMI may be determined to have perfected security interests or unsecured claims that take precedence over or are at least equal in priority to those of creditors of PFL (including holders of Notes).

In addition, in the event of a bankruptcy or similar proceeding of PMI, (i) the implementation of back-up servicing arrangements may be delayed or prevented, and (ii) PMI’s ability to transfer its servicing obligations to a back-up servicer or its other corporate and marketplace administration services and marketing services to third parties may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection on Borrower Loans to the detriment of Note holders.

For a discussion of the restrictions PFL has imposed upon itself and the formalities it has adopted under its organizational documents and agreed to in the Indenture to prevent its being substantively consolidated with PMI in the event of PMI’s bankruptcy, see “Information About Prosper Funding LLC” and “Information About Prosper Marketplace, Inc.”

PMI owns and did not transfer to PFL ownership of the computer hardware that it uses to host and maintain the website or agreements with third parties relating to the hosting and maintenance of the website. Although PMI’s retention of such hardware and agreements should not bear on a bankruptcy court’s analysis of the legal separateness of PMI and PFL (or their respective assets and liabilities), the cessation of or substantial reduction of the day-to-day operations of PMI (because of or during its bankruptcy or otherwise) would materially impair and delay the ability of PFL or a back-up service provider to retrieve data and information in the possession of PMI and to operate our marketplace or elements thereof relevant to Borrower Loan and Note servicing.

PMI, in its capacity as servicer, has the authority to waive or modify the terms of a Borrower Loan without the consent of the Note holders.

Pursuant to the Administration Agreement, PMI is obligated to use commercially reasonable efforts to service and collect on the Borrower Loans in accordance with industry standards. Subject to that obligation, the Administration Agreement grants PMI the authority to waive or modify any non-material term of a Borrower Loan, consent to the postponement of strict compliance with any such term, or in any manner grant a non-material indulgence to any borrower. In addition, if a Borrower Loan is in default, or PMI determines a default is reasonably foreseeable or that such action is consistent with its servicing obligation, the Administration Agreement grants PMI the authority to waive or modify a material term of a Borrower Loan, to accept payment of an amount less than the principal balance in final satisfaction of a Borrower Loan and to grant any indulgence to a borrower, provided that PMI has reasonably and prudently determined that such action will not be materially adverse to the interests of the relevant Note holders. If PMI approves a modification to the terms of any Borrower Loan it must promptly notify the corresponding Note holders in each Note holder’s account.

There can be no assurance that PMI, in its capacity as servicer, will be able to collect the principal amount or interest rate agreed to and/or sell charged off Borrower Loans in the future as a result of business, regulatory or other considerations.

Prosper has incurred operating losses in prior years and may continue to incur net losses in the future.

Prosper has incurred operating losses in prior years, including 2023, and may continue to incur net losses in the future. Prosper has financed its operations to date primarily with proceeds from the sale of equity securities. In addition, we borrowed $75.0 million under the Term Loan agreement in November 2022. Prosper is dependent upon raising additional capital or debt financing to fund its current operating plan if it cannot generate sufficient positive cash flow from operations. Prosper’s failure to generate positive cash flow from operations or obtain sufficient debt and equity financing could adversely affect its ability to perform its obligations under the Administration Agreement and, in such event, PFL's ability to continue to make payments on the Notes could be materially impaired.

Although our business has grown, we may be unable to manage our growth effectively and meet the demands that such growth places on our facilities, employees and infrastructure.

As the number of borrowers, investors and Borrower Loans originated through our marketplace increases, PMI will need to increase its facilities, personnel and infrastructure in order to continue performing effectively its obligations under the Administration Agreement and to accommodate the effects that such growth will have on our servicing and marketplace needs. PMI must constantly add new hardware and update its software and our marketplace, expand customer support services, and add new employees to maintain the operations of our marketplace as well as to satisfy its servicing obligations on the Borrower

Loans and the Notes and its other obligations under the Administration Agreement. If PMI is unable to increase the capacity of our marketplace and maintain the necessary infrastructure to perform its duties under the Administration Agreement, PFL, or one or more other third-party service providers engaged by PFL, will have to perform the duties otherwise performed by PMI, and investors may experience delays in receipt of payments on their Notes and periodic downtime of our marketplace.

PFL’s reliance on PMI or other third-party service providers, lack of employees, and capitalization levels could make it difficult to operate at a sustainable level.

PFL was formed in 2012 as a limited purpose vehicle. Under the Administration Agreement, PFL receives a license fee from PMI for granting PMI a non-exclusive, worldwide license to access and use our marketplace. In addition, PFL earns servicing fees in relation to the servicing of the Borrower Loans and Notes that it retains from collections on the Borrower Loans. PFL believes this fee income is sufficient to cover its reasonably anticipated obligations. While PFL believes that it is adequately capitalized to meet its foreseeable obligations, and that its fee income is sufficient to meet its ongoing operating costs, its financial resources are limited and could prove to be insufficient. In addition, PFL has no employees and relies on PMI, as servicer, or other third-party service providers, to perform most of its day-to-day operations. The lack of PFL’s own employees, and capitalization that is less than that of PMI could make it difficult for PFL to operate at a level that will be sustainable. Absent the services to be provided to PFL by PMI pursuant to the Administration Agreement, PFL’s risk management process, ability to predict loss rates and the general operation of our marketplace would have a smaller margin for error than does PMI.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing. With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume in our marketplace.

Our principal competitors include banking institutions, credit unions, credit card issuers, mortgage lenders, consumer finance companies, and online lending platforms. Competition could result in reduced volumes, reduced fees, or the failure of our marketplace to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we may experience new competition including companies possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decides to enter our online lending sector, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than Prosper does and may be able to devote greater resources to the development, promotion, sale and support of their marketplaces and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the use of our marketplace could stagnate or substantially decline.

If Prosper fails to promote and maintain its brand in a cost-effective manner, it may lose market share and its revenue may decrease.

To succeed, Prosper must increase transaction volumes in our marketplace by attracting a large number of borrowers and investors in a cost-effective manner. If we are not able to attract qualified borrowers and sufficient investor purchase commitments, we will not be able to increase our transaction volumes. PFL believes that developing and maintaining awareness of its brand in a cost-effective manner is critical to achieving widespread acceptance of our marketplace and attracting new borrower and investors. Furthermore, we believe that the importance of brand recognition will increase as competition in our industry increases. Successful promotion of our brand will depend largely on the effectiveness of marketing efforts, the user experience on our marketplace and our ability to maintain and defend a differentiated brand identity. These brand promotion activities may not yield increased revenues. If we fail to successfully promote, defend and maintain our brand, including through enforcement actions against infringement of our trademark assets, we may lose our existing users to competitors or be unable to attract new users, which would cause our revenue to decrease and may impair our ability to maintain our marketplace.

We are subject to extensive federal, state and local regulation that could adversely impact our ability to service the Notes.

We are subject to extensive federal, state and local regulation, non-compliance with which could have a negative impact on our ability to service the Notes, provide a trading market for the Notes, or maintain our marketplace.

Additionally, we hold lending licenses, collections licenses or similar authorizations in a number of states, each of which has the authority to supervise and examine our activities. Because PFL currently relies on PMI, pursuant to the Administration Agreement, to oversee the operation of our marketplace on its behalf, if PMI does not comply with applicable laws, PMI could lose one or more of its licenses or authorizations, which may have an adverse effect on PFL's ability to continue to perform its servicing obligations or maintain our marketplace.

The Federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans. Some states also impose similar obligations on companies that service accounts, as well as original creditors. While we employ procedures to ensure compliance with these requirements, and obligate the third party collection agencies and other service providers that we use to comply with applicable law in collecting Borrower Loans (and we have sought and will seek to comply with such law when we undertake direct collection activity in relation to Borrower Loans), it is possible that improper collection practices may occur that could adversely affect the collectability of particular Borrower Loans originated through our marketplace or could result in financial penalties or operating restrictions being imposed on us that adversely affect our ability to operate or perform our respective payment and other obligations.

The proprietary technology that makes operation of our marketplace possible is not fully protected by patents. It may be difficult and costly for PFL to protect its intellectual property rights in relation thereto, or to continue to develop or obtain new technologies, which could adversely affect its ability to operate competitively.

On February 1, 2013, PMI transferred ownership of the marketplace, including the proprietary technology and all of the rights related to the operation of the marketplace, to PFL. PFL’s ability to maintain our marketplace depends, in part, upon this proprietary technology. We have taken steps to protect our proprietary interests in such technology, including through patent filings, and intend to continue to vigorously protect these interests. Despite our best efforts, however, we may not protect the proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete. A third party may attempt to reverse engineer or otherwise obtain and use the proprietary technology without PFL’s consent. In addition, our marketplace may infringe upon claims of third-party patents and PFL or PMI may face intellectual property challenges from such other parties. PFL or PMI may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, the technology may become obsolete, and there is no guarantee that PFL will be able to successfully develop, obtain or use new technologies to adapt our marketplace to compete with other companies. If PFL cannot protect the proprietary technology embodied in and used by our marketplace from intellectual property challenges, or if our marketplace becomes obsolete, PFL’s ability to maintain our marketplace and perform its servicing obligations could be adversely affected and, in such event, its ability to continue to make payments on the Notes could be materially impaired.

PFL relies on a third-party commercial bank to process transactions. If PFL is unable to continue utilizing these services, its business and ability to service the Notes may be adversely affected.

Because PFL is not a bank, it cannot belong to or directly access the ACH payment network. As a result, it currently relies on an FDIC-insured depository institution to process its transactions. If PFL cannot continue to obtain such services from this institution or elsewhere, or if it cannot transition to another processor quickly, its ability to process payments will suffer and investors’ ability to receive principal and interest payments on the Notes will be delayed or impaired.

If the security of PFL’s investors’ and borrowers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, users’ secure information may be stolen, our reputations may be harmed, and we may be exposed to liability.

As with any entity with a significant Internet presence, we and certain third party vendors occasionally have experienced cyber-attacks, breaches of our and their systems and other similar incidents, which to-date have not had a material effect on our business, operations or reputation. Future attacks are likely to occur. Our marketplace stores PFL’s investors’ and borrowers’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause users’ secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee or contractor error, malfeasance, faulty password management or otherwise, or if design flaws in the relevant software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any investors’ or borrowers’ data, PFL’s relationships with its users could be severely damaged, and PFL (or PMI) could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and PMI’s third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our users to lose confidence in the effectiveness of PFL’s and PMI's data security measures. Further, the California Consumer Privacy Act, which was enacted in California, affords individuals in the state affected by data breaches a private right of action against companies that have allegedly been the target of such breaches due to a failure to implement and maintain appropriate cybersecurity policies and procedures. Any security breach, whether actual or perceived, would harm our reputations, and we could lose users.

Prosper uses industry standard technologies to maintain secure remote work protocols and protect sensitive data within its control, and we require employees to complete security awareness training at regular intervals. However, we are necessarily limited in our ability to control or ensure the security of networks that employees use to work remotely.

Any significant disruption in service in our marketplace or in PMI’s computer systems could adversely affect PMI’s ability to perform its obligations under the Administration Agreement.

PMI’s ability to perform its obligations under the Administration Agreement could be materially and adversely affected by events outside of its control. The satisfactory performance, reliability and availability of PMI’s technology and its underlying network infrastructure are important to our respective operations, level of customer service, reputation and ability to attract new users and retain existing users. PMI’s system hardware is hosted in several hosting facilities located in Las Vegas, Nevada; Scottsdale, Arizona; The Dalles, Oregon; and Council Bluffs, Iowa. Our hosting facilities service providers do not guarantee that access to our marketplace or to PMI’s own systems will be uninterrupted, error-free or secure. The operation of our marketplace and PMI's operation of its own systems depends on our service providers’ ability to protect the relevant systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity or other environmental concerns, computer viruses or other attempts to harm them, criminal acts and similar events. If PMI’s arrangement with any hosting facilities service provider is terminated, or there is a lapse of service or damage to such provider’s facilities, PMI could experience interruptions in providing its services under the Administration Agreement, PFL could experience interruptions in the operations of our marketplace, and both could experience delays and additional expense in arranging new facilities. Any interruptions or delays in PMI’s performance of its services or in the functioning of and accessibility of our marketplace, whether as a result of a hosting facility service provider or other third-party error, PMI’s error, natural disasters or security breaches, whether accidental or willful, could harm PFL’s relationships with users and its reputation. Additionally, in the event of damage or interruption, PMI’s insurance policies may not be sufficient for PMI to adequately compensate PFL for any losses that it may incur. PMI’s disaster recovery plan has not been tested under actual disaster conditions, and PMI may not have sufficient capacity to recover all data and services in the event of an outage at one or more hosting facilities. These factors could prevent PMI from processing or posting payments on the Borrower Loans or the Notes, damage PFL’s brand and reputation, divert the attention of PMI’s employees, reduce PFL’s revenue, subject PMI or PFL to liability and cause users to abandon our marketplace, any of which could adversely affect our respective businesses, financial condition and results of operations.

Our marketplace may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

Our marketplace may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a hacker were able to infiltrate our marketplace, users would be subject to the increased risk of fraud or borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note. Additionally, if a hacker were able to access our secure files, they might be able to gain access to users’ personal information. While we have taken steps to prevent such activity from affecting our marketplace, if we are unable to prevent such activity, the value of investors’ investment in the Notes could be adversely affected.

Competition for Prosper’s employees is intense, and Prosper may not be able to attract and retain the highly skilled employees it needs to perform under the Administration Agreement.

Competition for highly skilled technical and financial personnel is extremely intense. Prosper may not be able to hire and retain these personnel at compensation levels consistent with its existing compensation and salary structure. Many of the companies with which Prosper competes for experienced employees have greater resources than Prosper has and may be able to offer more attractive terms of employment.

In addition, Prosper invests significant time and expense in training its employees, which increases their value to competitors who may seek to recruit them. If Prosper fails to retain its employees, it could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrower and investors could diminish, resulting in a material adverse effect on PMI’s ability to perform its obligations under the Administration Agreement and, in such event, PFL’s ability to continue to make payments on the Notes could be materially impaired.

Purchasers of Notes will have no control over us and will not be able to influence our corporate matters.

PFL is not offering and will not offer equity interests in its company. Investors who purchase Notes offered through our marketplace will have no equity interest in either of us and no ability to vote on or influence our decisions. As a result, PMI, which owns all of PFL’s outstanding equity interests, will continue to have sole control over PFL’s governance matters, subject to the presence of PFL’s independent directors, whose consent will be required before PFL can take certain extraordinary actions, and subject to the limitations specified in PFL’s organizational documents and the Indenture. See “Information About Prosper Funding LLC” and “Information About Prosper Marketplace, Inc.” for more information.

PMI may enter into acquisitions that may be difficult to integrate, fail to achieve their strategic objectives, disrupt our business or divert management attention.

PMI has entered, and may continue to enter, into acquisitions of businesses, technologies and products intended to complement its existing business, solutions, services and technologies. PMI cannot provide assurance that the acquisitions it has made or will make in the future will provide it with the benefits or achieve the results anticipated in entering into the transaction. Acquisitions are typically accompanied by a number of risks, including: difficulties assimilating and retaining the management and other personnel, culture and operations of the acquired businesses; potential disruption of ongoing business and distraction of management; difficulties in maintaining acceptable standards, controls, procedures and policies, including integrating financial reporting and operating systems, particularly with respect to foreign and/or public subsidiaries; potential loss of existing or acquired strategic operating partners, users and customers following an acquisition; difficulties in integrating acquired technologies and products into our solutions and services; and unexpected costs and expenses resulting from the acquisition, and potential unknown liabilities associated with acquired businesses.

In addition, acquisitions may result in the incurrence of debt, acquisition-related costs and expenses, restructuring charges and write-offs. Acquisitions may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

PMI may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If PMI fails to evaluate and execute acquisitions successfully, PMI may not be able to achieve its anticipated level of growth and its business and operating results could be adversely affected.

Events beyond our control may damage our ability to maintain adequate records, maintain our marketplace or perform the servicing obligations. If such events result in a system failure, investors’ ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in a marketplace outage and physical data loss and/or affected our electronic data storage and back-up storage systems, PFL’s ability (and PMI’s ability as servicer under the Administration Agreement) to perform its servicing obligations would be materially and adversely affected. Such events include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. In the event of any marketplace outage or physical data loss described in this paragraph, PFL cannot guarantee that investors would be able to recoup their investment in the Notes.

Events beyond our control, such as public health emergencies, international conflicts, natural disasters, or other catastrophic events may damage our ability to continue operations without disruptions, including our ability to attract new borrowers and investors, retain existing investors, as well as the ability of existing borrowers to repay their loans. If such events continued for an extended period of time and PFL is unable to attract sufficient investor purchase commitments from new and existing investors, our business and results of operations may be materially adversely affected.

Our business is subject to the risk that external events, such as public health emergencies, natural disasters, or other catastrophic events, could disrupt our day-to-day operations and impair the activities of borrowers and investors on our marketplace. Unforeseen events, or the prospect of such events, including acts of war (including the invasion of Ukraine by Russia), terrorism and other international conflicts, public health issues including health epidemics or pandemics, and natural disasters such as fires, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our vendors or result in political or economic instability. These events could reduce demand for our products or make it difficult or impossible to receive services from our vendors. Any such disruption could also damage our reputation, which would further lower investor or borrower demand for our products. We could also be subject to claims or litigation with respect to losses caused by such disruptions. Our property and business interruption insurance may not cover a particular event at all or be sufficient to fully cover our losses.
Additionally, a potential recession or volatility in capital markets as a result of public health emergencies may cause existing investors to cease or significantly decrease their investment in Borrower Loans through our marketplace. For existing borrowers, any resulting work slowdowns or stoppages may directly result in the inability to make loan payments, and may impair investors’ ability to receive principal and interest payments on the corresponding Notes. If such events continued for an extended period of time and PFL is unable to attract sufficient investor purchase commitments from new and existing investors, our business and results of operations may be materially adversely affected.

Increasing interest rates have adversely impacted and could materially and adversely impact our marketplace.

Various economic factors have resulted in a significant increase in interest rates. Such an increase could have a negative impact on our loan marketplace by decreasing the ability of borrowers to repay their current loan obligations on Borrower Loans and reducing Borrower Loan origination volume. Borrowers may also be more likely to incur additional unsecured or secured debt in an effort to mitigate the effects of the increase in interest rates, which may further reduce their likelihood of repaying Borrower Loans. The increase in interest rates has, and could continue to, also reduce investor demand for Borrower Loans, as investors may have less capital to invest in Borrower Loans and may seek alternative investment options. Although we have adjusted our pricing to account for the increase in the cost of funds and increased credit risk and may continue to do so in the future, we may not be able to fully offset higher costs through rate increases, which may affect the ability of our investors to generate the risk adjusted returns expected for their investment.

RISKS RELATED TO COMPLIANCE AND REGULATION

Our marketplace model may fail to comply with federal and state securities laws, borrower protection laws, such as state lending laws, federal consumer protection laws and the state counterparts to such consumer protection laws. Borrowers may dispute the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws. Investors may attempt to rescind their Note purchases under securities laws. Regulatory agencies and their state counterparts may investigate our compliance, or the compliance of our business partners, with these regulatory obligations, and may take enforcement action with respect to alleged law violations. Compliance with such regulatory regimes is also costly and burdensome.

Our marketplace model must comply with regulatory regimes applicable to consumer credit transactions as well as with regulatory regimes applicable to securities transactions. Certain state laws generally regulate interest rates and other charges and require certain disclosures, and also require licensing for certain activities. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of Borrower Loans in our marketplace. Our marketplace or activities conducted by our partners or service providers in connection with operation of our marketplace are also subject to other laws, such as:

•the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers regarding the terms of their loans;
•the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act;
•the federal Fair Credit Reporting Act and Regulation V, which regulates the use, reporting and disclosure of information related to each applicant’s credit history;
•the federal Fair Debt Collection Practices Act and Regulation F, which regulates debt collection practices by “debt collectors” and prohibits debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans;
•state counterparts to the above consumer protection laws;
•state and federal securities laws, which require that any non-exempt offers and sales of the Notes be registered;
•Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service;
•the federal Gramm-Leach-Bliley Act, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;
•the California Consumer Privacy Act, which provides consumers in the state with extensive rights to know about the use, to request deletion and correction, and to opt out of the sale of their personal information by certain businesses, and which obligates such businesses to notify consumers of their data collection practices and to implement procedures for addressing consumer requests regarding their personal data;
•the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;
•the federal Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations so that the military member can devote their full attention to military duties;
•the federal Military Lending Act, which provides specific protections for active duty service members and their dependents (or covered borrowers) in consumer credit transactions;
•the federal Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;
•the federal Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and
•the federal Bank Secrecy Act, which relates to compliance with anti-money laundering, customer due diligence and record-keeping policies and procedures.

We may not always be in compliance with these laws. Borrowers may make counterclaims regarding the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws. Investors may attempt to rescind their Note purchases under securities laws, and PFL or PMI's failure to comply with such laws could also result in civil or criminal liability. Compliance with these requirements is also costly, time-consuming and limits operational flexibility.

There continues to be uncertainty as to how the actions of the Consumer Financial Protection Bureau or any other new agency could impact our business or that of our issuing bank.

The Consumer Financial Protection Bureau (“CFPB”), which commenced operations in July 2011, has broad authority over the businesses in which we engage. This includes authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine large financial institutions for compliance. The CFPB is authorized to prevent unfair, deceptive or abusive acts or practices through its regulatory, supervisory, and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority. The CFPB may therefore request reports concerning our organization, business conduct, markets and activities. In addition, the CFPB may conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, based on, for example, consumer complaints, judicial opinions, or administrative decisions, that we are engaging in activities that pose risks to consumers. In addition, the CFPB finalized a rule for the direct supervision of nonbank installment lenders, which may permit the CFPB to conduct periodic examinations of our business.

There continues to be uncertainty as to how the CFPB's strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Although we have committed resources to enhancing our compliance programs, actions by the CFPB or other regulators against us, our issuing banks or our competitors that discourage the use of the marketplace model or suggest to consumers the desirability of other loan products or services could result in reputational harm and a loss of borrowers or investors. Our compliance costs and litigation exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

Noncompliance with laws and regulations may impair our ability to facilitate the origination of or service Borrower Loans.

Generally, failure to comply with applicable laws and regulatory requirements may, among other things, limit our or a third party collection agency’s ability to collect all or part of the principal amount of or interest on the Borrower Loans on which the Notes are dependent for payment. In addition, non-compliance could subject us to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm PFL’s business and ability to maintain our marketplace and may result in borrowers rescinding their Borrower Loans.

Where applicable, we seek to comply with state lending, servicing and similar statutes, and we continually evaluate our licensing needs. In U.S. jurisdictions with licensing or other requirements that we believe may be applicable to our marketplace, we have obtained necessary licenses or comply with the relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or face other sanctions, which may have an adverse effect on our ability to continue to facilitate the origination of Borrower Loans through our marketplace, and on our ability to perform servicing obligations or make our marketplace available to borrowers in particular states, which may impair investors’ ability to receive the payments of principal and interest on the Notes that they expect to receive.

If our marketplace were found to violate a state’s usury laws, we may have to alter our business model and our business could be harmed.

If our marketplace were found to violate a state's usury laws, we may have to alter our business model and our business could be harmed. The interest rates that are charged to borrowers and that form the basis of payments to investors through our marketplace are based upon the ability under federal law of the issuing bank that originates the loan to export the interest rates of the state where it is located and on Prosper’s ability to assist the bank in arranging such loans. WebBank, the bank that issues loans through our marketplace, exports the interest rates of Utah, which allows parties to generally agree by contract to any interest rate. As of December 31, 2023, the Borrower Loans carried interest rates that range from 5.46% to 33.00%, which equate to interest rates for Note investors that range from 4.46% to 32.00%. Some states where borrowers are located, including Utah, have no statutory interest rate limitations on personal loans, while other jurisdictions have a maximum rate less than the current maximum rate offered by WebBank through our marketplace. If a borrower were to successfully bring claims against us for state usury or other state law violations, we could be subject to fines and penalties. Further, if the current structure under which WebBank makes loans through our marketplace were successfully challenged, we may have to substantially modify our business operations and may be required to maintain state-specific licenses and only provide a limited range of interest rates for Borrower Loans, all of which may substantially reduce our operating efficiency and attractiveness to investors and possibly result in a decline in our operating results. Recent litigation has successfully challenged lending arrangements in which banks or other exempt entities make loans and sell those loans to a third party charged with servicing the loans.

In addition, it is possible that state usury laws may impose liability that could affect an assignee’s (i.e., PFL’s and/or an investor who purchases Borrower Loans from PFL) ability to continue to charge to borrowers the interest rates that they agreed to pay at origination of their Borrower Loans.

In May 2015, the U.S. Court of Appeals for the Second Circuit issued a decision in Madden v. Midland Funding, LLC that interpreted the scope of federal preemption under the National Bank Act and held that a nonbank assignee of a loan originated by a national bank was not entitled to the benefits of federal preemption of claims of usury. On November 10, 2015, the defendant in the Madden case filed a petition for a writ of certiorari with the United States Supreme Court for further review of the Second Circuit’s decision. On June 27, 2016, the United States Supreme Court denied the petition and refused to review the case, leaving the decision of the Second Circuit intact and binding on federal courts in Connecticut, New York and Vermont. The Madden decision has created some uncertainty as to whether non-bank entities purchasing loans originated by a bank may rely on federal preemption of state usury laws, and may create an increased risk of litigation by plaintiffs challenging our ability to collect interest in accordance with the terms of Borrower Loans. While the decision specifically addressed preemption under the National Bank Act, it could support future challenges to federal preemption for other institutions, including an FDIC-insured, state chartered industrial bank like WebBank. However, although there can be no assurances as to the outcome of any potential litigation, or the possible impact of the litigation on our marketplace, we believe the Madden case addressed facts that are not presented by our marketplace lending platform and thus would not apply to Borrower Loans.

In June 2020, the FDIC issued a final regulation entitled “Federal Interest Rate Authority” that, among other things, addressed the uncertainty resulting from the Madden decision, including uncertainty affecting marketplace lenders that partner with banks. Under the FDIC’s rule, which applies to FDIC-insured state-chartered industrial banks such as WebBank, interest on a loan originated by WebBank that was permissible under DIDA at origination is not affected by WebBank’s subsequent sale of the loan to PFL. Seven states and the District of Columbia sued the FDIC, however, seeking to have the regulation set aside on Administrative Procedure Act grounds. Three states brought a similar challenge in the same court to a similar regulation issued by the OCC under the NBA. Both suits were decided in February 8, 2022, with the United States District Court for the Northern District of California ruling that the FDIC and OCC had not exceeded their statutory authority when promulgating their respective rules. The court deferred to each federal agency's interpretation, and thus concluded that each agency’s rule was not unreasonable or arbitrary or capricious. The states had until April 11, 2022 to appeal the rulings to the U.S. Court of Appeals for the Ninth Circuit and did not do so.

On August 18, 2020, WebBank, the originator and lender of loans offered through the marketplace, was among the parties that reached a settlement with the Administrator of the Colorado Uniform Consumer Credit Code which provides a safe harbor for the platforms operated by Marlette Funding, LLC (“Marlette”) and Avant, Inc. (“Avant”), such that if the programs meet certain criteria related to oversight, disclosure, funding, licensing, consumer terms, and structure, the programs will be deemed to be in compliance with Colorado’s usury limits. On November 9, 2020, we amended our agreements with WebBank to meet the requirements of the safe harbor for extending credit to borrowers in Colorado.

Prosper had separately been in discussions with the Colorado Administrator during the Marlette and Avant litigation regarding certain terms of Borrower Loans offered through the marketplace to Colorado residents. Effective as of July 30, 2019, we and the Administrator entered into a stipulation (the “Stipulation”) to allow loans to continue to be offered through the marketplace to Colorado residents, subject to certain financing charge and late fee restrictions during the period that the Stipulation is in effect with respect to acquired loans, but excluding loans retained by WebBank or sold to a state-chartered, FDIC-insured bank or a federally-chartered bank. Effective as of February 6, 2024, we entered into a Stipulation and Final Agency Order pursuant to which Prosper agreed to continue to be subject to such financing charge and late fee restrictions set forth in the Stipulation through July 1, 2024.

We and our counsel are monitoring these matters closely and, as developments warrant, we will consider any necessary changes to our marketplace required to avoid the impact of these cases on our business model. Because of investor demand, the maximum annual percentage rates offered through our marketplace may be lower in some states than others.

We rely on agreements with WebBank, pursuant to which WebBank originates loans to qualified borrowers on a uniform basis throughout the United States and sells and assigns those loans to PFL. If our relationships with WebBank were to end, we may need to rely on individual state lending licenses or partner with a different bank to offer Borrower Loans.

Borrower Loan requests take the form of an application to WebBank submitted through our marketplace. WebBank currently makes all loans to borrowers through our marketplace, which allows our marketplace to be available to borrowers on a uniform basis throughout the United States. If our relationships with WebBank were to end or if WebBank were to cease operations, one or both of PFL and PMI may need to rely on individual state lending licenses or we would need to partner with a different bank to originate Borrower Loans. Because neither of us currently possesses all required licenses to lend in every state, we might be forced to limit the rates of interest charged on Borrower Loans in some states and we might not be able to originate loans in some states altogether. If we partner with a new bank, service on our marketplace could be disrupted and delayed as we transition to a different bank partner. We also may face increased costs and compliance burdens if the agreements with WebBank are terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders. If litigation or a regulatory enforcement action on similar theories were successful against one or both of PMI and PFL, Borrower Loans originated through our marketplace could be subject to state consumer protection laws and licensing requirements in a greater number of states.

Several lawsuits in the lending industry primarily involving high-interest “payday loan” marketers have brought under scrutiny the association between those firms and out-of-state banks. These lawsuits assert the loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought to re-characterize the loan marketer as the lender for purposes of state consumer protection law and usury restrictions. Similar civil actions have been brought in the context of gift cards and retail purchase finance. Although we believe that our activities are generally distinguishable from the activities involved in these cases, a court or regulatory authority could disagree.

Additional state consumer protection laws would be applicable to the Borrower Loans facilitated through our marketplace if one or both of us were re-characterized as a lender, and the Borrower Loans could be voidable or unenforceable. In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.

As online commerce develops, federal and state governments may draft and propose new laws to regulate commerce over the Internet, which may negatively affect our businesses.

As online commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our businesses could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to marketplace lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our users in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided online. These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of our marketplace.

If one or both of PMI and PFL is required to register under the Investment Company Act, either of our ability to conduct business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. PFL and PMI believe each has conducted its business in a manner that does not result in being characterized as an investment company. If, however, PFL is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would materially adversely affect its business, financial condition and results of operations. Any determination that PMI is an investment company under the Investment Company Act similarly could impair its ability to perform its obligations under the Administration Agreement and thereby impair PFL’s ability to make payments on the Notes. If PFL or PMI were deemed to be an investment company, PFL or PMI may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on their businesses.

If one or both of PMI and PFL is required to register under the Investment Advisers Act, either of our ability to conduct business could be materially adversely affected.

The Investment Advisers Act of 1940, or the “Investment Advisers Act,” contains substantive legal requirements that regulate the manner in which “investment advisers” are permitted to conduct their business activities. PFL believes that its business consists of providing a platform for marketplace lending for which investment adviser registration and regulation do not apply under applicable federal or state law, and does not believe that it is required to register as an investment adviser with either the SEC or any of the various states. The SEC or a state securities regulator could reach a different conclusion, however. Registration as an investment adviser could adversely affect PFL’s method of operation and revenues. For example, the Investment Advisers Act requires that an investment adviser act in a fiduciary capacity for its clients. Among other things, this fiduciary obligation requires that an investment adviser manage a client’s portfolio in the best interests of the client, have a reasonable basis for its recommendations, fully disclose to its client any material conflicts of interest that may affect its conduct and seek best execution for transactions undertaken on behalf of its client. It could be difficult for PFL to comply with this obligation without meaningful changes to its business operations, and there is no guarantee that it could do so successfully. If PFL were ever deemed to be in non-compliance with applicable investment adviser regulations, it could be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders or other adverse consequences. Similarly, any determination by regulators that PMI must register as an investment adviser could materially adversely affect PMI and impair its ability to continue to administer our marketplace on PFL’s behalf.

PMI's administration of Quick Invest under its previous offering and PFL’s administration of Recurring Order, and Auto Invest under its current offering, could create additional liability for PFL and such liability could be material.

Quick Invest was a loan search tool that allowed investors to identify Notes that met their investment criteria. An investor using Quick Invest was asked to indicate (i) the Prosper Rating or Ratings they wished to use as search criteria, (ii) the total amount they wished to invest, and (iii) the amount they wished to invest per Note. Quick Invest then compiled a basket of Notes for his or her consideration that met his or her search criteria.

Recurring Order (formerly known as Recurring Investment) is an automated loan search tool that allows investors to easily invest in Notes that meet their specific investment criteria by automatically bidding any available funds in their account on Notes that match their selected parameters, in accordance with their specified instructions. An investor using Recurring Order is asked to indicate (i) the Prosper Rating or Ratings they wish to use as search criteria, and (ii) the amount they wish to invest per Note. If they wish, the investor can further customize his or her investment criteria by applying one or more of several dozen additional search criteria, such as loan amount, debt-to-income ratio and credit score. The investor can also set aside a specific amount of his or her funds as a cash reserve that will not be invested by the Recurring Order tool. After the investor has entered and saved the parameters of his or her search, Recurring Order automatically (i) runs searches on the designated criteria as new listings are posted on the marketplace, and (ii) places bids on any Notes identified by each such search. For more information about the Recurring Order tool and how it works, see “About the Marketplace—How to Bid to Purchase Notes—Recurring Order.”

Auto Invest is an automated loan search tool that makes it easier for investors to build their desired portfolio of Notes by automatically investing any available funds in an investor’s account in Notes that match the investor’s specified investment criteria and allocation targets. An investor using Auto Invest is asked to select (i) a loan allocation target, or a target mix of loans based on Prosper Ratings, and (ii) the amount they wish to invest per Note. The investor has the option of selecting a target from Prosper’s series of preset loan allocations based on the recent historical loan inventory on the marketplace, any of which may be customized by changing the individual allocation targets for each Prosper Rating, or they can create a custom loan allocation target across Prosper Ratings based on his or her specific risk tolerance. If they wish, the investor can further customize his or her investment criteria by applying additional filters, such as loan term and employment status. The investor can also set aside a percentage of his or her portfolio as a cash reserve that will not be invested by Auto Invest. Investors may update their target allocations, cash reserve and other investment criteria, and pause and restart Auto Invest, at any time. Once the investor turns on Auto Invest, the tool may immediately begin placing orders for Notes in accordance with the investor’s current and target allocations and other criteria. The mix of Notes in any particular order may not match the investor’s individual loan allocation targets, but over time Auto Invest will place orders so that the aggregate holdings in the investor’s portfolio will approximate, to the extent possible, the allocation specified in his or her investment criteria. For more information about the Auto Invest tool and how it works, see “About the Marketplace—How to Bid to Purchase Notes—Auto Invest.”

Since the Notes purchased through Recurring Order, Auto Invest and Quick Invest are the same as Notes purchased manually, they present the same risks of non-payment as all Notes that may be purchased through our marketplace. For example, there is a risk that a Borrower Loan identified through Recurring Order, Auto Invest or Quick Invest may become delinquent or default, and that the estimated return or historical return (as applicable) for that loan individually, or the estimated return or historical return (as applicable) for the allocation target or the basket of Notes selected by Recurring Order, Auto Invest or Quick Invest as a whole, may not accurately reflect the actual return on such loan or Notes. If this were to occur, an investor who purchased a Note from PFL through Recurring Order, Auto Invest or Quick Invest could pursue a claim against PFL in connection with its representations regarding the performance of the Borrower Loans bid upon through Recurring Order, Auto Invest or Quick Invest, respectively. An investor could pursue such a claim under various anti-fraud theories under federal and state securities law.

We may face liability under state and federal securities law for statements in this prospectus and in other communications that could be deemed to be an offer to the extent that such statements are deemed to be false or misleading.

Loan listings and other borrower information available on PFL’s website as well as in sales and listing reports are statements made in connection with the purchase and sale of securities that are subject to the antifraud provisions of the Exchange Act and the Securities Act. In general, these liability provisions provide a purchaser of the Notes with a right to bring a claim against one or both of us for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made not misleading. Even though PFL and PMI have advised investors of what they believe to be the material risks associated with an investment in the Notes and PMI management rights, the SEC or a court could determine that they have not advised investors of all of the material facts regarding an investment in the Notes and PMI Management Rights, which could give investors the right to rescind their investment and obtain damages, and could subject PFL and PMI to civil fines or criminal penalties in addition to any such rescission rights or damages.

PMI and PFL’s activities in connection with the offer and sale of securities through our marketplace could result in potential violations of federal securities law and result in material liability to PFL and/or PMI.

PFL and PMI’s respective businesses are subject to federal and state securities laws that may limit the kinds of activities in which PFL and PMI may engage and the manner in which they engage in such activities. For example, changes to the manner in which PFL offers and sells Notes or other securities through our marketplace could be viewed by the SEC or a state securities regulator as involving the creation or sale of new, unregistered securities. In such circumstances, the failure to register such securities could subject PFL to liability and the amount of such liability could be meaningful. In addition, in 2008, PMI entered into a settlement with the SEC pursuant to which PMI agreed to cease and desist from committing or causing any violations or any future violations of Sections 5(a) and (c) of the Securities Act. Failure to comply with that order could result in material civil or criminal liability, which could materially adversely affect PMI’s business and PFL’s offering of Notes.

USE OF PROCEEDS

PFL will use the proceeds of each series of Notes to facilitate the funding of the related Borrower Loan through the marketplace designated by the investors purchasing such series of Notes. PFL will use the proceeds of each series of Notes to purchase the corresponding Borrower Loan from WebBank. See “About the Marketplace” for more information.

PMI will not receive any consideration for issuance of the PMI Management Rights that accompany each Note.

PLAN OF DISTRIBUTION

PFL will offer the Notes to investors at 100% of their principal amount. The Notes will be offered only by PFL through www.prosper.com. See “About the Marketplace” and “About Prosper Funding LLC” for more information. The PMI Management Rights offered by PMI will accompany each Note offered through the marketplace.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes and PMI Management Rights are highly risky and speculative. Investing in the Notes and PMI Management Rights should be considered only by persons who can afford the loss of their entire investment. The marketplace currently allows investors to bid as little as $25. All bids may be up to 100% of the requested loan amount.

Investors can bid on listings in amounts ranging from as little as $25 and as much as 100% of the loan amount requested. It is typical to have multiple investors bid on a single listing.

Currently, the minimum amount an investor may bid is $25 and the maximum amount an investor may bid is 100% of the amount of the requested Borrower Loan. The maximum aggregate amount an individual investor may bid on the marketplace is currently $25,000,000. There is no maximum aggregate bid amount for institutional users. PFL may change the minimum bid amount.

To purchase Notes and PMI Management Rights, investors located in Alaska, Idaho, Missouri, Nevada, New Hampshire, Oregon, Virginia or Washington must meet one or more of the following suitability requirements:

a.    (i) You must have an annual gross income of at least $80,000; (ii) your net worth must be at least $80,000 (exclusive of home, home furnishings and automobiles); and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles); or
b.    (i) Your net worth must be at least $280,000 (exclusive of home, home furnishings and automobiles); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles).

Investors that are residents of California must meet one or more of the following suitability requirements:

a.    (i) You must have had an annual gross income of at least $85,000 during the last tax year; (ii) you must have a good faith belief that your annual gross income for the current tax year will be at least $85,000; and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or
b.    (i) Your net worth must be at least $200,000 (or $300,000 with your spouse); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or
c.    (i) Your net investment in Securities cannot exceed $2,500; and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth.

The Maine Office of Securities recommends, and each of the Office of the Missouri Secretary of State, Securities Division and the Oregon Division of Financial Regulation requires, that an investor’s aggregate investment in this offering and similar offerings by PMI, PFL or its affiliates not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For purposes of the suitability requirements described above, you and your spouse are considered to be a single person. In addition, the following definitions apply:

“annual gross income” means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

“net worth” means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn’t include any illiquid assets, such as homes, home furnishings or cars;

“net investment” means the principal amount of Notes and PMI Management Rights purchased, minus principal payments received on the Notes and PMI Management Rights.

PFL and PMI may register the offer and sale of the Notes and PMI Management Rights in additional states in the future. As part of this process, PFL and PMI expect that states in addition to those referenced above will impose minimum financial suitability standards and maximum investment limits for investors who reside in such states. Should this occur, PFL and PMI will set forth these requirements in a supplement to this prospectus. Under the Investor Registration Agreement, investors are required to represent and warrant that they satisfy the applicable minimum financial suitability standards and maximum investment limits of the state in which they reside. Investors who fail to satisfy any such requirements will not be permitted to purchase the Notes and PMI Management Rights.

ABOUT THE MARKETPLACE

Overview

Our vision is to transform lives by providing affordable financial solutions through the simplest and most trusted platform. We are a pioneer of peer-to-peer lending in the U.S. and first launched our personal loan lending product, which connects eligible borrowers with individual and institutional investors, in 2006. Our marketplace facilitated $2.2 billion in Borrower Loan originations across all programs during the year ended December 31, 2023, and as of December 31, 2023, $25.6 billion in Borrower Loan originations across all programs since launch.

We believe our business model has key advantages relative to traditional banks, including (i) an innovative marketplace model that efficiently connects qualified supply and demand of capital, (ii) online operations that substantially reduce the need for physical infrastructure and improve convenience, and (iii) use of advanced technology and artificial intelligence to deliver simple, fast, personalized and transparent solutions that can improve consumers’ financial health as they move across the credit spectrum. We do not operate physical branches or incur expenses related to infrastructure like traditional banks or consumer finance institutions. As part of operating our marketplace, we verify the identity of borrowers and assess borrowers’ credit risk profile using a combination of public and proprietary data. Our proprietary technology automates several loan origination and servicing functions, including the borrower application process, data gathering, underwriting, credit scoring, loan funding, investing and servicing, regulatory compliance and fraud detection.

To consumer borrowers, we believe that we offer generally better pricing, on average, than the pricing those borrowers would pay on outstanding credit card balances or unsecured installment loans from a traditional bank. To individual and institutional investors, we offer an asset class (personal loans) that we believe has attractive risk adjusted returns, transparency, and lower duration risk.

Our marketplace offers fixed rate, fully amortizing, unsecured personal loans from $2,000 to $50,000. Loan terms of two, three, four and five years are available, depending in large part upon the Prosper Rating assigned to the borrower at issuance and loan amount being sought. All Borrower Loans are originated and funded by WebBank, an FDIC-insured, state chartered industrial bank organized under the laws of Utah.

Investors invest in Borrower Loans through two channels - (i) the first channel allows investors to purchase Notes from PFL, the payments of which are dependent on the payments made on the corresponding Borrower Loan (the “Note Channel”); and (ii) the second channel allows accredited and institutional investors to purchase a Borrower Loan in their entirety directly from PFL (the “Whole Loan Channel”).

How Our Marketplace Works

The marketplace that we operate is an online marketplace that matches individual borrowers who wish to obtain unsecured consumer loans with investors who are willing to invest in those loans. A borrower who wishes to obtain a loan through our marketplace must apply and, if accepted, post a loan listing to our marketplace. If a listing receives enough investor commitments to be funded, WebBank will originate the loan requested and then sell it to PFL. Each Note issued and sold by PFL comes attached with a PMI Management Right issued by PMI.

In order to obtain a loan through our marketplace, a borrower must first complete a loan application. We then obtain a credit report on the borrower and use data from that report as well as data supplied by the borrower to assign a risk grade to the listing, which is called a “Prosper Rating.” Each time we post a group of listings on our marketplace, we determine the relative proportions of such listings that will be allocated to the Note Channel and the Whole Loan Channel, respectively, based on our estimate of the relative overall demand in each channel. We then use a random allocation methodology to allocate individual listings between the two channels based on those proportions. We currently post listings on our marketplace twice per day on weekdays and once per day on weekends, although the frequency with which we post listings may change in the future. The website format for listings is shown below. The images are not from actual listings, but rather depict hypothetical listings created for purposes of illustration. Each listing includes the Prosper Rating, selected items from the borrower’s credit report and the intended use of the potential loan.

LISTING #13369458

C
Rating

# $10,500 for Debt Consolidation

$7,349 left to fund

13 days left

## Verification Stage:3

Most of the information provided by the borrower has been verified. Additional documents may still be needed.

## Investment information

| | |
|---|---|
| Prosper Rating | C |
| Prosper Score | 4 |
| Yield | 20.66% |
| Historical Return | 3.27% - 9.32% |
| Servicing fee | 1.00% |

## Loan information

| | |
|---|---|
| Borrower Rate | 21.66% |
| Term | 3 years |
| Monthly payment | $399.16 |

## Borrower information

| | |
|---|---|
| Stated income | $100,000+ |
| Debt/income | 17.39% |
| Stated employment | Employed / 9 years |
| Occupation | Truck Driver |
| Mortgage | No |
| Borrower state | Alabama |

## Credit information

| | |
|---|---|
| FICO range | 660-679 |
| Open/current credit lines | 5 / 5 |
| Revolving credit balance | $21,423.00 |
| Delinquency information | See Details |
| Inquiries in last 6mo | 2 |
| Public records (24mo/10yr) | Not available / 0 |

The borrowers credit/mortgage info has been obtained from their credit report. The employment/income info has been provided by the borrower. This info may not be verified by Prosper.

Investment amount ($25-$7,349)
$ 25

Add to order

Investors participating in the Note Channel may access the marketplace from our website or from our mobile app, Prosper Invest. The mobile app is designed to provide investors an on-the-go option for managing their Prosper accounts, including initiating cash transfers, checking the status of their Notes, manually investing in the Notes, and setting up the Auto Invest tool. Prosper Invest is available for devices using iOS and Android operating systems. While all loan listings allocated to the Note Channel are accessible through both the website and the mobile app, there may be certain functionality and formatting differences between the website and the app. In addition, certain information relating to the loan listings may be accessible solely through our website. Sample screenshots of the mobile app investor experience are shown below.

Within the Note Channel, the minimum amount an investor may bid is $25. All bids may be up to 100% of the requested loan amount. It is typical to have multiple investors bid on a single listing.

The registration, processing and payment systems are automated and electronic. We have no physical branches, no deposit-taking and interest payment activities and limited loan underwriting activities. The website, which is located at www.prosper.com, provides detailed information about our marketplace, including detailed fee information, the full text of the user legal agreements and help pages. In addition to the customer support materials available on the website, we make additional customer support available to users by email and phone. Our customer support team is currently located in Phoenix, Arizona; Augusta, Georgia; London, Ontario and at our headquarters in San Francisco, California.

We attract investors and borrowers to the website through a variety of sources, including referrals from other parties (such as online communities, social networks and marketers), direct mail, search engine results and online and offline advertising. We are not dependent on any one source of traffic to the website.

Marketplace Participants, Registration Requirements and Minimum Credit Criteria

All marketplace participants must register with PFL and agree to our marketplace’s rules and terms of use, including consent to doing business electronically. At the time of registration, individuals or authorized institutional agents must provide their name, address and an email address. After responding to an email verification request, registrants must agree to the terms and conditions (including the applicable registration agreement) for the specific borrower or investor role for which they are registering.

Borrowers

Any natural person at least 18 years of age who is a U.S. resident in a state where loans through our marketplace are available with a U.S. bank account and a social security number may apply to become a borrower by registering at www.prosper.com. After passing the anti-fraud, anti-terrorism and identity verification process, borrowers can request unsecured Borrower Loans at interest rates set by us. We set minimum credit and other credit guidelines for borrowers, as discussed in the risk grading section.

When a borrower requests a loan, we first evaluate whether the borrower meets the underwriting criteria required by WebBank. WebBank originates loans to borrowers and then sells and assigns the promissory notes evidencing those loans to PFL. The underwriting criteria apply for all Borrower Loans originated through our marketplace and may not be changed without WebBank’s consent. For the Note Channel, all borrowers who request a loan are subject to the following minimum eligibility criteria: (1) have at least a 600 FICO 08 score, (2) have nine or fewer credit bureau inquiries (after excluding duplicate inquiries) within the last 6 months, (3) have an annual income greater than $0, (4) have a debt-to-income ratio of no more than 50%, (5) have at least two open trades reported on their credit report, and (6) have not filed for bankruptcy within the last 12 months.

Prosper also allows two borrowers to apply together as joint applicants for a co-borrower loan. We currently offer Borrower Loans with 3-year and 5-year terms to co-borrowers, although we may additionally choose to offer Borrower Loans with 2-year and 4-year terms to co-borrowers in the future. Each borrower applicant is held jointly and severally liable for the obligations under the loan. In the case of co-borrower loans, the primary (or “specified”) borrower must satisfy the following minimum eligibility criteria: (1) have at least a 640 FICO 08 score, (2) have fewer than five credit bureau inquiries (after excluding duplicate inquiries) within the last 6 months, (3) have an annual income greater than $0, (4) have a debt-to-income ratio of no more than 50% (the debt-to-income ratio for joint loans is calculated using the combined debt-to-income ratio of the primary and secondary borrowers without duplication of combined debt), (5) have at least three open trades reported on their credit report, and (6) have not filed for bankruptcy within the last 12 months.

In addition, a borrower may have up to two loans through Prosper outstanding at one time, provided that (1) the first loan is current, (2) the aggregate outstanding principal balance of both loans does not exceed the then-current maximum allowable loan amount for loans (currently $50,000), (3) the borrower has held his or her first Borrower Loan for at least 6 months, and (4) the borrower complies with the prior-borrower constraints below. For co-borrower loans, the foregoing additional requirements will apply if either the primary or secondary borrower has a currently outstanding loan.

If a borrower has previously obtained a Borrower Loan through our marketplace, then in addition to the foregoing requirements (as applicable), the borrower must also (1) have no prior charge-offs on Borrower Loans originated through our marketplace, and (2) have never been more than 15 days delinquent on any Borrower Loan obtained through our marketplace within 12 months of his or her application.

Underwriting requirements for Borrower Loans, including eligibility requirements for subsequent loans, are subject to change over time.

After receiving a borrower’s loan request, we verify the deposit account into which the Borrower Loan proceeds will be deposited to determine that the borrower is a holder of record of the account. Even if a listing receives bids that equal or exceed the minimum amount required to fund, we will cancel the listing if we are unable to verify the borrower’s deposit account. While we attempt to authenticate each marketplace participant’s identity, our fraud checks could fail to detect identity theft, fraud and inaccuracies. See “Risk Factors—Risks Related to Borrower Default” for more information.

Investors

Investors are individuals and institutions that have the opportunity to buy Notes or Borrower Loans. Investors must register on our marketplace. An individual investor must be a natural person at least 18 years of age and a U.S. resident, must provide his or her social security number, and may be required to provide his or her state driver’s license or state identification card number. An institutional investor must provide its taxpayer identification number and entity formation documentation. During the investor registration process, potential investors who are individuals must authorize us to obtain their credit report for identification purposes. Individual and institutional investors also must consent to any applicable tax withholding statement and must agree to the terms and conditions of the website. Investors are not required to give credit information to the same extent as borrowers.

Investors who participate in the Note Channel must enter into an Investor Registration Agreement, which agreement governs all sales of Notes to such investors. The Investor Registration Agreement contains provisions that limit certain legal rights of investors in relation to PFL and PMI. See “Risk Factors—Risks Inherent in Investing in the Notes” for more information. At the time an investor registers to participate in the Note Channel, the investor must satisfy any minimum financial suitability standards and maximum investment limits established for the Note Channel by the state in which the investor resides.

Only investors that are approved by us are eligible to participate in the Whole Loan Channel. At a minimum, an investor cannot participate in the Whole Loan Channel unless it is an institutional investor and meets the definition of an “accredited investor” set forth in Regulation D under the Securities Act. Investors who participate in the Whole Loan Channel must enter into loan purchase and loan servicing agreements.

Prior to bidding on a listing, investors must transfer funds to a funding account maintained on our marketplace. The funds of most investors are held in a single, pooled funding account, which is referred to as the “pooled funding account.” We have also established dedicated funding accounts for certain investors that participate in the Whole Loan Channel, each of which is referred to as a “dedicated funding account.” The pooled funding account and each dedicated funding account (collectively, the “FBO funding accounts”) is a demand deposit account, currently maintained by PMI or PFL at Wells Fargo Bank, National Association (“Wells Fargo”). The pooled funding account is held in the name of PFL for the benefit of its investors, and each dedicated funding account is held in the name of PMI or PFL for the benefit of the applicable investor.

We cause all payments made or collected on any Note or Borrower Loan owned by an investor to be deposited into the applicable FBO funding account. An investor that wishes to make a commitment to purchase a Note or Borrower Loan must have funds equal to the sum of such commitment and all the investor’s other outstanding purchase commitments in the applicable FBO funding account. For the FBO funding accounts, we maintain sub-account balances on our system to track commitments and purchases made and loan proceeds received at the investor level. These sub-accounts are purely administrative and reflect balances and transactions concerning funds in the FBO funding accounts. Individual investors have no direct relationship with Wells Fargo by virtue of funds or transactions within the FBO funding accounts or by virtue of participating on our marketplace.

Each FBO funding account is FDIC-insured on a “pass through” basis to each investor, subject to applicable limits. This means that each investor’s cash balance is protected by FDIC insurance, up to the limits established by the FDIC. Other funds the investor has on deposit with Wells Fargo may count against any applicable FDIC insurance limits. Funds of an investor in an FBO funding account can consist of amounts deposited by the investor but never committed to Note or Borrower Loan purchases; amounts the investor has committed to one or more such purchases, where origination of the corresponding Borrower Loan has not yet occurred; or amounts received as principal and interest payments on Notes or Borrower Loans owned by the investor that the investor has not yet withdrawn. Upon request by an investor, we will transfer funds from the applicable FBO funding account to the investor’s designated and verified external bank account, provided such funds are not already committed to Note and/or Borrower Loan purchases. To the extent an investor does not withdraw any such amounts, they will remain in the applicable FBO funding account indefinitely.
Individual investors can also create a Prosper IRA account to invest on our marketplace using tax-deferred funds from an individual retirement account (“IRA”). Prosper IRA accounts are not maintained on our marketplace. Rather, Prosper IRA accounts are managed by third-party custodians who direct Prosper to make deposits and withdrawals to the individual’s Prosper IRA account on behalf of the investor and/or their beneficiaries and who ensure IRA accounts remain compliant with applicable IRS regulations. Investors have the ability to select their third-party custodian or utilize a Prosper preferred third-party custodian partner for account management purposes.
Relationship with WebBank

WebBank is an FDIC-insured, Utah-chartered industrial bank that originates all Borrower Loans made through our marketplace, although in the future, either or both of us may enter into agreements with other banks to originate Borrower Loans through our marketplace in addition to, or in lieu of, WebBank. WebBank and PMI are parties to a Marketing Agreement, under which PMI manages the operations of our marketplace that relate to the submission of Borrower Loan applications by borrowers, the making of related Borrower Loans by WebBank and the funding of such Borrower Loans by WebBank in exchange for a fee equal to the origination fee charged by WebBank. Under the Marketing Agreement, Prosper has agreed to indemnify WebBank with respect to any damages arising from WebBank’s participation in the origination of Borrower Loans as contemplated in the Marketing Agreement. WebBank and PFL are parties to an Asset Sale Agreement, under which WebBank sells and assigns the promissory notes evidencing the Borrower Loans to PFL. As consideration for WebBank’s agreement to sell and assign the promissory notes, PFL pays WebBank the purchase price of the promissory notes, as well as a monthly fee, which is partially tied to the terms and performance of the loans.  PMI receives payments from WebBank as compensation for the activities it undertakes on WebBank’s behalf.

Risk Management

Our risk management has evolved from its inception. We have consistently worked to improve the information provided to investors in order to help them make sound investment decisions. A major source of improvement has been to progressively incorporate the historical performance of Borrower Loans originated through our marketplace into our proprietary rating system (the “Prosper Rating”) as more Borrower Loan outcome data becomes available over time. We intend to continuously refine the Prosper Rating system by regularly reassessing the system. For more information about how the Prosper Rating and estimated loss rates are calculated and reassessed, see the following sections under this discussion of “Risk Management.”

Prosper Rating Assigned to Listings

Each listing is assigned a Prosper Rating, which is a letter grade that indicates the expected level of risk associated with the listing. Each letter grade corresponds to an estimated average annualized loss rate range. The rating associated with a listing reflects the loss expectations for that listing as of the time the rating is given. This means that otherwise similar borrowers may have different Prosper Ratings at different points in time as the Prosper Rating is updated to incorporate more recent information. There are currently seven Prosper Ratings, but this, as well as the loss ranges associated with each, may change over time as our marketplace dictates. We intend to regularly update the loss rates calibration to reflect the actual performance of Borrower Loans. The updates will occur at least annually.

The current Prosper Ratings and the estimated average annualized loss rate ranges associated with them are as follows:

Prosper Rating	Est. Avg. Annualized Loss Rate
AA	0.00% - 1.99%
A	2.00% - 3.99%
B	4.00% - 5.99%
C	6.00% - 8.99%
D	9.00% - 11.99%
E	12.00% - 14.99%
HR	>=15.00%

The estimated average annualized loss rate for each listing is based primarily on the historical performance of Borrower Loans with similar characteristics and is primarily determined by the following scores: (i) one or more custom Prosper scores (“Prosper Score”), as may be supplemented by additional proprietary scoring models, and (ii) a credit score obtained from a credit reporting agency. A Prosper Score is also updated periodically to include new information that is predictive of borrower risk as such information becomes available or as the evidence supporting a particular variable becomes strong enough to merit its inclusion in a Prosper Score.

If a particular piece of information is found to be highly predictive of a borrower’s risk prior to a Prosper Score re-development, then it may be added to the rating process as an overlay until its impact on borrower risk is sufficiently captured by the combination of the Prosper Score and the credit bureau score.

Currently, the borrower’s Prosper Rating and Prosper Score are determined based on information obtained from the borrower’s TransUnion credit report, including one or more of his or her TransUnion FICO 08 score and VantageScore.

Prosper Score

To create a Prosper Score, we have developed and refined custom, artificial intelligence driven risk models using our historical data as well as a data archive from a consumer credit bureau. We built the Prosper Score models on a population of users that applied for a Borrower Loan so that the models would incorporate behavior that is unique to that population. In contrast, a credit score obtained from a credit reporting agency is based on a much broader population, of which borrowers through our marketplace are just a small subset. We use both a Prosper Score and a credit score to assess the level of risk associated with a listing.

To build and validate the custom risk models, we used borrowers from (i) November 2013 through October 2014 and (ii) January 2017 through August 2018, as applicable, and measured their performance for the twelve months following their date of application. We analyzed variables available at the time of listing for potential inclusion in the final models. Potential variables included those from the credit report and also those provided by the borrower. We dropped or kept variables in the final models based on their contribution and stability over time, and went through a number of iterations before finalizing the models in their current form. The final models include variables such as “Inquiries last six months” and “Debt-to-Income Ratio.” The former is an example of a credit report variable and the latter uses both credit report information as well as income information provided by the borrower.

The models consist of a large number of decision trees that are combined to generate a prediction of default. Selection of the variables used is based on their combined accuracy in the prediction of default or “probability of bad.” For a given borrower, the model estimates the probability of the borrower becoming bad, which is called the borrower’s “probability of bad.” The probability of bad for a borrower is then mapped to a Prosper Score, which is displayed as part of that listing. Prosper Scores range from 1 to 11, with 11 being the best, or lowest risk value. The probability of bad ranges and the corresponding Prosper Scores are as follows:

Probability of Bad	Prosper Score
> 13.00%	1
12.00 < x <= 13.00%	2
9.50 < x <= 12.0%	3
8.00 < x <= 9.50%	4
6.90 < x <= 8.00%	5
5.90 < x <= 6.90%	6
5.00 < x <= 5.90%	7
4.20 < x <= 5.00%	8
3.50 < x <= 4.20%	9
2.70 < x <= 3.50%	10
0.00 < x <= 2.70%	11

For example, a probability of bad of 3.29% equates to a Prosper Score of 10 and a probability of bad of 12.00% equates to a Prosper Score of 3. The probability of bad ranges may change over time as additional performance data is acquired and the custom model is updated.

Credit Bureau Score
In addition to a Prosper Score, another major element used to determine the Prosper Rating for a listing is a credit score from a consumer reporting agency. We currently use either or both of TransUnion’s FICO 08 score and VantageScore, and we may use one or more different scores in the future. The minimum FICO 08 score required for a borrower to post a listing is 600.

We obtain a borrower’s credit score at the time the listing is created, unless we already have a credit score on file that is not more than 30 days old. This credit score is used to determine the Prosper Rating for the listing, and the range that credit score falls within is also included in the listing. If available, we obtain updated credit scores on a monthly basis for borrowers with outstanding Borrower Loans. We do not disclose the borrower’s exact credit score to any marketplace users, except for the borrower himself.

Assigning Estimated Loss Rates

Estimated average annualized loss rates are based on the historical performance of Borrower Loans with three and five year terms originated through our marketplace with similar characteristics and are primarily determined by whether the borrower has obtained a loan through Prosper in the past, Prosper Scores and credit scores. The starting point for this determination is the base loss rate table, which is created by dividing the range of Prosper Scores and credit scores into multiple segments and combining them into a single grid. A base loss rate is estimated for each cell in the table, based on the historical performance of Borrower Loans originated through our marketplace that occupied the same cell (i.e., that had the same point of intersection for their Prosper Score and credit score). Cells may be given the same loss rate due to small volume, similar behavior or both. We review loan performance on a monthly basis to see how the loss rate estimates compare to the actual performance of Borrower Loans, and make adjustments as necessary based on such reviews. The following base loss rate table is provided for illustrative purposes only, and is based on TransUnion’s FICO 08 score.

TransUnion FICO 08 Credit Score
Prosper Score	600 -639	639 -659	659 -679	679 -699	699 -719	719 -739	739 -759	759 -779	779 -799	799 -829	829 -850
1	22.75%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%
2	18.25%	17.75%	17.75%	17.75%	17.25%	16.75%	14.25%	14.25%	14.25%	14.25%	13.75%
3	17.25%	16.25%	15.25%	15.25%	12.25%	12.25%	12.25%	12.25%	12.25%	11.25%	10.75%
4	13.25%	12.25%	12.25%	12.25%	11.75%	11.25%	10.25%	10.25%	10.25%	9.75%	9.75%
5	12.75%	11.75%	11.75%	10.25%	9.75%	8.99%	8.99%	8.99%	8.74%	8.49%	8.49%
6	10.75%	10.75%	9.75%	8.99%	8.74%	8.74%	7.99%	7.99%	7.99%	7.74%	7.74%
7	9.99%	8.99%	8.49%	8.24%	6.74%	6.74%	6.24%	6.24%	5.99%	5.99%	5.99%
8	8.99%	7.99%	7.74%	6.24%	6.24%	5.99%	5.74%	5.74%	5.74%	5.74%	5.74%
9	7.74%	6.74%	6.24%	5.99%	5.49%	3.99%	3.99%	3.99%	3.24%	3.24%	3.24%
10	6.24%	5.24%	5.24%	4.74%	3.99%	3.74%	3.49%	3.49%	3.24%	2.74%	2.24%
11	5.49%	4.49%	3.49%	3.24%	2.74%	2.24%	1.99%	1.24%	0.99%	0.74%	0.74%

After we have determined the base loss rate for a borrower, we make adjustments for the final listing amount the borrower chooses and for the term of the Borrower Loan. The final loss rate determines the Proper Rating. The value of the adjustments are based on historical data, where available, as well as observed industry performance and behavior. An example of a potential adjustment is shown below:

Here is an example of how the final loss rate and Prosper Rating for a loan listing would be calculated:

•Borrower credit bureau score = 730 and Prosper Score = 8
•Borrower selects a 60 month loan term

Base Loss Rate:	5.99%
Adjustments:
-Loan Term:	2.25%
Final Loss Rate:	8.24%
Prosper Rating:	C

Calculating Loss Estimates

Loss rates for a particular group of Borrower Loans will be a function of the group’s delinquency and loss behavior over time, prepayment behavior over time, and responsiveness to collections activity. For Borrower Loans originated through our marketplace, the largest driver of the loss rate is the rate at which a group of Borrower Loans becomes delinquent and charges off. A loan becomes "charged off" and is considered a loss when it becomes at least 120 days past due.

Modeling Loss Rates. The loss rate is the balance-weighted average of the monthly loss rates for the group of Borrower Loans over the term of such loans. The gross loss rate is adjusted for principal recovery net of collection expenses to arrive at a net loss rate.

Estimating Losses. We determine the loss component of the loss rate calculation by analyzing losses for Borrower Loans and making adjustments to reflect anticipated deviations from historical performance that may exist due to the current macro-economic or competitive environment. Changes in delinquency and losses have the largest impact on the expected loss rate of a group of Borrower Loans, and so changes in loan delinquency and loss performance are monitored on at least a monthly basis.

Calculating Average Balance. To calculate the average balance for each period, we used the amount of loan principal on Borrower Loans that are still open and have not been charged-off or paid off. As loan payments are made, the principal balance of each Borrower Loan declines over time.

When a Borrower Loan pays faster than its amortization schedule (prepayment), the portion of the principal that is pre-paid is no longer included in the outstanding balance for subsequent periods. Once a Borrower Loan has been charged-off, the principal associated with such loan is considered a credit loss and is no longer included in the outstanding periodic balance.

Collection Expense and Recovery Adjustments. When an account becomes past due, we may collect on the account directly or refer the account to a third-party collection agency. Our in-house collections department and third-party collection agencies are compensated by keeping a portion of the payments they collect based on a predetermined schedule. Once an account has been charged-off, any subsequent payments received or proceeds from the sale of the Borrower Loan in a debt sale are considered recoveries and reduce the amount of principal lost.

Comparing Estimated Loss Rates to Actual Losses. We review the performance of Borrower Loans on a monthly basis to determine how loss rate estimates compare to actual performance. The graphs below show the actual cumulative dollar loss rates by Prosper Rating for Borrower Loans, collectively, booked from July 13, 2009 through June 30, 2023. Performance is as of December 31, 2023. The loss performance is tracked by vintage, meaning each line represents all Borrower Loans originated in a given period. The graphs only include Borrower Loans that have been outstanding at least 6 months. In addition, data for a point along the x-axis is only included if the entire vintage is at least mature for 6 months.

Vintages generally contain enough loan volume for their performance curves to be meaningful. For presentation purposes, some of the older vintages have been grouped into annual and half-year vintages.

Below are graphs that show the actual 2-year (24M), 3-year (36M), 4-year (48M), and 5-year (60M) term cumulative gross charge-offs as a percentage of originations in the respective term, across all Prosper Ratings by vintage for Borrower Loans, collectively, originated from July 13, 2009 to June 30, 2023. The addition of “H1” means that the information reported reflects the first six months of the year presented, while “H2” reflects the second 6 months of the year presented. Similarly, “Q1,” “Q2,” “Q3” or “Q4” means that the information reported reflects the first, second, third or fourth quarter of the year presented. HR-rated Borrower Loans with a 5-year (60M) term and Borrower Loans with a 2-year (24M) and 4-year (48M) term recently became available for investment on the platform. As a result of their recent availability, the data in the charts below reflect a small population of Borrower Loan originations with indices of performance that could fluctuate over time.

Overall, 2019-2021 vintages demonstrated lower charge off rates as compared to the charge off rates of the 2009-2012 vintages, primarily driven by government stimulus, and Prosper’s credit tightening actions and accommodation programs. 2022 vintages exhibited credit deterioration, in part as a result of the termination of government stimulus programs and macroeconomic headwinds which negatively impacted consumers’ ability-to-pay. Vintages originated in 2022Q3 onwards have shown early indications of decreased charge off rates, driven partially by credit tightening actions.
The graphs below show the actual 2-year (24M), 3-year (36M), 4-year (48M), and 5-year (60M) term cumulative gross charge-offs for Borrower Loans, collectively, as a percentage of originations for respective term and for each Prosper Rating presented by vintage from July 13, 2009 to June 30, 2023. HR-rated Borrower Loans with a 5-year (60M) term and Borrower Loans with a 2-year (24M) and 4-year (48M) term recently became available for investment on the platform. As a result of their recent availability, the data in the charts below reflect a small population of Borrower Loan originations with indices of performance that could fluctuate over time.

Because Prosper tracks gross losses, it is important to note that the curves above do not reflect the meaningful improvements made in 2015 and 2016 to Prosper’s recovery rates on charged off Borrower Loans. In 2015, Prosper adopted a new program for obtaining recoveries on charged off Borrower Loans. Prior to implementation of this program, Prosper’s recovery rates on charged off Borrower Loans ranged from 2-3%. To date, recovery rates on charged off Borrower Loans under the program have ranged from 7-12%. Although Prosper expects to devote substantial efforts to maximizing recoveries on charged off Borrower Loans for its investors going forward, there can be no guarantee that the recovery rates under the program will continue to range from 7-12% in the future.

Please note that the historical performance of Borrower Loans may not be indicative of the future performance of Borrower Loans.

Maximum Loan Amount

The maximum loan amount for a listing is determined by the borrower’s Prosper Rating. The table below shows the maximum loan amount for each Prosper Rating as of May 15, 2024:

Prosper Rating	Maximum Loan Amount
AA	$50,000
A	$50,000
B	$39,000
C	$37,000
D	$32,000
E	$20,000
HR	$13,000

Borrower Identity and Financial Information Verification

PFL reserves the right in its user agreements to verify the accuracy of all statements and information provided by borrowers and investors in connection with listings, commitments and Borrower Loans. We may conduct our review at any time before, during or after the posting of a listing, or before or after the funding of a Borrower Loan. If we are unable to verify material information with respect to a borrower or listing, we will cancel or refuse to post the listing or cancel any or all commitments against the listing. We may also delay funding of a Borrower Loan in order to verify the accuracy of information provided by a borrower in connection with the listing, or to determine whether there are any irregularities with respect to the listing. If we identify material misstatements or inaccuracies in the listing or in other information provided by the borrower, we will cancel the listing or related loan. Our participation in funding Borrower Loans through our marketplace from time to time has had, and will continue to have, no effect on the income and employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

We verify the identity of borrowers by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases.  In addition, we ask certain borrowers to submit a copy of their current driver’s license, passport or other government-issued, photo identification card, which are then authenticated using third-party reference materials. Finally, we verify the accuracy of each borrower’s bank account information. To the extent any of these processes identify inconsistencies between the information submitted by the borrower and the information contained in another data source, the borrower must submit documentation to resolve the discrepancy to our satisfaction. For example, the borrower might be required to submit a recent utility bill to reconcile a discrepancy between the current address listed in his or her application and the one listed in his or her credit report. If we are unable to verify the identity of a borrower in the manner described above, we will cancel the borrower’s listing or pending loan.

In addition to the identity verification processes just described, we verify income and employment information for a subset of borrowers based on a proprietary algorithm. The intention of this algorithm is to identify instances where the borrower's self-reported income is highly determinative of the borrower’s Prosper Rating. The algorithm gives weight to a combination of factors, including, but not limited to:

•Prosper Rating;
•loan amount;
•stated income; and
•debt-to-income ratio.

To verify a borrower’s income, we will request documents such as recent paystubs, tax returns or bank statements.  To verify a borrower’s employment, we may contact the borrower’s employer or use other databases.

Between July 13, 2009 and December 31, 2023 (based on start time of the applicable bidding period), we verified employment and/or income on approximately 44% of the Borrower Loans originated through our marketplace on a unit basis (889,940 out of 2,013,628) and approximately 52% of such loans on a dollar basis ($13.2 billion out of $25.2 billion). Breaking these numbers down by Prosper Rating:

•for Borrower Loans with a Prosper Rating of AA, A or B, we verified income and/or employment information on approximately 46% of such loans on a unit basis (451,043 out of 970,731) and approximately 53% of such loans on a dollar basis ($7.3 billion out of $13.8 billion);
•for Borrower Loans with a Prosper Rating of C or D, we verified income and/or employment information on approximately 54% of such loans on a unit basis (323,799 out of 604,180) and approximately 61% of such loans on a dollar basis ($4.9 billion out of $8.0 billion); and
•for Borrower Loans with a Prosper Rating of E or HR, we verified income and/or employment information on approximately 38% of such loans on a unit basis (83,323 of 218,284) and approximately 42% of such loans on a dollar basis ($0.7 billion out of $1.7 billion).

Between July 13, 2009 and December 31, 2023, we canceled 10% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information. Please note that historical data regarding Borrower Loans may not be indicative of the characteristics of future Borrower Loans. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

If a borrower fails to provide satisfactory information in response to an income or employment verification inquiry, we will (a) request additional information from the borrower, (b) cancel the borrower’s listing or (c) refuse to proceed with the funding of the loan. Where we choose to verify a borrower’s income or employment information, the verification is normally done after the borrower’s listing has already been posted. This allows us to focus our verification efforts on the listings most likely to fund.

When we identify inaccurate employment or income information in an application or listing that has resulted in the borrower obtaining a different Prosper Rating or interest rate for their listing than they would have obtained if they had provided the correct information, we cancel the listing. If we identify inaccurate information in a listing that does not trigger cancellation of the listing, we do not update the listing to include the corrected information. Cancellation automatically triggers a notice to the borrower and any investors who made commitments to the listing that the listing has been canceled, and we send an adverse action notice to the borrower indicating the reasons for cancellation. We make the funds committed by the investors on the canceled listing immediately available to them for bidding on other listings.

We generally do not verify information included by borrowers in their listings other than identity, income and employment information. We derive the borrower’s debt-to-income ratio (“DTI”) from a combination of the borrower’s self-reported income and information from the borrower’s credit report. The credit data that appears in listings is taken directly from the borrower’s credit report. Although borrowers may provide proof of homeownership to establish homeownership status, in most instances, homeownership status is derived solely from the credit report. For example, if the credit report reflects an active mortgage loan, the borrower is presumed to be a homeowner. Investors should not rely on unverified information provided by borrowers. See “Risk Factors—Risks Related to Borrower Default—The maximum debt-to-income ratio for all applicants is 50%” for more information.

Under the Administration Agreement, PMI is required to perform borrower identity and financial information verification services on behalf of PFL in the manner and to the extent contemplated in this section. We are continuously looking for ways to improve our verification procedures in a cost-effective manner in order to increase the repayment performance of Borrower Loans. See “Risk Factors—Risks Related to Borrower Default—Information supplied by borrowers may be inaccurate or intentionally false. Information regarding income and employment is not always verified” for more information.

Note Repurchase and Indemnification Obligations

Under the terms of each Note, if a “Repurchase Event” occurs with respect to that Note, PFL will, at its sole option, either repurchase the Note from the holder or indemnify the holder of the Note for any losses resulting from nonpayment of the Note or from any claim, demand or defense arising as a result of such Repurchase Event. A “Repurchase Event” with respect to a Note means (i) a Prosper Rating different from the Prosper Rating actually calculated by us was included in the listing for the corresponding Borrower Loan, as a result of which the interest of the holder in the Note is materially and adversely affected, (ii) a Prosper Rating different from the Prosper Rating that should have appeared was included in the listing for the corresponding Borrower Loan because either we inaccurately input data into the formula for determining the Prosper Rating or inaccurately applied the formula for determining the Prosper Rating and, as a result, the interest of the holder in the Note is materially and adversely affected, or (iii) the corresponding Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower and a material payment default under the corresponding Borrower Loan has occurred.

Under PFL’s standard form of Loan Purchase Agreement for participants in the Whole Loan Channel, PFL will repurchase a Borrower Loan from the purchaser if the Borrower Loan is legally unenforceable because it did not comply with applicable laws in effect at the time the Borrower Loan was originated, or if the Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower.

The determination of whether verifiable identify theft has occurred is in our sole discretion, and we have the exclusive right to investigate such claims. We may, in our reasonable discretion, require proof of the identify theft, such as a copy of a police report filed by the person whose identity was wrongfully used to obtain the Borrower Loan, an identity theft affidavit, a bank verification letter or all of the above. Because we are the sole entities with the ability to investigate and determine verifiable identity theft, which in turn triggers PFL’s repurchase or indemnification obligations, a conflict of interest exists. We believe the risk created by this conflict of interest is mitigated by three factors that incent us to vigorously investigate claims of identity theft. First, without the protection offered by PFL’s repurchase and indemnification obligations, fewer potential investors will have the confidence to participate in our marketplace, limiting the growth and long term profitability of PFL. Second, the Loan Program Agreement between Prosper and WebBank includes a requirement and accompanying audit function to ensure that claims of identity theft are thoroughly investigated and accurately reported. Third, California statutes provide strong remedies to victims of identity theft whose claims are not adequately investigated or were frivolously dismissed. See “Risk Factors—Risks Related to Borrower Default—The fact that we have the exclusive right and ability to investigate claims of identity theft in the origination of Borrower Loans creates a significant conflict of interest between us and our investors.”

PFL is under no obligation to repurchase a series of Notes or indemnify any holder of Notes if a correctly determined Prosper Rating fails to accurately predict the actual losses on a Borrower Loan. In addition, the remedy described above for identity theft with respect to Notes and Borrower Loans only provides protection against identity theft; in no way is it a guarantee of a borrower’s self-reported information (beyond identity) or a borrower’s creditworthiness. See “Risk Factors—Risks Inherent in Investing in the Notes—PFL is not obligated to indemnify a Note holder or repurchase any Notes except in limited circumstances.” PFL expects the incidence of identity fraud in our marketplace to be low because of the identity verification process. From 2006 through December 31, 2023, we experienced identity fraud cases affecting 208 Borrower Loans. In the cases of identity theft we have experienced, we received a police report and identity theft affidavit from the victim evidencing that identity theft had occurred. Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

Under PFL’s Investor Registration Agreement with investors who participate in the Note Channel, PFL represents and warrants that (i) if an investor uses an automated bidding tool or order execution service offered by PFL, such as Auto Invest, Quick Invest, Auto Quick Invest or Premier, to identify Notes for purchase, each Note purchased will conform to the investment criteria provided by the investor through such tool or service, and (ii) each Note that an investor purchases from PFL will be in the principal amount of the bid such investor placed and will correspond to the Borrower Loan on which such investor bid. If PFL breaches either of these representations and warranties and, as a result, the Note sold to an investor is materially different from the Note that would have been sold had the breach not occurred or if the investor would not have purchased the Note at all absent such breach, PFL will, at its sole option, either indemnify the investor from any losses resulting from such breach, repurchase the Note or cure the breach, if the breach is susceptible to cure. If PFL breaches any of its other representations and warranties in the Investor Registration Agreement and such breach materially and adversely affects an investor’s interest in a Note, PFL will, at its sole option, either indemnify the investor, repurchase the affected Note from such investor or cure the breach. The determination of whether a breach is susceptible to cure is in PFL’s sole discretion.

Calculation of Repurchase Price and Indemnification Payments

If PFL elects to repurchase a Note or Borrower Loan in connection with a repurchase event or breach described above, the repurchase price will be equal to the principal amount outstanding on the Note or Borrower Loan as of the date of repurchase and will not include accrued and unpaid interest. If PFL elects to provide indemnification in connection with a repurchase event or the breach of a representation or warranty under the Investor Registration Agreement for Note Channel participants, PFL will not be required to take any action with respect to any losses suffered until the affected Note is at least one hundred twenty (120) days past due. For purposes of indemnification, PFL will calculate the losses resulting from nonpayment of a Note based on the principal amount outstanding on the Note. If PFL makes an indemnification payment, PFL will be entitled to retain any subsequent recoveries that it receives on the affected Note.

Effect on PMI Management Rights

If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Rights for zero consideration.

Historical Performance of Borrower Loans

The weighted average historical return, as of March 31, 2024, of the Borrower Loans is 5.5%. To be included in the historical return (“Historical Return”) calculation, the Borrower Loan must have originated (a) on or after July 1, 2009, and (b) at least 12 months prior to August 31, 2023. Historical Returns are based on actual payments (other than principal) received by the investor net of fees and losses (including from charged-off Borrower Loans). We calculate the Historical Return for Borrower Loans originated through Prosper as follows. First, Borrower Loans are separated into distinct “Groups” based on the specific month and year in which they were originated and their Prosper Rating at origination. For each Group, we calculate: (a) the sum of the interest paid, plus late fees, minus servicing fees, minus collection fees, in each case on active Borrower Loans, plus net recoveries on charged-off or defaulted Borrower Loans, plus net debt sale proceeds on sold Borrower Loans, minus gross principal losses; divided by (b) the sum of the principal balances outstanding on active Borrower Loans at the end of each day since origination. We then annualize the result to get the “Historical Return” for the Group. Once this calculation is performed for every Group, we compute the cumulative outstanding principal dollar weighted average of their Historical Returns. This gives us the “weighted average Historical Return” for Borrower Loans originated through Prosper. For purposes of this calculation, “active” means Borrower Loans that are either (i) current in payments or (ii) delinquent, provided that delinquent loans that have charged-off or are in default are not considered active. Borrower Loans that have paid off are also not considered active. The Historical Return calculation excludes the impact of servicing related corrective non-cash adjustments that may modify the outstanding balance or status of a Borrower Loan. The actual return on any Note depends on the prepayment and delinquency pattern of the Borrower Loan underlying each Note, which is highly uncertain. Individual results may vary. Historical performance is no guarantee of future results and the information presented is not intended to be investment advice or a guarantee about the performance of any Note.

The average 3-year rolling return, as of March 31, 2024, of the Borrower Loans is 6.1% “3-Year Rolling Return” is the weighted average three year rolling historical return for loans originated through Prosper’s standard product program, based on loan performance between April 1, 2021 and March 31, 2024 (the “3 Year Performance Period”). To be included in the rolling historical return (“3 Year Rolling Return”) calculation, the Borrower Loan must either (a) have an active principal balance, or (b) be subject to a cash transaction that affects the Borrower Loan’s balance, in each case during the 3 Year Performance Period. The 3 Year Rolling Return is based on actual payments (other than principal) received by the investor net of fees and losses (including from charged-off loans) on loans during the 3 Year Performance Period. We calculate the 3 Year Rolling Return for loans originated through Prosper as follows. First, for each month during the 3 Year Performance Period, we calculate: (a) the sum of the interest paid, plus late fees, minus servicing fees, minus collection fees, in each case on active loans, plus net recoveries on charged-off or defaulted loans, plus net debt sale proceeds on sold loans, minus gross principal losses for each loan that charged-off or defaulted in the month (the “net income amount”); and (b) the sum of the principal balances outstanding on active loans at the end of the month (the “principal balance amount”). We then calculate (x) the “aggregate net income amount” by summing the net income amount for all months in the 3 Year Performance Period, and (y) the “aggregate principal balance amount” by summing the principal balance amount for all months in the 3 Year Performance Period. Finally, we divide the “aggregate net income amount” by the “aggregate principal balance amount”, then annualize the result to get the “3 Year Rolling Return” for the 3 Year Performance Period. For purposes of this calculation, “active” means loans that are either (i) current in payments or (ii) delinquent, provided that delinquent loans that have charged-off or are in default are not considered active. Loans that have paid off are also not considered active. The Rolling Return calculation (a) is updated semi-annually; and (b) excludes the impact of servicing-related corrective non-cash adjustments that may modify the outstanding balance or status of a borrower loan. The actual return on any Note depends on the prepayment and delinquency pattern of the loan underlying each Note, which is highly uncertain. Individual results may vary. Rolling historical performance is no guarantee of future results and the information presented is not intended to be investment advice or a guarantee about the performance of any Note.

The performance of Borrower Loans is a function of the credit quality of borrowers and the risk and return preferences of investors. Investors can choose to pursue a variety of bidding strategies, including strategies that may or may not maximize the return on their investment. When making commitment decisions, investors consider borrowers’ Prosper Ratings, credit scores, debt-to-income ratios and other credit data and information displayed with listings. See “Risk Factors—Risks Related to Borrower Default.” We have offered, and may continue to offer, incentives for investments on the retail channel which would allow investors to receive a rebate credited to their Prosper account.

The graph below displays the overall level of delinquency for Borrower Loans, collectively, on a calendar basis from August 2009 through December 2023. The horizontal axis shows the month during the period covered, while the vertical axis shows the percentage of the outstanding balance on Borrower Loans that was delinquent at the end of that period. The delinquencies are grouped into two categories-Borrower Loans that have been delinquent for 30 days or less and Borrower Loans that have been delinquent for 31 to 120 days. Actual cumulative dollar loss rates for the portfolio on a vintage basis may be found in the section “Comparing Estimated Loss Rates to Actual Losses.”

Note: Beginning in November 2015, Prosper implemented changes to its site that increased the proportion of newly booked loan customers opting to make manual rather than auto ACH payments. The result of these changes is that more customers temporarily end up 1-15 days past due (“DPD”).  This change also means that the meaning of DPD 1-30 in the chart below is not perfectly comparable between the periods pre- and post-November 2015.

Aggregated Borrower Loan Information

The following table presents aggregated information as of December 31, 2023, grouped by Prosper Rating, for all 24 month Borrower Loans, collectively, originated through our marketplace from July 13, 2009 through December 31, 2023. The table provides information regarding the total amount originated through our marketplace, the amount of such Borrower Loans that are current, and the number of such 24 month Borrower Loans that are 1-30 days past due. With respect to delinquent 24 month Borrower Loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of December 31, 2023.

24 Month Borrower Loan Originations
July 13, 2009 - December 31, 2023(1)
(as of December 31, 2023)
(in thousands, except for number amounts)

	Total Loan Originations		Current Borrower Loans			1-30 Days Past Due
Prosper Rating (2)	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Outstanding Principal
AA	3,231	$28,313	2450	$21,735	$15,321	5	$48	$27
A	1,128	8,624	846	6,413	4,654	4	54	35
B	981	6,841	669	4,692	3,448	11	79	53
C	546	3,552	388	2,483	1,883	5	35	24
	5,886	$47,329	4,353	$35,323	$25,307	25	$216	$139
Avg. loan size:		$8.0
Percent of total			74.0%	74.6%		0.4%	0.5%
(1)24 month Borrower Loans recently became available on our platform.
(2)We are currently only offering 24 month Borrower Loans with Prosper Ratings of AA, A, B, and C.

As the table reflects, 74.0% of the 24 month Borrower Loans made through our marketplace between July 13, 2009 and December 31, 2023 and 74.6% of the amount borrowed through our marketplace during that period are current, while 0.4% of the 24 month Borrower Loans and 0.5% of the amount borrowed during that period are 1-30 days past due.

	Paid In Full		31+ Days Past Due			Defaulted (2)
Prosper Rating (1)	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Net Charged Off Principal
AA	759	6,386	6	$57	$46	11	$87	$68
A	262	1,980	6	62	47	10	115	77
B	277	1,915	10	66	52	14	90	59
C	127	824	14	93	67	12	117	87
	1,425	11,106	36	$278	$212	47	$408	$292
Percent of total	24.2%	23.5%	0.6%	0.6%		0.8%	0.9%
(1)We are currently only offering 24 month Borrower Loans with Prosper Ratings of AA, A, B, and C.
(2)Includes all Borrower Loans at least 120 days past due

The data in the preceding tables regarding Borrower Loans may not be representative of the loss experience that will develop for future Borrower Loans. In addition, the data in the preceding tables may not be representative of the impact of prepayments experienced on Borrower Loans over time. Additionally, 24 month Borrower Loans recently became available on our platform, so the data in the historical performance charts above reflect a small population of Borrower Loan originations with indices of performance that could fluctuate over time.

The following table presents aggregated information as of December 31, 2023, grouped by Prosper Rating, for all 36 month Borrower Loans, collectively, originated through our marketplace from July 13, 2009 through December 31, 2023. The table provides information regarding the total amount originated through our marketplace, the amount of such Borrower Loans that are current, and the number of such 36 month Borrower Loans that are 1-30 days past due. With respect to delinquent 36 month Borrower Loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of December 31, 2023.

36 Month Borrower Loan Originations
July 13, 2009 - December 31, 2023
(as of December 31, 2023)
(in thousands, except for number amounts)

	Total Loan Originations		Current Borrower Loans			1-30 Days Past Due
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Outstanding Principal
AA	172,935	$2,261,791	26,961	$361,493	$204,117	225	$3,145	$1,563
A	250,108	3,234,568	21,551	274,846	158,218	383	5,579	2,817
B	248,316	3,073,094	26,880	277,569	176,757	712	8,057	4,797
C	226,879	2,732,314	18,785	207,730	131,847	772	9,978	6,063
D	121,405	1,258,154	11,051	99,109	62,755	527	5,261	3,432
E	102,553	720,694	17,455	115,186	82,956	913	6,617	4,719
HR	46,863	239,541	3,439	17,204	12,345	234	1,212	903
	1,169,059	$13,520,155	126,122	$1,353,137	$828,994	3,766	$39,849	$24,294
Avg. loan size:		$11.6
Percent of total			10.8%	10.0%		0.3%	0.3%

As the table reflects, 10.8% of the 36 month Borrower Loans made through our marketplace between July 13, 2009 and December 31, 2023 and 10.0% of the amount borrowed through our marketplace during that period are current, while 0.3% of the 36 month Borrower Loans and 0.3% of the amount borrowed during that period are 1-30 days past due.

	Paid In Full		31+ Days Past Due			Defaulted (1)
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Net Charged Off Principal
AA	138,664	$1,802,222	321	$4,587	$2,608	6,764	$90,344	$43,914
A	204,948	2,649,506	547	7,287	3,885	22,679	297,351	146,833
B	186,772	2,341,041	1,170	13,158	8,198	32,782	433,270	229,086
C	162,745	1,935,090	1,250	15,112	10,108	43,327	564,403	320,928
D	79,453	808,179	888	8,821	6,127	29,486	336,784	206,398
E	55,797	386,864	1,492	10,076	7,630	26,897	201,960	129,601
HR	27,875	140,495	361	1,847	1,432	14,954	78,783	51,408
	856,254	$10,063,397	6,029	$60,887	$39,989	176,889	$2,002,895	$1,128,168
Percent of total	73.2%	74.4%	0.5%	0.5%		15.1%	14.8%
(1)Includes all Borrower Loans at least 120 days past due

The data in the preceding tables regarding Borrower Loans may not be representative of the loss experience that will develop for future Borrower Loans. In addition, the data in the preceding tables may not be representative of the impact of prepayments experienced on Borrower Loans over time.
 The following table presents aggregated information as of December 31, 2023, grouped by Prosper Rating, for all 48 month Borrower Loans, collectively, originated through our marketplace from July 13, 2009 through December 31, 2023. The table provides information regarding the total amount originated through our marketplace, the amount of such Borrower Loans that are current, and the number of such 48 month Borrower Loans that are 1-30 days past due. With respect to delinquent 48 month Borrower Loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of December 31, 2023.

48 Month Borrower Loan Originations
July 13, 2009 - December 31, 2023(1)
(as of December 31, 2023)
(in thousands, except for number amounts)

	Total Loan Originations		Current Borrower Loans			1-30 Days Past Due
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Outstanding Principal
AA	2,218	$36,521	1988	$32,703	$28,112	28,112,289	$—	$234
A	3,176	53,197	2745	45,721	38,999	38,998,990	—	577
B	6,262	81,302	5389	70,359	60,949	60,948,569	—	964
C	1,864	24,106	1556	20,091	17,614	17,614,213	—	396
D	2,365	26,351	1890	20,886	18,666	18,666,076	—	725
E	3,552	34,822	2721	26,701	24,188	24,187,982	—	1,003
HR	232	1,637	174	1,240	1,151	1,150,865	—	81
	19,669	$257,936	16463	$217,701	$189,679	189,678,984	$—	$3,980
Avg. loan size:		$13.1
Percent of total			83.7%	84.4%		964,355.0%	0.0%
(1)48 month Borrower Loans recently became available on our platform.

As the table reflects, 83.7% of the 48 month Borrower Loans made through our marketplace between July 13, 2009 and December 31, 2023 and 84.4% of the amount borrowed through our marketplace during that period are current, while 964,355.0% of the 48 month Borrower Loans and 0.0% of the amount borrowed during that period are 1-30 days past due.

	Paid In Full		31+ Days Past Due			Defaulted (1)
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Net Charged Off Principal
AA	213	$3,423	6	$99	$90	3	$63	$56
A	345	5,706	32	600	496	26	594	486
B	607	7,388	103	1,349	1,176	93	1,244	1,030
C	181	2,217	50	696	625	45	706	588
D	215	2,265	86	1,073	970	117	1,402	1,183
E	309	2,777	172	1,736	1,583	249	2,604	2,166
HR	20	126	12	77	69	16	115	96
	1,890	$23,900	461	$5,629	$5,009	549	$6,727	$5,605
Percent of total	9.6%	9.3%	2.3%	2.2%		2.8%	2.6%
(1)Includes all Borrower Loans at least 120 days past due

The data in the preceding tables regarding Borrower Loans may not be representative of the loss experience that will develop for future Borrower Loans. In addition, the data in the preceding tables may not be representative of the impact of prepayments experienced on Borrower Loans over time. Additionally, 48 month Borrower Loans recently became available on our platform, so the data in the historical performance charts above reflect a small population of Borrower Loan originations with indices of performance that could fluctuate over time.

The following table presents aggregated information as of December 31, 2023, grouped by Prosper Rating, for all 60 month Borrower Loans, collectively, originated through our marketplace from July 13, 2009 through December 31, 2023. The table provides information regarding the total amount originated through our marketplace, the amount of such Borrower Loans that are current, and the number of such 60 month Borrower Loans that are 1-30 days past due. With respect to delinquent 60 month Borrower Loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of December 31, 2023.

60 Month Borrower Loan Originations
July 13, 2009 - December 31, 2023
(as of December 31, 2023)
(in thousands, except for number amounts)

	Total Loan Originations		Current Borrower Loans			1-30 Days Past Due
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Outstanding Principal
AA	31,693	$618,016	15,838	$318,263	$230,565	136	$3,112	$2,118
A	94,443	1,690,189	31,393	564,326	380,805	489	8,931	6,041
B	159,485	2,734,668	47,883	784,470	594,242	1,090	18,827	13,366
C	163,758	2,725,023	25,666	431,715	316,722	903	16,223	11,557
D	95,307	1,380,885	20,269	285,720	235,121	856	12,967	10,450
E	64,224	658,373	24,197	274,179	243,989	1,198	13,849	12,288
HR	1,961	18,662,382	1,461	14,293,120	13,649,630	60	545,438	505,840
	610,871	$9,825,817	166,707	$2,672,966	$2,015,094	4,732	$74,455	$56,326
Avg. loan size:		$16.1
Percent of total			27.3%	27.2%		0.8%	0.8%

As the table reflects, 27.3% of the 60 month Borrower Loans made through our marketplace between July 13, 2009 and December 31, 2023 and 27.2% of the amount borrowed through our marketplace during that period are current, while 0.8% of the 60 month Borrower Loans and 0.8% of the amount borrowed during that period are 1-30 days past due.

	Paid In Full		31+ Days Past Due			Defaulted (1)
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Net Charged Off Principal
AA	14,322	$269,409	233	$4,929	$3,759	1,164	$22,303	$14,367
A	54,324	969,279	749	14,118	9,609	7,488	133,535	82,549
B	87,944	1,543,974	1,687	27,185	20,554	20,881	360,212	222,733
C	98,785	1,635,005	1,362	23,296	17,294	37,043	618,808	399,915
D	47,474	683,648	1,428	20,427	17,227	25,280	378,123	262,126
E	21,752	201,785	1,992	23,048	20,723	15,085	145,513	108,958
HR	170	1,520	97	867	823	173	1,437	1,223
	324,771	$5,304,619	7,548	$113,870	$89,988	107,114	$1,659,930	$1,091,870
Percent of total	53.2%	54.0%	1.2%	1.2%		17.5%	16.9%
(1)Includes all Borrower Loans at least 120 days past due

The data in the preceding tables regarding Borrower Loans may not be representative of the loss experience that will develop for future Borrower Loans. In addition, the data in the preceding tables may not be representative of the impact of prepayments experienced on Borrower Loans over time. Additionally, 60 month Borrower Loans with an HR Prosper Rating recently became available on our platform, so the data for HR-rated Borrower Loans in the historical performance charts above reflect a small population of Borrower Loan originations with indices of performance that could fluctuate over time.

Recovery on Borrower Loans

The following table presents aggregate information, as of September 30, 2023, regarding the results of Prosper’s recovery efforts for 24 month Borrower Loans, collectively, originated after July 13, 2009 that were charged off, grouped by

Prosper Rating (in thousands except for number amounts). We are currently only offering 24 month Borrower Loans with Prosper Ratings of AA, A, B, and C. The recovery amounts include the proceeds from sales of charged off debt.

Prosper Rating	Number of Loans Charged-Off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off*
AA	11	$71	$2	$68
A	10	85	8	77
B	14	71	12	59
C	12	98	11	87
	16	$123	$8	$115

* This amount excludes collection agency payments that were subsequently returned due to insufficient funds.

The following table presents aggregate information, as of December 31, 2023, regarding the results of Prosper's recovery efforts for 36 month Borrower Loans, collectively, originated after July 13, 2009 that were charged off, grouped by Prosper Rating (in thousands except for number amounts). The recovery amounts include the proceeds from sales of charged off debt.

Prosper Rating	Number of Loans Charged-Off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off*
AA	6,764	$49,169	$5,256	$43,914
A	22,679	165,171	18,338	146,833
B	32,782	259,434	30,348	229,086
C	43,327	364,063	43,134	320,928
D	29,486	234,241	27,843	206,398
E	26,897	147,208	17,607	129,601
HR	14,954	58,490	7,082	51,408
	176,889	$1,277,776	$149,608	$1,128,168

* This amount excludes collection agency payments that were subsequently returned due to insufficient funds.

The following table presents aggregate information, as of September 30, 2023, regarding the results of Prosper’s recovery efforts for 48 month Borrower Loans, collectively, originated after July 13, 2009 that were charged off, grouped by Prosper Rating (in thousands except for number amounts). The recovery amounts include the proceeds from sales of charged off debt.

Prosper Rating	Number of Loans Charged-Off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off*
AA	3	$59	$3	$56
A	26	548	62	486
B	93	1,151	121	1,030
C	45	658	70	588
D	117	1,323	141	1,183
E	249	2,451	285	2,166
HR	16	109	13	96
	232	$2,852	$321	$2,530

* This amount excludes collection agency payments that were subsequently returned due to insufficient funds.

The following table presents aggregate information, as of December 31, 2023, regarding the results of Prosper’s recovery efforts for 60 month Borrower Loans, collectively, originated after July 13, 2009 that were charged off, grouped by

Prosper Rating (in thousands except for number amounts). The recovery amounts include the proceeds from sales of charged off debt.

Prosper Rating	Number of Loans Charged-Off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off*
AA	1,164	$16,254	$1,887	$14,367
A	7,488	92,940	10,391	82,549
B	20,881	250,870	28,137	222,733
C	37,043	450,672	50,757	399,915
D	25,280	296,224	34,098	262,126
E	15,085	123,555	14,597	108,958
HR	173	1,385	162	1,223
	106,941	$1,230,515	$139,867	$1,091,870

* This amount excludes collection agency payments that were subsequently returned due to insufficient funds.

HR-rated Borrower Loans with a 5-year (60M) term and Borrower Loans with a 2-year (24M) and 4-year (48M) term recently became available for investment on the platform. As a result of their recent availability, the data in the charts above reflect a small population of Borrower Loan originations with indices of performance that could fluctuate over time.

We may alter the terms or make principal reductions on some Borrower Loans, which may include cases where a reduction in the initial interest rate is required by law. The SCRA requires interest rates to be reduced to 6% while a borrower in the armed forces is on active duty. In order to comply with the SCRA, Prosper may refund, or reverse and reapply, interest payments received from the borrower while they are on active duty.

Total Loan Originations

The following table presents aggregated information about Borrower Loans, collectively, originated over the period from July 13, 2009 to December 31, 2023, grouped by Prosper Rating (in thousands except for number amounts). As reflected by the table, we have issued 1,805,485 Borrower Loans, for aggregate proceeds of $23.7 billion, with an average loan size of $13,092. The weighted average investor yield for such Borrower Loans is 13.68%, the weighted-average borrower rate is 14.68% and the weighted-average borrower annual percentage rate for such Borrower Loans is 17.62%.

Prosper Rating	Number	Amount	Average Loan Size	Weighted Average Investor Yield	Weighted Average Borrower Rate	Weighted Average Borrower APR
AA	210,077	$2,944,641	$14,009	6.55%	7.55%	9.55%
A	348,855	4,986,578	14,287	9.03%	10.03%	12.95%
B	415,044	5,895,906	14,198	11.82%	12.82%	15.84%
C	393,047	5,484,994	13,949	15.92%	16.92%	19.98%
D	219,077	2,665,390	12,156	21.43%	22.43%	25.60%
E	170,329	1,413,889	8,293	26.44%	27.44%	30.84%
HR	49,056	259,840	5,297	30.15%	31.15%	35.14%
Total	1,805,485	$23,651,238	$13,092	13.68%	14.68%	17.62%

Currently, we use one or more of TransUnion’s FICO 08 credit score and VantageScore, among other information, to determine the borrower’s Prosper Rating. All listings begun on or after December 21, 2016 display a TransUnion FICO 08 credit score range to investors.

Borrower Information

The following table presents aggregated information about borrowers for Borrower Loans originated over the period from September 6, 2013 to December 31, 2023, grouped by Prosper Rating. The information for each borrower was obtained from a credit reporting agency at the time the borrower’s application was submitted. We have not independently verified this information. As reflected by the table, the average FICO 08 score for borrowers on our marketplace was 708, the average number of current delinquencies for such borrowers was 0.14, the average number of open credit lines was 11.7 and the average number of total credit lines was 22.9.

Prosper Rating	Average FICO 08 Score	Average Number of Current Delinquencies	Average Number of Open Credit Lines	Average Number of Total Credit Lines
AA	766	0.02	12.0	25.2
A	726	0.08	11.8	23.5
B	710	0.11	11.5	22.2
C	696	0.16	11.5	22.2
D	685	0.21	11.8	22.5
E	670	0.27	11.9	22.1
HR	657	0.45	11.9	22.7
Total	708	0.14	11.7	22.9

Please note that historical data regarding Borrower Loans may not be indicative of the characteristics of future Borrower Loans. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

Posted Borrower Loan Listings

Once a loan listing is completed by borrower, the listing is posted on the website and then becomes available for bidding by investors. A loan listing is a request by the borrower for a Borrower Loan in a specified amount.

Listings funded through the Note Channel may be partially funded. Partial funding means the borrower's loan does not have to receive bids for 100% of the amount requested to fund, but can be funded if it receives bids for 70% or more of the amount requested. Each listing posted in the Note Channel indicates the minimum amount required for the listing to fund. We may change the percentage threshold for partial funding, which is currently set at 70%, from time to time. Any such change will be disclosed on the website, and will only affect listings created after such change is implemented. Bids placed on listings posted in the Whole Loan Channel must be for 100% of the amount requested, so partial funding cannot occur for Borrower Loans funded through the Whole Loan Channel.

Borrower Loans are unsecured obligations of individual borrowers with an interest rate determined by us and with a specified loan term, currently set at two, three, four or five years, but which we may in the future extend to between three months to seven years. Borrowers may currently request loans within specified minimum and maximum principal amounts (currently, between $2,000 and $50,000), which are subject to change from time to time. Borrower Loans may be repaid at any time by borrowers without prepayment penalty. A Borrower Loan will be made to a borrower only if the borrower’s listing has received bids equal to or exceeding the minimum amount required for the listing to fund.

In addition to the borrower’s requested loan amount, listings include:

•the borrower interest rate and monthly payment amount on the requested loan;
•the investor yield percentage (borrower interest rate on the loan, net of the servicing fee);
•the Prosper Rating;
•a Prosper Score and credit score range;

•the minimum amount required for the loan to fund (for listings posted in the Note Channel);
•the number of accounts on which the borrower is currently late on a payment, including unpaid derogatory accounts;
•the total past-due amount the borrower owes on all delinquent and derogatory accounts;
•the number of 90+ days past due delinquencies on the borrower’s credit report;
•the number of public records (e.g., bankruptcies, liens, and judgments) on the borrower’s credit report over the last 24 months, and over the last 10 years;
•the number of inquiries made by creditors to the borrower’s credit report in the last six months;
•the number of credit lines appearing on the borrower’s credit report that are open and current;
•the total balance on all of the borrower’s open revolving credit lines;
•whether the borrower has a mortgage;
•DTI percentage (updated to include requested Prosper loan amount);
•the borrower’s self-reported income range, occupation, employment status, and intended use of funds; and
•for co-borrower loans, the borrowers’ combined DTI percentage (updated to include requested Prosper loan amount) and combined self-reported income.

Currently, the borrower’s Prosper Rating and Prosper Score are determined based on information obtained from the borrower’s TransUnion credit report, including one or more of his or her TransUnion FICO 08 score and VantageScore.

Part of a borrower's credit profile displayed in listings is a DTI ratio. DTI is one measure of the borrower’s ability to take on additional debt. This number takes into consideration how much debt the borrower has and will have, including the requested loan amount. DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly debt payments, including the debt resulting from the Borrower Loan being requested, by the borrower’s monthly income. Such debt amounts are taken from the borrower’s credit report without verification. In addition, the borrower’s income is self-reported and may not be verified by us.

For Borrower Loans originated through our marketplace by WebBank between July 13, 2009 and December 31, 2023, borrowers identified their intended use of loan proceeds by unit distribution as follows:

•debt consolidation (approximately 69.9%);
•home improvement (approximately 10.2%);
•financing of medical/dental procedures (approximately 2.8%); and
•other (approximately 17.1%).

Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

How to Bid to Purchase Notes

Investors may browse online through available listings displayed in our marketplace by desired loan amount, yield percentage, Prosper Rating, debt-to-income ratio, or other borrower characteristics. Only investors that have been approved to participate in the Whole Loan Channel are able to view or bid on listings posted in the Whole Loan Channel. A bid on a listing posted in the Note Channel is an investor’s binding commitment to purchase a Note in the principal amount of the investor’s bid, should the listing receive bids equaling or exceeding the amount required for the listing to fund. Investors bid the amount they are willing to commit to purchase a Note dependent for payment on payments PFL receives on the Borrower Loan described in the listing. A bid on a listing posted in the Whole Loan Channel is an investor’s commitment to purchase the entire Borrower Loan.

The maximum bidding period for a listing, whether posted to the Note Channel, the Whole Loan Channel or both, is 14 days after posting (the “maximum listing period”). The bidding period for a listing will end before 14 days if (i) for listings posted to the Note Channel, the listing receives bids totaling the loan amount requested, or (ii) for listings posted to the Whole Loan Channel, the listing receives a bid. If a listing posted in the Whole Loan Channel does not receive a bid before the bidding period for that channel has ended (which period is determined by us in our sole discretion), then the listing may be posted in the Note Channel for the remainder of the maximum listing period. Such a listing is identified to investors as having first been posted in the Whole Loan Channel. If a listing in the Note Channel does not receive bids equal to or exceeding the minimum amount required for the loan to fund by the end of the maximum bidding period, the listing will terminate and will not be funded. Applicants whose listings expire due to an insufficient amount of bids may post a new listing to our marketplace, although PFL has the right under the Borrower Registration Agreement to limit the number of listings a borrower may post to our marketplace.

In order to bid on a listing, an investor must have funds on deposit in the applicable FBO funding account in at least the amount of the bid. Once bids are placed, they are irrevocable. Investors may not cancel their bids or withdraw the amount of their bids from the applicable FBO funding accounts unless the bidding period expires without the listing having received bids in the required minimum amount, or unless the listing is withdrawn or canceled. See “About the Marketplace—Marketplace Participants, Registration Requirements and Minimum Credit Criteria—Investors” for more information.

Currently, the minimum amount an investor may bid on listings posted in the Note Channel is $25. Depending on the amount of the winning bids at the end of the bidding period, there may be a winning bidder on a listing in the Note Channel with a winning bid of less than $25, but there cannot be more than one partial winning bid on a listing.

All bids may be up to 100% of the requested loan amount. The maximum aggregate amount an individual investor may bid in our marketplace is currently $25 million. There is no maximum aggregate bid amount for institutional users. We may change the minimum bid amount or the maximum aggregate bid amounts from time to time. An investor can bid on as many listings as the investor desires, subject, in the case of individual investors, to the aggregate bidding limit. An investor can diversify their risk of default if they elect to do so. It is solely up to investors to select their bidding method and the credit characteristics that are acceptable to them and to determine a diversification strategy.

A listing that gets funded through the Note Channel typically receives bids from many different investors. For example, from July 13, 2009 through December 31, 2023, the average aggregate size of Borrower Loans funded through the Note Channel was approximately $10.5 thousand and the average purchase price paid by each investor purchasing part of the corresponding series of Notes was approximately $53. Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

Recurring Order

Recurring Order (formerly known as Recurring Investment) is an automated loan search tool that allows investors to easily invest in Notes that meet their specific investment criteria by automatically bidding any available funds in their account on Notes that match their selected parameters, in accordance with their specified instructions. An investor using Recurring Order is asked to indicate (i) the Prosper Rating or Ratings and term of the Notes they wish to use as search criteria, and (ii) the amount they wish to invest per Note. If they wish, the investor can further customize their investment criteria by applying one or more of several dozen additional search criteria, such as loan amount, debt-to-income ratio and credit score. The investor can also set aside a specific amount of his or her funds as a cash reserve that will not be invested by the Recurring Order tool. Currently, the Recurring Order tool is available only through our website, and is not available through our mobile app, Prosper Invest.

After the investor has entered and saved the parameters of his or her search, Recurring Order automatically (i) runs searches on the designated criteria as new listings are posted on the marketplace, and (ii) places bids on any Notes identified by each such search.

If the pool of listings that meet the investor’s criteria exceeds the total amount of available funds in his or her account, Recurring Order selects listings from the pool based on what percentage of the loan amount requested under the corresponding listing has already received funding commitments, with those listings having the highest percentage of their requested loan amounts funded selected first. If there are two or more Notes whose corresponding listings have received the same percentage of requested funds, Recurring Order selects listings from that subset of the pool based on the principle of first in, first out: the listings whose corresponding listings were posted on our marketplace earliest will be selected first.

As with an investor making manual bids, an investor using the Recurring Order tool is not permitted to place a bid unless the investor's funds in the applicable funding account are sufficient to cover the bid, and funds will only be debited from his or her account if and when his or her bid is successful.

In the event of any errors in Recurring Order that cause an investor to purchase a Note that such investor would not otherwise have purchased or that differs materially from the Note such investor would have purchased had there been no error, PFL will either repurchase the Note, indemnify the investor against losses suffered on that Note or cure the breach. Recurring Order cannot be used to bid on listings posted in the Whole Loan Channel.

PROSPER
Alex Simmons
Account
Available funds: $200.00 | Transfer cash
RECURRING ORDER
Recurring Orders will automatically invest in loan listings tha criteria. Setting up a Recurring Order will pause any investin
Define a filter set to search for loans that meet your investment criteria
Determine the amount to invest per note
r set:
e new
None selected
My Favorite Filter
Order details
Filter set None
Amount per note $25
Cash Reserve None
Amount per note:
$25
$50
$100
Set aside a cash reserve
Cash reserve:
Yes
No
Place your order and the tool will automatically search for and invest in loans that match your criteria
Setting up Recurring Order will pause any investing through Auto Invest.
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Set up order

Auto Invest

Our automated loan search tool, Auto Invest, makes it easier for investors to build their desired portfolio of Notes by automatically investing any available funds in an investor’s account in Notes that match the investor’s specified investment criteria and allocation targets. An investor using Auto Invest is asked to select (i) a loan allocation target, or a target mix of loans based on Prosper Ratings, and (ii) the amount they wish to invest per Note. The investor has the option of selecting a target from Prosper’s series of preset loan allocations based on the recent historical loan inventory on the marketplace, any of which may be customized by changing the individual allocation targets for each Prosper Rating, or they can create a custom loan allocation target across Prosper Ratings based on their specific risk tolerance. If they wish, the investor can further customize their investment criteria by applying additional filters, such as loan term and employment status. The investor can also set aside a percentage of their portfolio as a cash reserve that will not be invested by Auto Invest. Investors may update their target allocations, cash reserve and other investment criteria, and pause and restart Auto Invest, at any time.

The frequency with which Auto Invest will place orders on the investor’s behalf is based on the cash balance of his or her account, the availability of listings matching his or her investment criteria, and the demand from other investors. The investor’s account and investment criteria will be reviewed by Auto Invest automatically each time new listings are posted on the marketplace and Auto Invest will place bids based on a randomized ordering of accounts. Auto Invest does not prioritize accounts based on overall account size or investment criteria. Once the investor turns on Auto Invest, the tool may immediately begin placing orders for Notes in accordance with the investor’s current and target allocations and other criteria. The mix of Notes in any particular order may not match the investor’s individual loan allocation targets, but over time Auto Invest will place orders so that the aggregate holdings in the investor’s portfolio will approximate, to the extent possible the allocation specified in his or her investment criteria.

If Auto Invest identifies two or more Notes that meet the investor’s specified criteria and such pool of Notes exceeds the amount of available cash in the investor’s account, Auto Invest selects Notes from the pool based on the Prosper Ratings of the listings corresponding to the Notes. For each Prosper Rating, Auto Invest compares the investor’s current portfolio allocation against his or her target portfolio allocation to determine the current “allocation level” of the Rating. Auto Invest prioritizes the Notes based on which of the corresponding listings have Prosper Ratings with the lowest allocation levels. If two or more Prosper Ratings have the same allocation level, Auto Invest prioritizes the Notes from that subset of the pool based on which of the corresponding listings have Prosper Ratings with the highest target allocation. If there are two or more Notes whose corresponding listing have Prosper Ratings with the same allocation level and allocation target, Auto Invest prioritizes the Notes from that subset of the pool based on how far the corresponding listings have progressed through the loan verification process. If there are two or more Notes whose corresponding listings have progressed to the same point in the loan verification process, the Notes from that subset of the pool whose corresponding listings have the earliest estimated end date will be selected first.

As with an investor making a manual bid, Auto Invest will not place an order for a Note unless the investor's funds in the applicable funding account are sufficient to cover the Note order, and funds will only be debited from his or her account if and when his or her order is successful. If the investor has set a cash reserve, Auto Invest will not place an order for a Note if doing so would cause the percentage of cash in the investor’s account to fall below his or her cash reserve level.

In the event of any errors in Auto Invest that cause an investor to purchase a Note that such investor would not otherwise have purchased or that differs materially from the Note such investor would have purchased had there been no error, PFL will either repurchase the Note, indemnify the investor against losses suffered on that Note or cure the breach. Auto Invest cannot be used to bid on listings posted in the Whole Loan Channel.

PROSPER
Alex Simmons
Account
View the potential performance of your portfolio allocation based on historical data
Select from predefined target allocation mixes
TO INVEST
u can select one of our preset mixes or create a custom mix with your own target allocations.
u can also set a reserve with the cash target.* Learn more about Auto Invest
Choose a new mix
Select amount to invest per loan listing
13.6% Yield[1]
3.5%-7.8% Historical Return[2]
Rating
Current
Target
AA XX% XX%
A XX% XX%
B XX% XX%
C XX% XX%
D XX% XX%
E XX% XX%
HR XX% XX%
CASH XX% XX%
Target Allocation Total: 100%
Set aside a cash reserve
Investment per Loan Listing
$ 25
Additional Criteria
Select additional search criteria
Adding filters will not change your target allocations but it may increase the time needed to achieve your target.
Loan Term (Years)
2
3
4
5
Employment Status
Employed
Self-employed
Other
Once you Save & Start Auto Invest all funds in your account (except your cash reserve) will be invested as loans become available matching your criteria.
Cancel
Save & Start

Setting Interest Rates

We have an interest rate committee which meets regularly to set interest rates for all Borrower Loans.

The interest rate table currently in effect for the Note Channel is set forth below. In addition, the interest rate for each loan listing, as well as the yield percentage for the corresponding Notes, are included in the listing report filed with the SEC for that listing. This information is also included in the listing itself when it is posted on the website.

Prosper Rating	Borrower Rate Min	Borrower Rate Max
AA	3.00%	15.00%
A	6.00%	19.00%
B	9.00%	23.00%
C	12.00%	27.00%
D	16.00%	33.00%
E	21.00%	36.00%
HR	25.00%	36.00%

Purchase of Notes by Us or Related Parties

From time to time, we may bid on listings and each of us may hold any Notes or Borrower Loans purchased as a result of such bids for our own account.

In some cases, our bidding on a listing posted in the Note Channel may cause it to fund, and in some cases, fund faster, than it would fund in the absence of such bid. The amount that we may choose to bid on any particular listing may vary significantly and we each reserve the right to bid up to the entire amount of a listing.

The Notes and Borrower Loans either of us has purchased were obtained on the same terms and conditions as those obtained by other investors.

In addition, our executive officers and directors may bid on listings and may hold Notes purchased as a result of such bids for their own account. The Notes purchased by such personnel were obtained on the same terms and conditions as those obtained by other investors. However, because certain of our executive officers and directors, by virtue of their duties as executive officers or directors of us, have access to information not available to the general population of investors, we have adopted the following procedures to prevent or detect the improper use of non-public information in bidding activities by any of our respective officers and directors:

•Prosper’s corporate policies, distributed to all employees, prohibit an employee’s use of non-public information and any violation of this policy is grounds for immediate termination.
•Security features limit access to data only to that needed to perform particular employee job functions. These limitations are defined by “security group,” which corresponds to both job title and function and the number of Prosper’s employees that have access to such non-public information on a “bulk” or “query” basis is extremely limited.
•In addition to prevention efforts, we have developed an audit process that identifies and investigates bidding and funds transfer activities that are classified as “suspicious.”

Borrower Loan Funding and Purchases; Sale of Notes

Once the bidding period for a listing ends, if the listing has received bids from investors equal to or exceeding the minimum amount required to fund, the funding of the corresponding Borrower Loan and the sale of the Notes or Borrower Loan to the investors who bid on the listing will proceed.

Borrowers execute an electronic Borrower Registration Agreement at the time they post a listing on our marketplace. After expiration of the bidding period for the listing and satisfactory completion of the pre-funding verification process, the borrower executes an electronic promissory note in favor of WebBank in an amount equal to the funded total amount.

WebBank then sells and assigns the promissory note to PFL without recourse. The promissory note and the Borrower Registration Agreement contain customary agreements and covenants requiring the borrowers to repay their loans and describing the process of posting listings and obtaining loans through our marketplace.

WebBank originates all loans made through our marketplace, and disburses the loan proceeds to the borrower. Each borrower authorizes the loan proceeds to be disbursed by ACH transfer into the borrower’s designated bank account. Borrowers are able to use the loan proceeds for any purpose other than (i) buying, carrying or trading in securities or buying or carrying any part of an investment contract security, (ii) paying for postsecondary educational expenses (i.e., tuition, fees, required equipment or supplies, or room and board) at a college/university/vocational school, as the term “postsecondary educational expenses” is defined in Bureau of Consumer Finance Protection Regulation Z, 12 C.F.R. § 1026.46(b)(3), or (iii) engaging in any illegal activity or gambling, and they warrant, represent and agree that they will not use the proceeds of any loan for such purposes.

Borrowers pay an origination fee out of the proceeds of the Borrower Loan at the time of funding. As of May 15, 2024, origination fees on Borrower Loans were as follows:

Prosper Rating	Origination Fee % (2 Year Loan)	Origination Fee % (3 Year Loan)	Origination Fee % (4 Year Loan)	Origination Fee % (5 Year Loan)
AA	1.00% - 5.00%	7.99%	7.99%	7.99%
A - C	5.00%	7.99%	7.99%	7.99%
D - HR	N/A*	7.99%	7.99%	7.99%
* We are not currently offering 2-year term loans with a Prosper Rating of D, E or HR to Borrowers.

The origination fees are charged by WebBank, and Prosper receives payments from WebBank equal to the origination fees as compensation for its loan origination activities it undertakes on WebBank’s behalf.

Investors do not know the names of borrowers. The names and mailing addresses of the borrowers are known to us and WebBank. In addition, investors who purchase Borrower Loans through the Whole Loan Channel are entitled to receive borrower application information for Borrower Loans that they purchase. Such investors are required to use a qualified custodian (as that term is defined in the Investment Advisers Act) to hold such borrower information, and also must ensure that such information is handled in a manner that is compliant with all applicable privacy laws.

When PFL issues and sells a Note or a Borrower Loan to an investor, the Note or Borrower Loan is registered in the name of the investor on PFL’s books and records. Each origination of a Borrower Loan through our marketplace is followed by a two-step sale transaction: (i) WebBank sells the Borrower Loan to PFL, and (ii) PFL either sells Notes corresponding to the Borrower Loan to a group of investors (if the Borrower Loan is funded through the Note Channel), or resells the Borrower Loan to an investor (if the Borrower Loan is funded through the Whole Loan Channel). In connection with this two-step transaction, the purchase price of the Notes or Borrower Loan, as the case may be, is transferred from the applicable FBO funding account to WebBank. This transfer represents payment of the purchase price both by the applicable investors to PFL and by PFL to WebBank. PFL is dependent on third party funding sources to provide the funds to purchase Borrower Loans originated by WebBank. However, PFL believes that if any particular third party funding sources were to be terminated, given the demand from existing and potential investors in both the Note Channel and the Whole Loan Channel, PFL would not expect any material decrease in available funding to purchase Borrower Loans.

Loan Servicing and Collection

We maintain certain accounts at Wells Fargo which serve as dedicated accounts for receipt of payments on Borrower Loans purchased by a particular investor through the Whole Loan Channel (each, a “dedicated servicing account”). PFL also maintains a pooled account at Wells Fargo for receipt of payments on all Borrower Loans not associated with a dedicated servicing account (the “master servicing account”). The master servicing account and the dedicated servicing accounts (collectively, the “servicing accounts”) are all demand deposit accounts. The master servicing account is held in the name of PFL for the benefit of its investors, and each dedicated servicing account is held in the name of PFL for the benefit of the applicable investor. Servicing fees are netted from any Borrower Loan proceeds deposited into the servicing accounts. After netting out servicing fees and any non-sufficient funds and check processing fees, we remit the remaining funds from the servicing accounts to the FBO funding accounts designated for the applicable investors. The payment dates for all Notes generally fall no later than the third business day after the due date for each monthly installment of principal and interest on the corresponding Borrower Loan, but interest accrues on the Notes only through the due date for the related Borrower Loan payment. The stated interest rate on each Note is the investor yield percentage set forth in the loan listing. The yield percentage is the Borrower Loan interest rate net of the servicing fee.

We subtract a servicing fee from every Borrower Loan payment received. The amount of the servicing fee with respect to a particular payment is calculated by (a) multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower’s last payment (or, in the case of the borrower’s first payment, since the date on which the relevant Borrower Loan was funded) and the denominator of which is 365, and (b) multiplying the product obtained by the outstanding principal balance of the Borrower Loan prior to applying the current payment. The annual servicing fee rate is currently set at 1.0% per annum of the outstanding principal balance, but we may increase that in the future to a rate greater than 1% but less than or equal to 3% per annum. Any change to our servicing fee will only apply to Notes and Borrower Loans offered and sold after the date of the change.

To the extent PMI or PFL does not receive the anticipated payments on a Borrower Loan funded through the Note Channel on or before any loan payment date, it will not make any payments on the corresponding Notes on the corresponding Note payment date, and a holder of any such Note will not have any rights against PFL or the borrower in relation to any such delay or for any shortfalls in accrued Note interest that result then or in relation to the final maturity of the Note. Each holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts PFL timely receives on the corresponding Borrower Loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees and other charges and other fees retained by us or by a third party, as set forth in the following chart.

The following table summarizes the fees that may be charged and how these fees affect investors:

Description of Fee Charged	Fee Amount	When Fee is Charged	Effect on Investor
Servicing Fee
Annualized rate currently set at 1% per annum of outstanding principal balance, but which may increase in the future to an amount greater than 1% but less than or equal to 3% per annum.

Any change to the servicing fee will only apply to Notes and Borrower Loans offered and sold after the date of the change.
		The servicing fee is payable on all payments received from borrowers on Borrower Loans, including, without limitation, partial payments.	The servicing fee reduces the effective yield for Note or Borrower Loan holders below the interest rate on the Borrower Loan. This reduction is reflected in the yield percentage.
Non-Sufficient Funds Fee	$15, unless a lesser amount is required by applicable law.	First failed payment for each billing period.	We retain 100% of the non-sufficient funds fees to cover its administrative expenses.
Late Payment Fee	Equal to the greater of 5% of the unpaid installment amount or $15, unless a lesser amount is required by applicable law or assessed by Prosper in its sole discretion.	After 15-day grace period, we assess a late payment fee. The late payment fee is charged only once per payment period.	Any late payment fees received are paid to the investors, subject to deductions for Collection Fees.
Collection Fees	Up to 40% of the amount recovered on pre and post charged-off loans, plus any legal fees and transaction fees associated with payment processing and litigation costs, up to the “total amount delinquent.”	We may collect directly on a Borrower Loan that becomes past due or we may refer such Borrower Loan to a third party servicer’s in-house collections department or to a collection agency. Collection fees and any related legal fees are only charged if delinquent amounts are collected.	Collections fees charged by us, a third party servicer’s in-house collections department or a third party collection agency will reduce payments and the effective yield for Note or Borrower Loan holders, and are not reflected in the yield percentage shown on the listing; Collection fees will be retained by us, the third party servicer’s in-house collection department or the collection agency as additional servicing compensation. In addition, the servicing fee is also deducted from the net payments received from a borrower as a result of any collection efforts on a delinquent Borrower Loan.
Check Processing Fee	Equal to (a) the lesser of 5% of the borrower payment or $5 for payments of $100 or less, or (b) $5 for payments over $100.	This fee may be assessed at the time the payment is processed.	We retain 100% of the check processing fee to cover our costs.

We disclose borrowers’ payment performance on Borrower Loans to the relevant investors on the website and also report such information to consumer reporting agencies. We keep investors informed of the delinquency status of Borrower Loans by identifying delinquent loans on the website as “Late (<15 days),” “Late (15-30 days),” “Late (31-60 Days),” “Late

(61-90 Days)” or “Late (91-120 days).” Borrower Loans that become at least 120 days overdue are charged off and designated as such on the website. Through the website, investors are able to monitor the Borrower Loans they have purchased and Borrower Loans that correspond to Notes they have purchased, but cannot participate in or otherwise intervene in the collection process.

Late payment performance is an early indicator of charge off probability. Of all Borrower Loans originated, collectively, between July 13, 2009 and December 31, 2023, 18.3% have been greater than 30 days past due at any time and 16.8% have been greater than 60 days past due at any time. Of all Borrower Loans originated between July 13, 2009 and December 31, 2023, a total of 284,686, or 15.8%, of such loans have been charged off.

Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes” for more information.

When we receive notice of a borrower’s death, we are required to cease all automatic monthly payments on any outstanding Borrower Loans and to refund any payments that were automatically debited from the borrower’s account after the date of death. Depending on the size of the borrower’s estate and the other liabilities thereof, we may not be able to recover the outstanding amount of the loan. If the estate does not include sufficient assets to repay the outstanding Borrower Loan in full, or the estate allocates its assets to other liabilities, we will treat the unsatisfied portion of that Borrower Loan as charged off with zero value. In addition, if a borrower dies near the end of the term of a Borrower Loan funded through the Note Channel, it is unlikely that any further payments will be made on any Notes corresponding to such Borrower Loan, because the time required for the probate of the estate may extend beyond the final maturity date of the Notes corresponding to such Borrower Loan. After the final maturity date, PFL no longer has any obligation to make payments on the Notes.

When we receive notice of a borrower bankruptcy filing, we cease all automatic monthly payments on any related Borrower Loan and defer any other collection activity, as required by law. The status of the Borrower Loan, which the relevant investors may view through the website, switches to “bankruptcy.” We then determine whether we have a basis to object to the inclusion of the debt in any bankruptcy action (e.g., based on the time between loan origination and bankruptcy filing). If the proceeding is a Chapter 7 bankruptcy filing seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the Borrower Loan.

In all other cases, we file a proof of claim involving the borrower. The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower will be entirely within our discretion.

Sale of Borrower Loans Purchased through Whole Loan Channel

Investors who participate in the Whole Loan Channel may transfer ownership of Borrower Loans to institutional investors that meet the eligibility requirements of the Whole Loan Channel, subject to certain notice requirements and our right to continue servicing the transferred Borrower Loans.

From inception through December 31, 2023, our marketplace facilitated $25.6 billion in Borrower Loan originations across all programs, of which $23.0 billion were funded through the Whole Loan Channel, representing 90% of the total Borrower Loans originated through our marketplace during this period.

SUMMARY OF INDENTURE, FORM OF NOTES, PMI MANAGEMENT RIGHTS AND ADMINISTRATION AGREEMENT

Indenture and Form of Notes

The Notes are issued under the Amended and Restated Borrower Payment Dependent Notes Indenture (the “Indenture”), dated as of January 22, 2013 and effective as of February 1, 2013, by and between Prosper Funding LLC and Wells Fargo Bank, N.A., as amended by the First Supplemental Indenture, dated as of May 2013. On November 12, 2013, CSC

Trust Company of Delaware replaced Wells Fargo Bank, National Association as the trustee under the Indenture. For purposes of this section, we refer to the form of note attached thereto as the “form of Note.” The Indenture contains provisions that define your rights under the Notes. In addition, the Indenture governs the obligations of PFL under the Notes. The terms of the Notes include those stated in the Indenture (including the form of Note) and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

General

PFL’s Borrower Payment Dependent Notes or “Notes” will be issued in series under the Indenture. Each series of Notes will correspond to one Borrower Loan. Payment on each series of Notes is dependent on payments PFL receives on such Borrower Loan.

All Notes will be U.S. dollar-denominated, fully amortizing and have a fixed rate of interest. The Notes will have a stated interest rate that is the same as the yield percentage for the corresponding Borrower Loan and an aggregate stated principal amount equal to the principal amount of the corresponding Borrower Loan. Notwithstanding the foregoing, PFL has no obligation to make any payments on the Notes unless, and then only to the extent that, it has received payments on the corresponding Borrower Loan. The Notes will also be subject to full or partial prepayment without penalty.

The Indenture does not limit the aggregate principal amount of Notes that PFL can issue under the Indenture, but each series of Notes is effectively limited to the maximum allowable principal amount (currently $50,000) of a Borrower Loan. If in the future PFL changes the maximum allowable Borrower Loan amount, then the maximum aggregate principal amount of Notes per series would also increase. PFL will use all proceeds it receives from sales of the Notes to purchase the corresponding Borrower Loans from WebBank.

Maturity Dates

Notes currently have terms of two, three, four or five years, but PFL may in the future extend the range of available maturity dates to between three months and seven years. If there are amounts owing to PFL in respect of the corresponding Borrower Loan at the initial maturity of a Note, the term of the Note will be automatically extended by one year, which this prospectus refers to as the “final maturity,” to allow the Note holder to receive any payments that PFL receives during such period on the corresponding Borrower Loan after the maturity of the corresponding Borrower Loan. Following the final maturity of a Note, the holder of that Note will have no right to receive any further payments from PFL even if the borrower under the corresponding Borrower Loan, or a bankruptcy trustee or estate of such borrower, subsequently remits payments to PFL or the servicer of the Borrower Loan.
Ranking; Security Interest

The Notes will be special, limited obligations of PFL. The Notes are not guaranteed or insured by PMI, any governmental agency or instrumentality or any third party. PFL will be obligated to make payments on each Note in a series only if and to the extent that the borrower makes principal or interest payments on the corresponding Borrower Loan purchased by PFL with the proceeds of that series, and such Borrower Loan payments will be shared ratably among all owners of Notes of the series, subject to PFL’s servicing fees and the fees and charges retained by PFL or paid to third parties as described above. In the event of a bankruptcy or similar proceeding of PFL, the relative rights of the holder of a Note as compared to the holders of other indebtedness of PFL with respect to payment from the proceeds of the Borrower Loan corresponding to that Note or other assets of PFL is uncertain.

To limit the risks to Note holders of its insolvency, PFL has granted the trustee under the Indenture for the Notes, referred to as the “Indenture trustee,” for the benefit of the Note holders, a security interest in all of the Borrower Loans corresponding to the Notes and all payments and proceeds received by PFL on such Borrower Loans, in the deposit account into which such Borrower Loan payments are deposited and the in the FBO account. PFL will perfect the security interest of the Indenture trustee in such collateral by maintaining this bank account with the Indenture trustee (thus providing the Indenture trustee with “control” of the account under applicable law governing the perfection of security interests) and by filing a Uniform Commercial Code financing statement with the Delaware Secretary of State. The Indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the Indenture. Any Borrower Loans that PMI, performing loan servicing as PFL’s agent pursuant to the Administration Agreement, sells or otherwise transfers on PFL’s behalf for the purpose of realizing the value thereof (though not the proceeds of any such sale or transfer) will automatically be released from the security interest as will any Borrower Loan that remains unpaid on its final maturity date.

The Indenture does not contain any provisions that limit PFL’s ability to incur indebtedness in addition to the Notes; however, PFL’s organizational documents do impose such limitations. See “Information About Prosper Funding LLC—Overview.”

Payments

Subject to the limitations described below under “Limitations on Payments,” PFL will make payments of principal and interest on the Notes upon receiving Borrower Loan payments in respect of the corresponding Borrower Loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing for monthly payments over a term equal to the maturity of the corresponding Borrower Loan. The payment dates will generally fall on the third Business day after the due date for each monthly installment of principal and interest on the corresponding Borrower Loan, but interest on the Notes will accrue only through the corresponding due dates for the related Borrower Loan.

PFL requests an ACH payment from a borrower on the Business day prior to the payment due date, and normally receives payment the following Business day. A borrower’s loan payment is initially deposited in the deposit account upon receipt and generally is not distributed to the investor’s funding account until the third Business day after the ACH payment was requested and the short return window for ACH funds has expired. Investors can review their account statements online and see if they received payment on the Notes on such following third Business day. Upon maturity of the Note, the same process occurs. Although payment to investors under the Notes is generally made three Business days after the applicable loan payment and loan maturity date, PFL treats the payment date and maturity date of the Note to be the same as the dates set forth in the corresponding Borrower Loan.

The stated interest rate on each Note will be the investor yield percentage set forth in the loan listing. The investor yield percentage is equal to the interest rate on the corresponding Borrower Loan net of the servicing fee. The stated interest rate on each Note will not be the same as the interest rate on the corresponding Borrower Loan because the interest rate on the corresponding Borrower Loan takes into account the servicing fee. Interest will be computed on the Notes in the same manner as the interest on the corresponding Borrower Loans is computed.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Subject to the servicing fees described below and PFL’s retention or payment to third parties of the other fees and charges described below, any amounts received from borrowers on Borrower Loans will be forwarded by PFL to the holder of the Notes corresponding to the Borrower Loan. Each Note holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts received by PFL in connection with the corresponding Borrower Loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees charged by PFL and PFL’s retention or payment to third parties of the other fees and charges described below.

PFL retains a servicing fee from every loan payment it receives as compensation for servicing the Borrower Loans and Notes. The amount of the servicing fee with respect to a particular payment on a particular Borrower Loan is equal to (a) the product obtained by multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower’s last payment (or, in the case of the borrower’s first payment, since the date on which the relevant loan was funded) and the denominator of which is 365, multiplied by (b) the outstanding principal balance of the loan prior to applying the current payment. PFL currently charges investors a servicing fee of 1.0% per annum, but it may increase that fee in the future to a rate greater than 1% but less than or equal to 3% per annum. Any change to the servicing fee will only apply to Notes offered and sold after the date of the change. PFL’s servicing fees are posted in the Help Center section at www.prosper.com. Servicing fees will reduce the effective yield on Borrower Loans below the borrower interest rate. The servicing fee rate will be disclosed in all loan listings. The servicing fee is payable on all payments received on Borrower Loans corresponding to the Notes, including without limitation partial payments, prepayments and late payment fees paid by the related borrower. PFL will not pay Note holders any non- sufficient funds fees and check processing fees it receives, but will retain such fees as additional servicing compensation. In addition, any attorneys' fees or collection fees that a third party servicer or collection agency imposes in connection with collection efforts related to any corresponding Borrower Loan will be retained by the party earning such fees and will reduce the amount of collections available for payment on the Notes. PFL will pay Note holders any late fees it receives on corresponding Borrower Loans.

The “non-sufficient funds fee” is a fee charged by PFL or a third-party servicer or collection agency when a payment request is denied or a check is returned unpaid for any reason, including but not limited to, insufficient funds in the borrower's bank account or the closing of that bank account. The non-sufficient funds fee currently charged by PFL on Borrower Loans is $15 or such lesser amount permitted by law. To the extent it does not receive the anticipated payments on a Borrower Loan, PFL will not make any payments on the Notes related to that Borrower Loan, and a holder of a Note will not have any rights against PFL or the borrower in respect of the Note or the corresponding Borrower Loan.

Prepayments

To the extent that a borrower prepays a Borrower Loan, such prepayment amount will be a Borrower Loan payment, and holders of Notes corresponding to that Borrower Loan will be entitled to receive their pro rata shares of the prepayment, net of applicable servicing fees and PFL’s retention or payment to third parties of the other fees and charges described above.

Repurchase and Indemnification

Under the Indenture, if a “Repurchase Event” occurs with respect to a Note, PFL will, at its sole option, either repurchase the Note from the holder or indemnify the holder of the Note for any losses resulting from nonpayment of the Note or from any claim, demand or defense arising as a result of such Repurchase Event. A “Repurchase Event” with respect to a Note means (i) a Prosper Rating different from the Prosper Rating actually calculated by PFL was included in the listing for the corresponding Borrower Loan, as a result of which the interest of the holder in the Note is materially and adversely affected, (ii) a Prosper Rating different from the Prosper Rating that should have appeared was included in the listing for the corresponding Borrower Loan because either PFL inaccurately input data into the formula for determining the Prosper Rating or inaccurately applied the formula for determining the Prosper Rating and, as a result, the interest of the holder in the Note is materially and adversely affected, or (iii) the corresponding Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower and a material payment default under the corresponding Borrower Loan has occurred.

The determination of whether verifiable identify theft has occurred is in PFL’s sole discretion. PFL may, in its reasonable discretion, require proof of the identify theft, such as a copy of a police report filed by the person whose identify was wrongfully used to obtain the corresponding Borrower Loan, an identity theft affidavit, a bank verification letter or all of the above.

If PFL elects to repurchase a Note in connection with a Repurchase Event, the repurchase price will be equal to the principal amount outstanding on the Note as of the date of repurchase and will not include accrued and unpaid interest. If PFL elects to provide indemnification in connection with a Repurchase Event, PFL will not be required to take any action with respect to any losses suffered until the effected Note is at least one hundred twenty (120) days past due. For purposes of indemnification, PFL will calculate the losses resulting from nonpayment of a Note based on the principal amount outstanding on the Note. If PFL makes an indemnification payment, PFL will be entitled to retain any subsequent recoveries that it receives on the effected Note.

If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration.

Servicing Covenant

PFL is obligated to use commercially reasonable efforts to service and collect Borrower Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Borrower Loans. If PFL refers a delinquent Borrower Loan to a collection agency within five (5) Business days after it becomes 30 days past-due, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. PFL may, in its sole discretion and subject to its servicing standard, refer a Borrower Loan to a collection agency, elect to initiate legal action to collect a Borrower Loan or sell a Borrower Loan to a third party debt buyer at any time. PFL may also work with the borrower to structure a new payment plan for the Borrower Loans without the consent of any of the corresponding Note holders. PFL is obligated to use commercially reasonable efforts to maintain back-up servicing arrangements for the Borrower Loans. It has entered into a back-up servicing arrangement with Vervent, Inc. (f/k/a First Associates Loan Servicing, LLC) (“Vervent”), a financial services company that has entered into numerous successor loan servicing agreements. It is unlikely that Vervent would be able to perform functions other than servicing the existing Borrower Loans and Notes. For instance, Vervent likely would not be able to facilitate the creation of new Borrower Loans through the marketplace or manage PFL’s marketing efforts. PFL believes that it could find one or more other parties who could perform these and any other functions necessary to fully operate the marketplace in the absence of PMI. However, it could take some time to find another such party or parties who could perform the necessary functions and it could take such party or parties additional time to become comfortable with the operation of the marketplace. Any such delay should not affect existing Note holders, because the back-up servicer should be able to continue servicing existing loans and Notes, but it could delay PFL’s ability to facilitate the creation of new loans and issue new Notes through the marketplace, which could adversely affect PFL’s finances and customer relationships.

In servicing Borrower Loans, PFL may, in its discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors. Any modification or restructuring of borrower payment terms that PFL approves must be done in compliance with the servicing standard described above, which means that the servicer must make a reasonable and prudent determination that any such modification is not materially adverse to the interests of the Note holders. The modifications contemplated by this servicing provision would be made in situations common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder’s perspective, such modifications would only be employed in situations where a greater loss would be avoided.

In the event the terms of any Borrower Loan are modified, PMI will notify the corresponding Note holders in each Note holder’s account.

Administration Covenants

PFL is obligated to use, or to cause a third party administrator to use (which may include, for example, PMI as the Corporate Administrator), commercially reasonable efforts to administer its day-to-day business and operations and provide the other administrative services described under the heading “Corporate Administration Services” in this prospectus in accordance with industry standards customary for administrative services of the same general type and character.

In addition, PFL is obligated to use, or to cause a third party administrator to use (which may include, for example, PMI as the Loan Marketplace Administrator), commercially reasonable efforts to manage the marketplace and provide certain other marketplace-related services in accordance with industry standards customary for online credit platforms of the same general type and character as the marketplace.

Notification Requirements

PFL keeps investors apprised of the delinquency status of Borrower Loans by identifying delinquent loans on its website as “Late (<15 days),” “Late (15-30 days),” “Late (31-60 Days),” “Late (61-90 Days),” or “Late (91-120 days).” Borrower Loans that become at least 120 days overdue are charged off and designated as such on PFL’s website. Investors are able to monitor the Borrower Loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a default with respect to the Notes of any series occurs and is continuing, and if it is known to the Indenture trustee, the trustee is required to notify each holder of the Notes within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Note holders, except for defaults caused by PFL’s failure to make principal and interest payments when required.

In addition, if required by Section 313(a) of the Trust Indenture Act of 1939, within 60 days after each May 15, the Indenture trustee shall mail or transmit electronically to each Note holder a brief report dated as of such May 15 that complies with Trust Indenture Act Section 313(a).

Consolidation, Merger, Sale of Assets

The Indenture prohibits PFL from consolidating with or merging into another business entity or conveying, transferring or leasing its properties and assets substantially as an entirety to any business entity, unless:

•PFL is the continuing corporation or limited liability company after such consolidation, merger or sale of assets;
•the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes PFL’s obligations with respect to the outstanding Notes by executing a supplemental indenture;
•immediately after giving effect to the transaction, no default shall have occurred or be continuing; and
•PFL has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the Indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

PFL will issue the Notes only in registered form and only in electronic form. This means that each Note will be stored and made available on PFL’s website. You can view a record of the Notes you own and the form of your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of PFL’s website. PFL will not issue certificates for the Notes. Investors will be required to hold their Notes through PFL’s electronic Note register.

The laws of some states in the United States may require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes. PFL reserves the right to issue certificated Notes only if it determines not to have the Notes held solely in electronic form.

PFL and the Indenture trustee will treat the investors in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange and all Notes can be held only by PFL’s investors. The registrar for the Notes, which initially will be PFL, will not be obligated to recognize any purported transfer of a Note, except a transfer through a trading platform, of which none currently exists, or except as required by applicable law or court order. We may, in our sole discretion, permit the establishment of a platform on which a secondary market may be made with respect to the Notes. In connection with Prosper’s termination of its relationship with FOLIOfn in October 2016, no trading platform for the transfer of Notes and PMI Management Rights exists and there can be no assurance a trading platform for the Notes and PMI Management Rights will develop in the future. Therefore, Note purchasers must be prepared to hold their Notes and PMI Management Rights to maturity. See “Risk Factors—Risks Inherent in Investing in the Notes—The Notes will not be listed on any securities exchange and can be held only by registered Prosper investors. Further, no trading platform for the transfer of Notes exists and there can be no assurance a trading platform for the transfer of Notes will develop in the future. Therefore, investors should be prepared to hold the Notes they purchase until maturity.”

Note Repurchase and Indemnification Obligations

Under the Notes, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, PFL will in its discretion either repurchase the Note or indemnify the Note holder. PFL’s indemnification obligation will apply only if the relevant Note is at least 120 days past-due; provided, that PFL may in its sole discretion elect to take action at an earlier time. The determination of whether verifiable identity theft has occurred is in PFL’s sole discretion and PFL may require proof of identity theft, such as a copy of a police report filed by the person whose identity was wrongfully used to obtain the fraudulently-induced Borrower Loan, an identity affidavit or a bank verification letter (or all of the above) in order to determine that verifiable identity theft has occurred.

In the event PFL inserts a Prosper Rating in a Borrower Loan listing that is different from the Prosper Rating calculated by PFL for listing such Borrower Loan on the marketplace, or if PFL incorrectly inputs data into its formula or incorrectly applies its formula to determine the Prosper Rating, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in a Borrower Loan listing, then, if such breach materially and adversely affects the interest of the holder of the Note corresponding to such Borrower Loan, PFL will in its discretion either repurchase such Note holder or indemnify the Note holder.

No Sinking Fund

The Notes are fully amortizing and will not have the benefit of a sinking fund.

Events of Default

Under the terms of the Indenture, any of the following events will constitute an event of default for a series of Notes:

•PFL’s failure to make required payments on the Notes for 30 days past the applicable due date;
•PFL’s failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes which continues for 90 days after written notice from the Indenture trustee or holders of 25% of the outstanding principal amount of the Notes for which such default exists, subject to an additional 90-day cure period; or
•specified events relating to PFL’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the Indenture if PFL does not make payments on a series of Notes when a borrower does not make payments on the corresponding Borrower Loan. In that case, PFL is not required to make payments on the Notes, so no default occurs. See “Risk Factors—Risks Related to Borrower Default,” for more information. An event of default with respect to one series of Notes is not automatically an event of default for any other series, even where the same borrower is the loan borrower on both loans.

As described above under “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Indenture and Form of Notes—Ranking; Security Interest,” to limit the risk of PFL’s insolvency, PFL has granted the Indenture trustee a security interest in all of the Borrower Loans corresponding to the Notes, in the deposit account into which such Borrower Loan payments are deposited and in the FBO funding account. The Indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the Indenture. Only the Indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the Indenture, then the stated principal amount of all outstanding Notes shall become due and payable immediately without any act by the trustee or any holder of Notes. If an event of default occurs with respect to a series of Notes due to a reason other than bankruptcy, insolvency or reorganization, then, upon notification by the Trustee or by holders of at least 25% in aggregate principal amount of the outstanding Notes of such series, the stated principal amount of such series of outstanding Notes and all interest accrued thereon shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all Notes of the series waive an existing default with respect to such Notes, except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the Indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is permanently and irrevocably waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

In addition, pursuant to the Indenture, and subject to the conditions set forth therein, (1) the holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby, will have the right to cause the Indenture trustee to enforce its rights with respect to PMI’s obligations as Loan and Note Servicer under the Administration Agreement and (2) the holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby will have the right to cause the Indenture trustee to enforce its rights with respect to all other provisions of the Administration Agreement. The conditions to the holders' rights to cause the Indenture trustee to enforce its rights under the Administration Agreement include, among others, that the holders indemnify the Indenture trustee for taking such action.

A Note holder may not institute a suit against PFL for enforcement of such holder’s rights under the Indenture or pursue any other remedy with respect to the Indenture or the Notes unless:

•the holder gives the trustee written notice stating that an event of default with respect to the Notes is continuing;
•the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue a remedy available under the Indenture with respect to such default;
•such holder or holders offer the trustee security or indemnity satisfactory to it against any loss, liability or expense;
•the trustee does not comply with the request within 60 days after receipt of the notice, request and offer of security or indemnity; and
•the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The Indenture will require PFL every year to deliver to the Indenture trustee a statement as to performance of its obligations under the Indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The Indenture will generally cease to be of any further effect with respect to a series of Notes if:

•all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or
•all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and PFL has deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes.

In either case, PFL must also pay or cause to be paid all other sums payable under the Indenture by it and deliver to the trustee an officers' certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the Indenture have been complied with.

The Indenture does not contain any provisions for legal or covenant defeasance of the Notes.

No Recourse Against Others

The Notes are solely limited recourse obligations of PFL, payable from collections on the corresponding Borrower Loans as described herein, and are not the obligations of any other person. Neither PMI, in its capacity as servicer, as issuer of the related PMI Management Rights or otherwise, nor any of PFL’s directors, officers or affiliates, has any liability for any amounts due on the Notes or the corresponding Borrower Loans. Each purchaser of a Note, by accepting the same, is deemed to waive and release all such liability.

Governing Law

The Indenture and the Notes are governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Delaware Trust Company, formerly known as CSC Trust Company of Delaware, is the trustee under the Indenture. If and when the trustee becomes a creditor of PFL, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against PFL. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

PMI Management Rights

Each Note will come attached with a PMI Management Right issued by PMI. PFL will be the sole issuer of the Notes and PMI will be the sole issuer of the PMI Management Rights. The PMI Management Rights will not be separable from the Notes offered on the marketplace and will not be assigned a value separate from the Notes. The PMI Management Rights are “investment contracts” issued by PMI directly to Note holders. The phrase “investment contract” is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the “investment contracts” that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement, and in this prospectus, which services include, but are not limited to:

•the existence and operation of the marketplace;
•verification of borrower information;
•evaluation and validation of a Prosper Score and Prosper Rating;
•remitting borrower payments; and
•collecting on delinquent accounts.

Investors who purchase PMI Management Rights will have rights under the federal securities laws as purchasers of a registered security. Investors will have limited contractual rights, collectively through the Indenture trustee, to enforce PMI’s contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws.

There are no payment obligations on the part of PMI or any third party under or in relation to the PMI Management Rights that are in any way related to borrower obligations in relation to the Borrower Loans or in any way related to PFL’s payment obligations in relation to the Notes. The PMI Management Rights attached to the Notes will not comprise collateral therefor nor guarantees of any Borrower Loans or Notes, nor generate any funds or proceeds that will be payable to PFL, the Indenture trustee or holders of Notes in relation to any Borrower Loans or Notes. Holders of Notes will have no recourse to PMI or its assets in relation to payments on Borrower Loans or Notes. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration.

The Indenture trustee is a third-party beneficiary of the Administration Agreement on behalf of holders of Notes and PMI Management Rights. Holders of Notes and PMI Management Rights will not have the contractual right individually to enforce PMI’s obligations under the Administration Agreement, but the holders of at least 25% of the outstanding Notes will have the contractual right, subject to the conditions set forth in the Indenture, collectively to cause the Indenture trustee to enforce its rights as a third-party beneficiary under the Administration Agreement. In addition, holders of PMI Management

Rights will have rights under the federal securities laws that are not limited, contractually or otherwise. PMI’s obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus. For more information, see “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Administration Agreement—Indenture Trustee as Third-Party Beneficiary.”

Termination of the Administration Agreement would not affect the rights of holders of previously issued PMI Management Rights under the federal securities laws. If PFL or PMI were to terminate PMI’s obligations to provide services under the Administration Agreement, PMI would cease to issue new PMI Management Rights. PFL has entered into a back-up servicing agreement with a loan servicing company who is willing and able to transition loan and Note servicing responsibilities from PMI, but it is unlikely that the back-up servicer would be able to perform functions other than servicing the outstanding Borrower Loans and Notes. Therefore, PFL might have to suspend the facilitation of new Borrower Loans and the issuance of new Notes until it could find another party or parties that could perform the services PMI had been performing under the Administration Agreement. PFL believes it could find another party or parties to perform such services, but the search could take time. For more information, see “Risk Factors—Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes.”

Administration Agreement

PFL and PMI have entered into an Administration Agreement pursuant to which PMI will provide certain corporate administration services and marketplace administration services and will service all Borrower Loans and Notes. This prospectus refers to PMI in its separate capacities under the Administration Agreement as follows: (i) in its capacity as the party providing the corporate administration services, as the “Corporate Administrator”; (ii) in its capacity as the party providing the marketplace administration services, as the “Loan Marketplace Administrator”; and (iii) in its capacity as the party servicing all Borrower Loans and Notes, as the “Loan and Note Servicer.”

The following summary of the Administration Agreement does not purport to be complete and is qualified in its entirety by the complete terms and conditions of the Administration Agreement. A copy of the Administration Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Corporate Administration Services

The Corporate Administrator will oversee the daily business operations of PFL and provide a number of related administrative services. Among other matters, the Corporate Administrator’s duties shall include:

•administering PFL’s day-to day operations, including paying (solely from PFL’s funds) PFL’s fees and expenses,
•giving notices and communications in PFL’s behalf as PFL may be required to give from time to time under its various agreements,
•maintaining PFL’s general accounting records and preparing monthly, quarterly and annual financial statements as may be necessary or appropriate,
•retaining in PFL’s behalf an accounting firm to audit PFL’s year-end financial statements,
•preparing and filing PFL’s income, franchise or other tax returns,
•causing to be paid (solely from PFL’s funds) any taxes required to be paid by PFL,
•not knowingly causing PFL to engage in any activity that would cause PFL to be subject to income or franchise tax on a net income basis by any taxing jurisdiction outside of the United States,
•retaining on PFL’s behalf outside counsel,
•reviewing and analyzing any agreements entered into by PFL and establishing, in consultation with PFL, operating procedures to enable PFL to comply with the terms of such agreements,
•providing recordkeeping and maintenance to maintain PFL’s limited liability company existence,

•preparing resolutions for consideration by PFL’s board of directors in accordance with its limited liability company agreement,
•preparing and having executed and filed all documents necessary to qualify PFL to do business in any jurisdiction in which such qualification is necessary or appropriate,
•in conjunction with PFL’s counsel, monitoring compliance with licensing requirements and applicable laws,
•receiving notices on PFL’s behalf,
•notifying PFL of the institution of any action, suit or proceeding against, or regulatory investigation of, PFL,
•establishing and maintaining all necessary bank accounts for PFL and managing PFL’s cash in accordance with the terms and provisions of PFL’s material contracts,
•notifying PFL, to the extent the Corporate Administrator has actual knowledge thereof, of any failure of a party to a material agreement to perform any of its obligations with respect to PFL, and
•from time to time taking at PFL’s expense such actions as PFL may reasonably request, or as the Corporate Administrator deems appropriate.

The Corporate Administrator has agreed to provide PFL with an annual service provider compliance statement confirming that the Corporate Administrator has reviewed its activities and performance under the Administration Agreement during the preceding calendar year and, based upon such review, has determined that it materially fulfilled all of its obligations under the Administration Agreement during that year or, if there has been a failure to perform any such obligation in any material respect, specifically identifying each such failure and the nature and the status thereof. PFL and PMI will provide a summary of the Corporate Administrator’s service provider compliance statement in their Annual Reports on Form 10-K.

Loan Marketplace Administration Services

The Loan Marketplace Administrator will manage the marketplace and provide a number of related services. Among other matters, the Loan Marketplace Administrator’s duties shall include supervision with respect to:

•managing, maintaining and operating the marketplace,
•the issuance, sale and payment of the Notes,
•PFL’s purchase of Borrower Loans,
•the operation of www.prosper.com, and
•the payment (solely from PFL’s funds) of related fees and expenses.

Among other things, the Loan Marketplace Administrator will assist PFL with the issuance and sale of the Notes and the posting and funding of Borrower Loans (including reviewing the eligibility of applicants to participate on the marketplace and performing the applicant verification processes described herein), and will manage the posting of listings on the website. The Loan Marketplace Administrator will also assign a Prosper Rating and an interest rate to each listing. See “About the Marketplace” for more information.

The Loan Marketplace Administrator has agreed to provide PFL with an annual service provider compliance statement confirming that the Loan Marketplace Administrator has reviewed its activities and performance under the Administration Agreement during the preceding calendar year and, based upon such review, has determined that it materially fulfilled all of its obligations under the Administration Agreement during that year or, if there has been a failure to perform any such obligation in any material respect, specifically identifying each such failure and the nature and the status thereof. PFL and PMI will provide a summary of the Loan Marketplace Administrator’s service provider compliance statement in their Annual Reports on Form 10-K.

Servicing of Borrower Loans and Notes

The Loan and Note Servicer has agreed to service each Borrower Loan and the corresponding Notes. The Loan and Note Servicer is required at all times to use commercially reasonable efforts to service and collect the Borrower Loans in accordance with industry standards customary for loans of the same general type and character, in each case:

•as long as PMI is the Loan and Note Servicer, in accordance with the provisions of PFL’s Amended and Restated Limited Liability Company Agreement (in particular the sections governing the limitations on PFL’s activities),
•as long as PMI is the Loan and Note Servicer, in accordance with the provisions of the Unanimous Written Consent of the Board of Directors of PMI with respect to the separateness principles to be observed by PMI in dealing with PFL,
•in accordance with all applicable laws, and
•without regard to:
◦any relationship that the Loan and Note Servicer or its affiliates may have with the applicable borrower or Note holder, or
◦the Loan and Note Servicer’s right to receive compensation for its services.

This standard of care applicable to the Loan and Note Servicer is called the ”Servicing Standard.” Subject to the Servicing Standard, the Loan and Note Servicer has full power and authority to take any actions in connection with the servicing and administration of the Borrower Loans that it deems to be necessary or desirable. The Loan and Note Servicer may act alone or through agents, but will remain responsible for the proper performance of its duties by any agents it appoints. PFL’s ability to collect payments on the Borrower Loans, and therefore the amount of payments received by the holders of Notes, will be dependent upon the Loan and Note Servicer’s performance of its duties under the Administration Agreement.
Subject to the Servicing Standard, the Loan and Note Servicer is responsible for protecting the interest of PFL in the Borrower Loans by dealing effectively with borrowers who are delinquent or in default. The Loan and Note Servicer is required to maintain an adequate accounting system that will immediately identify delinquent loans and to maintain procedures for sending delinquent notices, assessing late charges and preparing individual analyses of distressed or chronically delinquent Borrower Loans. The Loan and Note Servicer has sole discretion to determine (i) the timing and content of communications sent to delinquent borrowers, and (ii) when and whether to refer a delinquent loan for collection, initiate legal action to collect a delinquent loan, sell a delinquent loan to a third party, accelerate the maturity of a delinquent loan that is at least 30 days past due or write off a delinquent loan in whole or in part. The Loan and Note Servicer is authorized to select and engage on PFL’s behalf any collection agency to which any delinquent loan is referred for collection and to determine the amount of its compensation (which shall not, however, exceed 40% of the amount of any recoveries obtained, in addition to any legal fees and transaction fees associated with payment processing incurred in the collection effort). The Loan and Note Servicer will be deemed to have undertaken commercially reasonable servicing and collection efforts if it refers a delinquent loan to a collection agency within five Business days after such loan first became 30 days past due. The Loan and Note Servicer will charge off Borrower Loans that are 120 days past due and also may charge off delinquent loans that are less than 120 (but at least 31) days past due if the Loan and Note Servicer deems such action appropriate under the Servicing Standard. Notwithstanding any decision by the Loan and Note Servicer to charge off a delinquent loan, holders of the Notes related to such loan will continue to receive their pro rata shares (net of servicing fees and other fees and charges, if applicable) of any payments that PFL receives on such loan on or prior to its final maturity date. After the final maturity date, PFL will have no further obligation to make payments on the related Notes, even if it receives payments on the corresponding Borrower Loan after such date.

Subject to the Servicing Standard, the Loan and Note Servicer may waive, modify or vary any non-material terms of any Borrower Loan, consent to the postponement of strict compliance with any such term or grant a non-material indulgence to any borrower. Notwithstanding the foregoing, in the event that any Borrower Loan is in default, or in the judgment of the Loan and Note Servicer, such default is reasonably foreseeable, or the Loan and Note Servicer otherwise determines that such action would be consistent with the Servicing Standard, and provided that the Loan and Note Servicer has reasonably and prudently determined that such action will not be materially adverse to the interests of the relevant Note holders, the Loan and Note Servicer may also waive, modify or vary any term of any Borrower Loan (including material modifications that would change the interest rate, defer or forgive the payment of principal or interest, change the payment dates or change the place and manner of making payments on such Borrower Loan), accept payment from the related borrower of an amount less than the principal balance in final satisfaction of such Borrower Loan or consent to the postponement of strict compliance with any term or otherwise grant any indulgence to any borrower. The modifications contemplated by this servicing provision would be in situations common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder’s perspective, such modifications would only be employed in situations where a greater loss would be avoided.

Any such actions taken by the Loan and Note Servicer in relation to any Borrower Loan will be binding on the holders of the related Notes and may reduce the amount of payments to be made on such Notes or result in no further payments being made. If the Loan and Note Servicer approves modifications to the terms of any Borrower Loan, it will promptly, on behalf of PFL, notify the corresponding investors in each investor’s account.

The Loan and Note Servicer has agreed to provide PFL with an annual servicer compliance statement confirming that the Loan and Note Servicer has reviewed its activities and performance under the Administration Agreement during the preceding calendar year and, based upon such review, has determined that it materially fulfilled all of its obligations under the Administration Agreement during that year or, if there has been a failure to perform any such obligation in any material respect, specifically identifying each such failure and the nature and the status thereof. PFL and PMI will provide a summary of the servicer compliance statement in their Annual Reports on Form 10-K.

PMI Fees

PFL has agreed to compensate PMI with three fees for its various roles and related services under the Administration Agreement.

First, PFL owes PMI, in PMI’s capacity as Corporate Administrator, a monthly corporate administration fee for its administrative services in overseeing the daily business operations of PFL (the “PMI Corporate Administration Fee”). This monthly fee is in the amount of $500,000; provided that, in the case of the last payment of the PMI Corporate Administration Fee due under the Administration Agreement, the amount due shall be pro-rated by the number of days from the last monthly fee payment date and the date on which the Corporate Administrator stopped providing the corporate administrative services specified in the Administration Agreement.

Second, PFL owes PMI, in PMI’s capacity as Loan Marketplace Administrator, a monthly marketplace administration fee for its services in managing the marketplace (the “PMI Loan Marketplace Servicing Fee”). This fee is equal to the product of $135 and the number of Borrower Loans funded since the last monthly fee payment date.

Third, PFL owes PMI, in PMI’s capacity as Loan and Note Servicer, a monthly fee for its services in servicing the Borrower Loans (such fee, together with the PMI Corporate Administration Fee and the PMI Loan Marketplace Servicing Fee, the “PMI Fees”). This fee is equal to 62.5% of all servicing fees collected from Note holders by or on behalf of PFL and 100% of all non-sufficient funds fees collected from Note holders by or on behalf of PFL since the last monthly fee payment date.

Exculpation and Indemnity

PMI, in its capacity as Loan and Note Servicer under the Administration Agreement, will not be liable under the Administration Agreement to PFL, any Note holder, any borrower or any other person for any actions it takes or fails to take in connection with the servicing of the Borrower Loans or Notes or for any errors in judgment, except as described below.

PMI, in its various capacities under the Administration Agreement, and any of its directors, officers, employees or agents may rely in good faith on any document of any kind that appears to be properly executed and submitted by any person respecting any matters arising in connection with the Administration Agreement, except to the extent that PMI knows that such document is false, misleading, inaccurate or incomplete.

PMI, in its various capacities under the Administration Agreement, has agreed to indemnify PFL and PFL’s officers, directors, employees and agents against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable counsel fees and disbursements), joint or several (collectively, "Damages"), directly or indirectly resulting from:

•the failure of PMI to perform its duties under the Administration Agreement,
•the material breach of any of PMI’s representations, warranties, covenants or agreements contained in the Administration Agreement,
•the acts or omissions of any permitted subservicer or service provider engaged by PMI, in its capacity as Loan and Note Servicer, to service the Borrower Loans or Notes in accordance with the Administration Agreement, and
•any infringement or misappropriation by PMI of any patent, copyright, trademark, servicemark, trade secret or other proprietary right of any other person, provided, however, that PMI will not be responsible for any Damages resulting from:
•the failure of PFL to perform its duties under the Administration Agreement (unless such failure resulted from the actions or omissions of PMI),
•the material breach of any of PFL’s representations, warranties, covenants or agreements contained in the Administration Agreement (unless such breach resulted from the actions or omissions of PMI),
•the origination, making, funding, sale or servicing of any Borrower Loans or Notes following the termination of the Administration Agreement,
•the absence or unavailability of any books, records, data, files or other documents relating to a Borrower Loan, unless resulting from PMI’s actions or omissions, or
•compliance with any instructions of PFL if such instructions did not comply with applicable law.

Assignment and Subservicing

PMI may not assign its various roles under the Administration Agreement or its duties thereunder without the prior written consent of PFL (excluding any assignment to an entity into which PMI is merged or consolidated or that succeeds to PMI’s business). PMI may in its discretion engage service providers to assist it in performing specific obligations under the Administration Agreement, provided that, in its capacity as Loan and Note Servicer, it may not engage a subservicer or other service provider to perform a substantial portion of the primary day-to-day servicing obligations of the Loan and Note Servicer without the prior written consent of PFL. PMI, in its capacity as Loan and Note Servicer, will be solely responsible for the fees and expenses of any subservicer or service provider it engages. PMI will be liable for the acts and omissions of any such subservicer or service provider to the same extent as if the Loan and Note Servicer had performed the servicing directly.

Termination and Replacement of Servicer

The Administration Agreement will terminate on May 31, 2023, unless PFL or PMI declares an earlier termination pursuant to the termination rights described below or unless the parties agree to extend the term of the Administration Agreement.

PFL may terminate the Administration Agreement partially or in its entirety at its discretion upon 180 calendar days' notice to PMI in any of its capacities under the Administration Agreement. In addition, PFL may terminate the Administration Agreement partially or in its entirety at any time without 180 calendar days' notice if PMI, in any of its capacities under the Administration Agreement, breaches any of its duties under the Administration Agreement and does not cure such breach within 30 days from the date that PFL provides notice of such breach. Notwithstanding the foregoing, PFL may not terminate PMI in any of its capacities under the Administration Agreement unless (i) PFL determines that it, either directly or through a successor service provider, is able to act in such capacity in accordance with the Indenture governing the Notes and (ii) PFL's Board of Directors (including its independent directors) approve such determination and termination. If PFL partially terminates the Administration Agreement with respect to PMI in any of its capacities thereunder, PMI will continue to provide services under its other capacities pursuant to the terms of the Administration Agreement.

PMI may terminate the Administration Agreement if PFL breaches any of its obligations under the Administration Agreement and such breach is not cured by PFL within 30 days of the date PMI provides notice of such breach.

PMI is required in connection with any termination of the Administration Agreement under any of its capacities thereunder to transfer the administrative services, marketplace management services or servicing of all Borrower Loans and Notes that remain outstanding to PFL or a successor servicer designated by PFL as soon as reasonably practicable. Until such transfer is completed, PMI's obligation to service the Borrower Loans and otherwise provide services in accordance with the Administration Agreement will remain in effect. All costs and fees incurred in connection with any termination of the Administration Agreement will be payable by the party whose breach of obligation, or whose exercise of its voluntary termination right, resulted in the termination. Any such amounts due from PFL will be payable only from funds not allocated to the payment of Notes under the Indenture. See “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Indenture and Form of Notes.” PFL also will be required upon any termination to pay PMI all accrued but unpaid PMI Fees. No termination fees will be payable by either party upon any termination of the Administration Agreement.

PFL has entered into a back-up servicing agreement with Vervent, a third-party loan administrator, pursuant to which Vervent would become the successor servicer to PMI. The back-up servicing agreement will facilitate the transfer of servicing responsibilities to Vervent if the Administration Agreement terminates. See “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Indenture and Form of Notes—Servicing Covenant.” Vervent is a financial services company that has entered into numerous successor loan servicing agreements. In the event that PFL must designate an additional or different successor servicer, it will seek to designate a servicer with experience and reputation comparable to Vervent.

Indenture Trustee as Third-Party Beneficiary

The Indenture trustee is a third-party beneficiary of (i) PMI’s obligations as Loan and Note Servicer under the Administration Agreement (the “Servicing Obligations”) for the benefit of the holders of the Notes offered hereby and (ii) all of PMI’s other obligations under the Administration Agreement for the benefit of holders of the Notes offered hereby.

Pursuant to the Indenture, and subject to the conditions set forth therein, (i) holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby will have the right to cause the Indenture trustee to enforce its rights under the Servicing Provisions of the Administration Agreement and (ii) holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby will have the right to cause the Indenture trustee to enforce its rights under any other provisions of the Administration Agreement, in each case whether or not there is a default under the Indenture. PMI’s obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus.

PMI’s obligations under the Administration Agreement may not be amended, waived or otherwise modified in a manner that would adversely affect the holders of the Notes without the consent of the Indenture trustee. In order to cause the Indenture trustee to enforce either of the rights discussed above, the holders of the Notes offered hereby must indemnify the Indenture trustee against the costs, expenses and liabilities that it might incur as a result of taking such action.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion constitutes the full opinion of our tax counsel, Covington & Burling LLP, regarding the material U.S. federal income tax considerations generally applicable to investors who purchase Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies only to investors who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•securities dealers or brokers, or traders in securities electing mark-to-market treatment;
•banks, thrifts or other financial institutions;
•insurance companies;
•regulated investment companies or real estate investment trusts;
•tax-exempt organizations;
•accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;
•persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;
•partnerships or other pass-through entities;
•persons subject to the alternative minimum tax;
•certain former citizens or residents of the United States;
•Non-U.S. Holders (as defined below); or
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A "Non-U.S. Holder" is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Notes

In General

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. However, although the matter is not free from doubt, PFL will treat the Notes as its debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Where required, PFL intends to file informational returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.

You should be aware, however, that the IRS is not bound by PFL’s characterization of the Notes and the IRS or a court may take a different position with respect to the Notes' proper characterization. Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note. For example, because each series of Notes will correspond to a loan, and PFL has no obligation to make any payments on the Notes unless, and then only to the extent that, it has received payments on the corresponding loan, the IRS could determine that, in substance, each investor owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes. If the IRS took such a position, the tax treatment of the Notes may differ materially, including, but not limited to, the facts that (i) the Notes would no longer be considered to have OID, and (ii) you would be treated as receiving the interest on your share of the corresponding loan and paying your share of the fees with respect to such loan. While the full amount of your share of interest on the underlying loan would be includible by you, the amount of such fee may not be deductible if you are an individual. Alternatively, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument). If the Notes are treated as PFL’s equity, (i) PFL would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of PFL’s earnings and profits as computed for U.S. federal income tax purposes.

A different characterization may significantly reduce the amount available to pay interest on the Notes. You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

The following discussion assumes that the Notes will be treated as PFL's debt instruments that have OID for U.S. federal income tax purposes. Unless otherwise specified, the following discussion assumes that the Notes will not be subject to the rules governing contingent payment debt instruments.

Taxation of Payments on the Notes

You will generally be required to accrue OID income as ordinary interest income for U.S. federal income tax purposes, regardless of your regular method of tax accounting. If you hold a Note that has a maturity date of more than one year, you will be required to accrue OID income as ordinary interest income under a “constant yield method.” Under this treatment, if a payment on a Note is not made in accordance with the payment schedule in respect of the corresponding loan (for example, because of a late payment on the corresponding loan), you will be required to include an amount of OID in taxable income as interest even if you have not received the actual payment from the corresponding loan.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies may generally be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant. The determination of whether a single payment schedule is significantly more likely than not to occur, or whether a contingency is remote or incidental, is made for each Note.

Each Note provides for one or more alternative payment schedules because PFL is obligated to make payments on a Note only to the extent that it receives payments on the corresponding loan, less the service charge and less any charges it incurs in connection with collection on the corresponding loan. The payment schedule for each Note provides for payments of principal and interest on the Note in accordance with the payment schedule for the corresponding loan. In addition to scheduled payments, PFL will prepay a Note to the extent that a borrower prepays the loan corresponding to the Note, and PFL will pay late fees collected on a corresponding Borrower Loan to the holders of the corresponding Note. Notwithstanding such contingencies, PFL intends to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because it believes that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment or late payment on the loan corresponding to such Note will be remote or incidental. If in the future, based on PFL’s experience or for any other reason, PFL determines that the previous sentence does not apply to a Note, PFL anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and PFL shall so notify you.

OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note under the payment schedule of the Note. The issue price of a Note will generally equal the principal amount of a Note.

The amount of OID includible in income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). PFL intends to use 30-day accrual periods. The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note. A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note under the payment schedule of the Note, produces an amount equal to the issue price of such Note.

If a Note is paid in accordance with its payment schedule, the amount of OID includible in income is anticipated to be based on the stated interest rate of the Note. As a result, you will generally be required to include an amount of OID in income that is equal to the amount of stated interest paid on the Note.

Cash payments of interest and principal under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and your adjusted tax basis in the Note. In general, your adjusted tax basis in the Note will equal your cost for the Note, increased by any OID and market discount previously included in gross income by you, as discussed below, and reduced by any payments previously received by you in respect of the Note.

Except as discussed below with respect to a Note subject to rules governing market discount or contingent payment debt instruments, your gain or loss on the taxable disposition of the Note generally will be long-term capital gain or loss if the Note has been held for more than one year and short-term otherwise. The deductibility of capital losses is subject to limitations.

Prepayments

If PFL prepays a note in full, the Note will be treated as retired and, as described above, you will generally have gain or loss equal to the difference, if any, between the amount realized upon the retirement and your adjusted tax basis in the Note. If PFL prepays a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) your gain or loss attributable to the portion of the Note retired and (ii) your OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, your adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If you purchased a Note on a note trader platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. The amount of any market discount will generally be treated as de minimis and disregarded if it is less than ¼ of 1 percent of the revised issue price (calculated as the sum of the issue price of the Note and the aggregate amount of OID previously includible in the gross income of any holder without regard to any acquisition premium), multiplied by the number of complete years to maturity. If you hold a Note that has de minimis market discount, the rules described below do not apply to you.

Under the market discount rules, you generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by you. Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless you elect to accrue market discount on a constant yield basis. In addition, you may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense attributable to (i) any indebtedness incurred to purchase or carry such Note or (ii) any indebtedness continued to purchase or carry such Note. If you dispose of a Note in a nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the Note at its then fair market value.

You may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. If you make an election to include market discount in income currently, your adjusted basis in a Note will be increased by any market discount that you include in income. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium

If you purchased a Note on a note trader platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium. For a Note acquired with an acquisition premium, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If you purchased a Note on a note trader platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, you will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on Borrower Loans corresponding to the Notes will generally be paid to you. PFL anticipates that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to you should be taxable as ordinary income at the time such fees are paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Borrower Loans Corresponding to Note-Automatic Extension

In the event that PFL does not make scheduled payments on a Note as a result of nonpayment by a borrower on the Borrower Loan corresponding to the Note, you must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the borrower, PFL may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower on the loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules (which are discussed in more detail below) even if not subject to these rules at the time of original issue. In addition, in the event that a Note's maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower on the loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules. If PFL determines that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, it will notify you and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, you may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether you may stop accruing OID if scheduled payments on a Note are not made. You should consult your own tax advisor regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes wholly worthless, a U.S. Holder generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a capital loss in the taxable year the Note becomes wholly worthless. The portion of the U.S. Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. U.S. Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless.

Potential Characterization as Contingent Payment Debt Instruments

To the extent PFL determines that a Note is not subject to the contingent payment debt instrument rules, its position is not binding on the IRS or a court of competent jurisdiction and it cannot predict what the IRS or a court would ultimately decide with respect to the proper U.S. federal income tax treatment of the Note. Accordingly, there exists a risk that the IRS or a court could determine that the Notes are "contingent payment debt instruments" because payments on the Notes are linked to performance on the corresponding loan.

If a Note is characterized as a contingent payment debt instrument, or in the future, PFL concludes that a Note is subject to the contingent payment debt instrument rules, the Note would be subject to special rules applicable to contingent payment debt instruments. If these rules were to apply, you would generally be required to accrue interest income under the noncontingent bond method. Under this method, interest would be taken into account whether or not the amount of any payment is fixed or determinable in the taxable year. The amount of interest that would be taken into account would generally be determined by constructing a hypothetical noncontingent bond, which is based on a “comparable yield” (generally, a hypothetical yield to be applied to determine interest accruals with respect to the Note, and which can be no less than the applicable federal rate) and a “projected payment schedule” (generally, a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield). Based on the comparable yield and the projected payment schedule, you will generally be required to accrue as OID the sum of the daily portions of interest for each day in the taxable year that you held the Note, adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Note. The daily portions of interest are determined by allocating to each day in an accrual period the ratable portion of interest that accrues in such accrual period. The amount of interest you may accrue under this method could be higher or lower than the stated interest rate on the Note. In addition, any gain recognized on the sale, exchange or retirement of your Note will generally be treated as ordinary interest income, and any loss will be treated as ordinary loss to the extent of prior OID inclusions, and then as capital loss thereafter.

Backup Withholding and Reporting

PFL will be required to report information to the IRS on certain payments on a Note (including interest and discount) and on proceeds of the sale of a Note if you are not an exempt recipient (such as a corporation). In addition, backup withholding (currently at a 24% rate) may apply to payments made to you if (a) you do not furnish or you have failed to provide your correct taxpayer identification number, (b) PFL has been instructed by the IRS to backup withhold because of underreporting (generally meaning that the IRS has determined and notified you that you have failed to report any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) in certain circumstances, you have failed to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding the application of information reporting and backup withholding rules in your particular situation, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

INFORMATION ABOUT PROSPER FUNDING LLC

The following description of our business should be read in conjunction with the section titled “Business” in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

Overview

PFL owns and operates a peer-to-peer online credit marketplace, which this prospectus refers to as the “marketplace,” that enables its borrowers to borrow money and its investors to purchase Borrower Payment Dependent Notes, or Notes, issued by PFL, the proceeds of which facilitate the funding of the loans made to borrowers. PFL is a wholly-owned subsidiary of PMI.

PMI developed the marketplace and owned the proprietary technology that makes operation of the marketplace possible. On February 1, 2013, PMI transferred the marketplace to PFL, giving PFL the right to operate the peer-to-peer online credit marketplace to originate and service Borrower Loans and Notes. PMI owns and did not transfer to PFL ownership of the computer hardware that PMI uses to develop, update, maintain and operate the marketplace (including the website); produce and record or register Borrower Loans and Notes; process and record the origination of Borrower Loans and the acquisition thereof by PFL; effect funds transfers in relation to Borrower Loans and collections on such Borrower Loans, the issuance and transfer of Notes, funds transfers in relation to purchases of and payments on Notes; and which PMI uses to store, backup and manage the information and data used and generated by the marketplace (such as in relation to the preparation of reports). PMI is a party to agreements with third parties relating to (i) the hosting and maintenance of servers and other computer and communications equipment used by PMI in relation to all of the foregoing aspects of the development, updating of, maintenance and operation of the marketplace and the provision of related customer support services; (ii) the backup, offsite storage and protection of all information and data produced and used by PMI in relation to all of the foregoing aspects of the development, updating of, maintenance and operation of the marketplace and the performance by it of all related services; and (iii) maintenance of the integrity, functionality and security of the marketplace from cyber-attacks and similar threats, which agreements PMI is not assigning to PFL such that PFL will not be a party to or third party beneficiary of such agreements.

PFL also has entered into the Administration Agreement, pursuant to which PMI has agreed to provide certain administrative services relating to the marketplace. The Administration Agreement between PFL and PMI contains a license granted by PFL to PMI that entitles PMI to use the marketplace for and in relation to: (i) PMI’s performance of its duties and obligations under the Administration Agreement relating to corporate administration, loan marketplace services, loan and note servicing and marketing; and (ii) PMI's performance of its duties and obligations to WebBank in relation to Borrower Loan origination and funding. The license is terminable in whole or in part in relation to failure by PMI to pay the licensing fee or the termination of PMI as the provider of some or all of the aforementioned services.

PFL has been organized and is operated in a manner that is intended (i) to minimize the likelihood that it will become subject to a voluntary or involuntary bankruptcy or similar proceeding, and (ii) to minimize the likelihood that it would be substantively consolidated with PMI in the event of PMI’s bankruptcy and thus have its assets subjected to claims of PMI's creditors. PFL and PMI believe they have achieved this by imposing through PFL’s organizational documents and covenants in the Indenture certain restrictions on PFL’s activities and certain formalities designed to reinforce PFL's status as a distinct entity from PMI. In addition, in the Administration Agreement PMI has agreed, in its dealings with PFL and with third parties, to observe the “separateness covenants” described below as they relate to PFL.

Restrictions that PFL and PMI believe minimize the likelihood that PFL will become subject to a voluntary or involuntary bankruptcy or similar proceeding include the following:

•PFL’s permissible activities are limited to operating the marketplace, including entering into the related registration agreements with its users; purchasing, owning, financing and pledging the Borrower Loans; issuing and selling the Notes; entering into the Administration Agreement (or, if applicable, one or more similar agreements with another entity or entities providing similar services); entering into agreements with third parties

(such as WebBank and a back-up servicer) regarding the purchase and servicing of the Borrower Loans and the Notes and transfers of Notes between users, its own management and operations, and the issuing, paying, sale and administration of the Notes and other obligations; making requisite filings with the SEC and other authorities, and issuing and furnishing prospectuses and other offering materials; and certain related activities. So long as any Note is outstanding, PFL is not permitted to engage in any other business.
•So long as any Note is outstanding, PFL is prohibited from incurring any debt; guarantying the obligations of any other person, including PMI and PFL’s other affiliates; acquiring any assets except in connection with the permitted activities described above; engaging, directly or indirectly, in any business other than the permitted activities described above; engaging in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests; or forming, acquiring or holding any subsidiary.
•So long as any Note is outstanding, PFL is required to have at all times two independent directors whose consent is required for it to take certain extraordinary actions, including filing for bankruptcy.

Because PFL’s activities are essentially limited to operating the marketplace, dealing with Borrower Loans and issuing Notes, and PFL is prohibited from incurring any debt for borrowed money other than the Notes, or liabilities to third parties other than those arising under the agreements it is permitted to enter into, as described above, it should not be subject to the claims of any creditors unrelated to its permissible activities. With the exception of its limited indemnification and repurchase obligations, the Note holders do not have recourse to PFL for payment of their Notes and must rely on the corresponding Borrower Loans for payment. PFL expects to be adequately capitalized, and that its capitalization, together with the fee income that it earns, will be sufficient to meet all of its monetary obligations to affiliates and the third parties with whom it contracts in order to operate the marketplace and conduct its permitted business activities. Accordingly, PFL does not expect to have creditors holding unsatisfied claims against it who could seek to place it into bankruptcy involuntarily. For the same reason, PFL believes it is unlikely that it would become insolvent. PFL does not believe that its independent directors would approve a voluntary bankruptcy filing, even if such a filing might be advantageous to PMI or PFL’s other affiliates, if PFL is not insolvent in its own right, unless another basis for such a filing exists at the time consistent with their fiduciary duties.

Restrictions that PFL and PMI believe minimize the likelihood that PFL would be substantively consolidated with PMI in the event of PMI’s bankruptcy and thus have its assets subjected to claims of PMI’s creditors include the following (“separateness covenants”):

•PFL is required to maintain its own books and records and bank accounts separate from those of PMI or any other person;
•PFL is required at all times to hold itself out to the public and all other persons as a legal entity separate from PMI and any other person;
•PFL is required to have a board of directors separate from that of PMI and any other person;
•PFL is required to file its own tax returns, if any, as may be required under applicable law, to the extent it is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and it must pay any taxes so required to be paid under applicable law;
•Except as contemplated by the agreements it enters into in connection with its permissible activities, PFL may not commingle its assets with assets of PMI or any other person and maintain its funds and other assets such that they shall be separately identified and segregated from those of PMI and any other person;
•PFL is required to conduct its business in its own name so as not to mislead third parties as to the identity of the entity with which such third parties are dealing and to strictly comply with all organizational formalities to maintain its separate existence;
•PFL is required to maintain separate financial statements and ensure that such financial statements indicate (in the notes thereto or otherwise) the separate existence of PFL and PMI and their respective assets and liabilities and, to the extent the assets and liabilities of PFL are represented on the financial statements of PMI, ensure that such financial statements indicate (in the notes thereto or otherwise) the separate existence of PFL and PMI and their separate assets and liabilities;
•PFL is required to pay its operating expenses and its own liabilities only out of its own funds and not from the funds of any other person;

•PFL is required to maintain an arm's length relationship with PMI and its other affiliates and to ensure that all transactions between PFL and its affiliates are on terms and conditions that are not materially more favorable to the affiliate than the terms and conditions that would be expected to have been obtained under similar circumstances from a non-affiliate;
•PFL is required to pay the salaries of its own employees, if any;
•PFL is prohibited from holding out its credit or assets as being available to satisfy the obligations of others;
•PFL is required to allocate fairly and reasonably any overhead for shared office space and pay for its share of such overhead;
•PFL is required, so as not to mislead third parties as to the identity of the entity with which such third parties are dealing, to maintain and utilize separate stationery, invoices and checks;
•Except as contemplated by the agreements it enters into in connection with its permissible activities, PFL is prohibited from pledging its assets for the benefit of any other person;
•PFL is required to correct any known misunderstanding regarding its separate identity;
•PFL is required to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;
•PFL is required to ensure that it does not enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other person;
•PFL is required to ensure that it will not conceal from creditors any of its assets or participate in concealing the assets of any other person or entity;
•PFL’s board of directors is required to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions, and PFL is required to observe all other Delaware limited liability company formalities;
•PFL is prohibited from acquiring any securities of PMI (other than the purchase or other acquisition of certain borrower payment dependent notes issued by PMI and the related Borrower Loans); and
•PFL’s directors, officers, agents and other representatives are required to act at all times with respect to PFL consistently and in furtherance of the foregoing and in PFL's best interests.

In addition, as described below under “Information About Prosper Marketplace, Inc.—Relationship with Prosper Funding LLC,” PMI has adopted resolutions limiting its own activities and interactions with PFL in order further to minimize the likelihood that PFL would be substantively consolidated with PMI in the event of PMI's bankruptcy.

Substantive consolidation is a judicially developed equitable doctrine that permits a bankruptcy court, in appropriate circumstances, to disregard the legal separateness of a debtor and a related entity, which may or may not itself be a debtor in bankruptcy, and merge their respective assets and liabilities for bankruptcy purposes. Substantive consolidation typically results in the pooling of all assets and liabilities of the entities to be consolidated, the satisfaction of liabilities from the resulting common fund of assets, and the elimination of all duplicate and inter-entity claims. While the formulation for the standard to apply in determining whether two or more entities should be substantively consolidated in bankruptcy has varied somewhat as among the different courts that have considered such cases, the three most commonly cited tests are as follows:

•The proponent seeking substantive consolidation must establish either (1) the entities pre-petition disregarded their separateness so significantly that their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (2) post-petition that the assets and liabilities of the entities are so entangled that separating them is prohibitive and hurts all creditors.
•The court must determine (1) whether all creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (2) whether the affairs of the two entities are so entangled that consolidation will benefit all creditors.
•The proponent of consolidation must make a prima facie case demonstrating that (1) there is substantial identity between the entities to be consolidated and (2) consolidation is necessary to avoid some harm or to realize some benefit. Once the proponent for consolidation has made this showing, the burden shifts to an objecting creditor to show that (1) it has relied on the separate credit of one of the entities to be consolidated and (2) it will be prejudiced by substantive consolidation.

Adherence to the separateness covenants by both PFL and PMI should negate any argument that the respective assets of PFL and PMI are impermissibly entangled or impossible to separate. It should be neither difficult nor costly to ascertain the respective assets and liabilities of PFL and PMI.

Similarly, creditors of PMI should not be able to demonstrate that they dealt with PMI and PFL as a single economic unit, and creditors of PFL are not relying on PMI for either the payment of PFL’s Notes or the performance of PFL’s obligations under the agreements PFL enters into in connection with its permissible activities (other than PMI’s performance, for PFL’s benefit, of PMI’s obligations under the Administration Agreement, and PMI’s own indemnification obligations referred to below). Upon commencement of PFL’s offering of the Notes, (1) the website through which PMI previously operated the marketplace was modified to clearly indicate that borrowers and investors are dealing with PFL and not PMI, (2) all new Borrower Registration Agreements and Investor Registration Agreements are entered into with PFL and not PMI and clearly indicate that PFL is the party with whom borrower and investors are transacting, and (3) all agreements with third parties (such as WebBank and a back-up servicer) have been modified such that the rights and obligations of PMI under such agreements, formerly applicable to the period when PMI operated the marketplace, have been assigned to and assumed by PFL (other than certain indemnification obligations in favor of third parties that will be retained by PMI, and certain other miscellaneous provisions which should not expose PMI to financial liability).
Accordingly, all of PFL’s creditors should clearly understand that they are looking to PFL for the payment and performance of PFL’s obligations to them, and that PMI is not liable to them for PFL’s obligations. PFL and PMI believe the purchasers of Notes will clearly be relying on PFL being a legal entity separate and distinct from PMI in making their investment decisions and would be materially prejudiced if PFL were substantively consolidated with PMI. Since PFL commenced its offering of the Notes, PMI is no longer obligated to third parties under the agreements related to operating the marketplace except as noted above. There should not be creditors of PMI who would be successful in arguing that they relied on PFL’s assets and creditworthiness in extending credit to PMI. Finally, all relevant legal formalities required to support PFL's legal existence as a Delaware limited liability company separate and distinct from PMI will be strictly observed. Certain hardware and agreements relevant to the development, maintenance and use of the marketplace, including in relation to the origination, funding and servicing of Borrower Loans, and the issuance, funding and payment of the Notes, were not transferred or assigned to PFL by PMI as described above under “Information About Prosper Funding LLC—Overview.” Although such retention of hardware and agreements should not bear on a bankruptcy court’s analysis of the legal separateness of PMI and PFL (or their respective assets and liabilities), the cessation of or substantial reduction of the day-to-day operations of PMI (because of or during its bankruptcy or otherwise) would materially impair and delay the ability of PFL or a back-up servicer to retrieve data and information in the possession of PMI and to operate the marketplace or elements thereof relevant to loan and Note servicing.

Corporate History

PFL was formed in the State of Delaware on February 17, 2012. Its principal executive offices are located at 221 Main Street, 3rd Floor, San Francisco, California 94105. Its telephone number at that location is (415) 593-5400. Its website address is www.prosper.com. The information contained on its website is not incorporated by reference into this prospectus.

Human Capital Resources

A description of our human capital resources is provided in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

Facilities

A description of our facilities is provided in Part I, Item 2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

Legal Proceedings
Information about additional legal proceedings to which we are subject is provided in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

 INFORMATION ABOUT PROSPER MARKETPLACE, INC.

The following description of our business should be read in conjunction with the section titled “Business” in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

PMI's Duties Under the Administration Agreement

PMI is a Delaware corporation whose principal office is located at 221 Main Street, 3rd Floor, San Francisco, CA 94105. PFL has entered into an Administration Agreement with PMI, pursuant to which PFL has engaged PMI to provide certain corporate administration services, marketplace administration services and to service all Borrower Loans and Notes. This prospectus refers to PMI in its separate capacities under the Administration Agreement as follows: (i) in its capacity as the party providing the corporate administration services, as the “Corporate Administrator,” (ii) in its capacity as the party providing the marketplace administration services, as the “Loan Marketplace Administrator” and (iii) in its capacity as the party providing the servicing to all Borrower Loans and Notes, as the “Loan and Note Servicer.”

In its capacity as Corporate Administrator, PMI oversees the daily business operations of PFL and provides a number of related administrative services. Among other matters, the Corporate Administrator’s duties include:

•administering PFL’s day-to-day operations, including paying (solely from PFL’s funds) Prosper Funding’s fees and expenses,
•giving notices and communications in PFL’s behalf as PFL may be required to give from time to time under its various agreements,
•maintaining PFL’s general accounting records and preparing monthly, quarterly and annual financial statements as may be necessary or appropriate,
•retaining in PFL’s behalf an accounting firm to audit PFL’s year-end financial statements,
•preparing and filing PFL’s income, franchise or other tax returns,
•causing to be paid (solely from PFL’s funds) any taxes required to be paid by PFL,
•not knowingly causing PFL to engage in any activity that would cause PFL to be subject to income or franchise tax on a net income basis by any taxing jurisdiction outside of the United States,
•retaining on PFL’s behalf outside counsel,
•reviewing and analyzing any agreements entered into by PFL and establishing, in consultation with PFL, operating procedures to enable PFL to comply with the terms of such agreements,
•providing recordkeeping and maintenance to maintain PFL’s limited liability company existence,
•preparing resolutions for consideration by PFL’s board of directors in accordance with its limited liability company agreement,
•preparing and having executed and filed all documents necessary to qualify PFL to do business in any jurisdiction in which such qualification is necessary or appropriate,
•in conjunction with PFL’s counsel, monitoring compliance with licensing requirements and applicable laws,
•receiving notices on PFL’s behalf,
•notifying PFL of the institution of any action, suit or proceeding against, or regulatory investigation of, PFL,
•establishing and maintaining all necessary bank accounts of PFL and managing PFL’s cash in accordance with the terms and provisions of PFL’s material contracts,

•notifying PFL, to the extent the Corporate Administrator has actual knowledge thereof, of any failure of a party to a material agreement to perform any of its obligations with respect to PFL, and
•from time to time taking at PFL’s expense such actions as PFL may reasonably request, or as the Corporate Administrator deems appropriate.

In its capacity as Loan Marketplace Administrator, PMI manages the marketplace and provides a number of related services. Among other matters, the Loan Marketplace Administrator’s duties include:

•managing, maintaining and operating the marketplace,
•the issuance, sale and payment of the Notes,
•PFL’s purchase of Borrower Loans,
•the operation of www.prosper.com, and
•the payment (solely from PFL’s funds) of related fees and expenses.

Among other things, the Loan Marketplace Administrator assists PFL with the issuance and sale of the Notes, the posting and funding of Borrower Loans (including reviewing the eligibility of applicants to participate on the marketplace and performing the applicant verification processes described herein) and manages the posting of listings on the website. The Loan Marketplace Administrator also assigns a Prosper Rating and an interest rate to each listing. See “About the Marketplace” for more information.
In its capacity as Loan and Note Servicer, PMI has agreed to service each Borrower Loan and the corresponding Notes. The Loan and Note Servicer is required at all times to use commercially reasonable efforts to service and collect the Borrower Loans in accordance with industry standards customary for loans of the same general type and character, in each case (i) in accordance with all applicable laws, and (ii) without regard to (A) any relationship that the Loan and Note Servicer or its affiliates may have with the applicable borrower or Note holder, or (B) the Loan and Note Servicer's right to receive compensation for its services. This standard of care applicable to the Loan and Note Servicer is called the “Servicing Standard.” Subject to the Servicing Standard, the Loan and Note Servicer has full power and authority to take any actions in connection with the servicing and administration of the Borrower Loans that the Loan and Note Servicer deems to be necessary or desirable. The Loan and Note Servicer may act alone or through agents, but will remain responsible for the proper performance of its duties by any agents it appoints. PFL’s ability to collect payments on the Borrower Loans, and therefore the amount of payments received by the holders of Notes, will be dependent upon the Loan and Note Servicer’s performance of its duties under the Administration Agreement.

PMI will in no event be responsible to make payments from its own funds on any Notes or other obligations of the Company. See “Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement—Administration Agreement” for more information.

Relationship with PFL

PFL is a wholly-owned subsidiary of PMI. As PFL’s sole member, PMI selects all of PFL’s directors, subject to the requirement that PFL have two independent directors as long as any Note is outstanding. Two of PFL’s directors, David Kimball and Usama Ashraf, are officers of PMI. All of PFL's officers are also officers of PMI.

PFL is required by the LLC Agreement (as defined below) to indemnify PMI and any employee, representative, agent or affiliate of PMI (collectively, the “Covered Persons”), for any Covered Loss incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of PFL and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person, except for any act or omission that constitutes gross negligence or willful misconduct. The term "Covered Loss" includes any loss, damage or claim incurred by (i) PMI solely in its capacity as PFL’s sole member (and not in its capacity as Loan and Note Servicer or otherwise pursuant to the Administration Agreement) or (ii) any other Covered Person when acting on behalf of PMI in its capacity as PFL’s sole member. Covered Losses do not include any loss, damage or claim for which PMI separately would be required to indemnify PFL under the Administration Agreement or any other contract. PFL is required to make indemnification payments only from funds that are not required to be applied to payments on the Notes and that are not needed to make current payments to third parties.

Moreover, PMI has adopted resolutions to govern its relationship with PFL. According to its resolutions, PMI shall:

•Not commingle its assets with assets of PFL, and not utilize the assets of PFL as if they were assets of PMI, but instead maintain its funds and other assets separately identified and segregated from those of PFL;
•File its own tax returns and pay its own taxes, if any, as may be required under applicable law, except to the extent that applicable law requires PMI to file tax returns that include PFL in the consolidated tax returns of PMI;
•Produce and maintain separate financial statements and reports and ensure that such financial statements and reports appropriately indicate (in the notes thereto or otherwise) the separate existence of PMI and PFL and their respective assets and liabilities, and to the extent the assets and liabilities of PFL are represented in the consolidated financial statements of PMI, ensure that such financial statements appropriately indicate (in the notes or otherwise) the separate existence of PMI and PFL and their separate assets and liabilities;
•Ensure that all agreements, contracts and transactions between PMI and PFL are on terms and conditions that are not materially more favorable to PMI or PFL than the terms and conditions that would be expected to have been obtained under similar circumstances, from a party not affiliated with PMI or PFL (particularly including terms and conditions relating to compensation or consideration payable by one to the other, indemnification, exclusivity, rights of first offer, term and termination);
•Not enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of PFL or to cause PFL to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of PFL; and
•Not sell any of its securities to PFL (other than the transfer of certain direct loans originated through the marketplace prior to the transfer of the same to PFL).

The resolutions also provide that to avoid any confusion by third parties with respect to the separate existence, operation, assets and credit and other obligations and liabilities of PMI and PFL, PMI shall observe the following additional principles:

•PMI shall, at all times, in its public filings, press releases, websites and otherwise, hold itself out to the public and all other persons and entities as a legal entity separate from PFL and cause PFL to hold itself out to the public and all other persons and entities as a legal entity separate from PMI;
•PMI shall conduct its business in its own name so as not to mislead third parties as to the identity of the entity with which such third parties are dealing and strictly comply with all organizational formalities and the principles listed in these resolutions to maintain its separate existence;
•To the extent that PMI acts as an agent for or on behalf of PFL pursuant to any administrative services, servicing or other agreement or arrangement, PMI shall take reasonable steps to ensure that third parties understand that PMI is acting in such capacity for or on behalf of PFL and not for itself or its own account; and
•PMI shall take prompt and reasonable action to correct any known misunderstanding regarding the separateness of its legal identity, assets, credit, obligations and liabilities from those of PFL.

PMI Fees

PFL has agreed to compensate PMI with three fees for its various roles and related services under the Administration Agreement.

First, PFL owes PMI, in its capacity as Corporate Administrator, a monthly corporate administration fee for its administrative services in overseeing the daily business operations of PFL (the “PMI Corporate Administration Fee”). This monthly fee is equal to $500,000; provided that, in the case of the last payment of the PMI Corporate Administration Fee due under the Administration Agreement, the amount due shall be pro-rated by the number of days from the last monthly fee payment date and the date on which the Corporate Administrator stopped providing the corporate administrative services specified in the Administration Agreement.

Second, PFL owes PMI, in PMI’s capacity as Loan Marketplace Administrator, a monthly marketplace administration fee for its services in managing the marketplace (the “PMI Loan Marketplace Servicing Fee”). This fee is equal to the product of $135 and the number of Borrower Loans funded since the last monthly fee payment date.

Third, PFL owes PMI, in PMI’s capacity as Loan and Note Servicer, a monthly fee for its services in servicing the Borrower Loans (such fee, together with the PMI Corporate Administration Fee and the PMI Loan Marketplace Servicing Fee, the “PMI Fees”). This fee is equal to 62.5% of all servicing fees collected from Note holders by or on behalf of PFL and 100% of all non-sufficient funds fees collected from Note holders by or on behalf of PFL since the last monthly fee payment date.

PMI’s Historical Performance

See “About the Marketplace—Historical Performance of Borrower Loans” for information regarding PMI’s historical performance.

PMI’s Prior Operating Structure

From the launch of the marketplace in February 2006 until October 16, 2008, the operation of the marketplace differed from the structure described in this prospectus, and PMI did not offer borrower payment dependent notes. Instead, the marketplace allowed investors to purchase, and take assignment of, Borrower Loans directly. Borrower Loans resulting from listings posted prior to April 15, 2008 were made by PMI; loans resulting from listings posted on or after April 15, 2008 were made by WebBank and then sold and assigned to PMI. In each case, PMI then sold and assigned such loans to the investors who were winning bidders for the loans. Under this structure, a borrower executed a separate promissory note for each winning bid that was placed on the borrower’s listing in the amount of that bid, which note was then sold and assigned by PMI to the investor who made the bid, subject to PMI’s right to service the loans. In addition, the Prosper Rating system did not exist during this period. Instead, PMI assigned one of seven letter credit grades to listings based on the borrower’s credit score.

In October 2008, due to legal uncertainties relating to the sales of notes offered through this prior marketplace structure, and as a result of discussions with the SEC and various state securities regulators, PMI decided to suspend note sales and restructure the marketplace. Shortly after that, PMI filed a registration statement with the SEC to cover its sale of loan notes under a revised marketplace structure, which is the structure that is still in place today.

From October 16, 2008 until July 13, 2009, PMI did not offer investors the opportunity to purchase notes on the marketplace and PMI did not accept new investor registrations. PMI continued to service all previously-funded Borrower Loans, and investors had the ability to access their accounts, monitor their Borrower Loans and withdraw available funds. During this period, borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with PMI that could make or facilitate a loan to the borrower.

For a brief period between April 28, 2009 and May 8, 2009, PMI's wholly owned subsidiary Prosper Loans Marketplace, Inc. (which has subsequently been dissolved) conducted an intrastate offering under Section 3(a)(11) of the Securities Act to California residents only. PMI originated thirteen loans in connection with this offering, but did not sell any of the related notes. Prior to the sale of these notes, the SEC expressed concerns that the offering might violate provisions of the Securities Act. Upon learning of these concerns, PMI terminated the offering and informed the winning bidders on the thirteen loans that were made that the notes could not be sold to them. PMI’s termination of these notes sales was based on its representation and warranty in the Investor Registration Agreement that it had complied in all material respects with applicable law in connection with the offer and sale of all notes.

The SEC declared PMI’s registration statement effective on July 10, 2009 and PMI commenced its offering of PMI Notes on July 13, 2009. On January 22, 2013, PFL, PMI and Wells Fargo Bank, National Association, as trustee, entered into a supplemental indenture to PMI’s existing indenture (the “PMI Indenture”) pursuant to which, effective February 1, 2013, (i) PFL succeeded to and was substituted for PMI, and PMI was discharged from all of its obligations, under the PMI Indenture and under all PMI Notes previously issued by PMI thereunder, and the PMI Indenture was amended and restated to reflect such succession, substitution and discharge and to make certain other amendments its terms.

Securities Law Compliance

From PMI’s commencement of operations in February 2006 through October 16, 2008, it sold approximately $178.0 million of loans to its investors through an operating structure that involved the sale and assignment of promissory notes directly to investors. PMI did not register the offer and sale of these promissory notes under the Securities Act or under the registration or qualification provisions of any state securities laws. In PMI’s view, analyzing whether or not the operation of the marketplace involved an offer or sale of a “security" involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through the marketplace were viewed as a securities offering, PMI may have failed to comply with the registration and qualification requirements of federal and state law and PMI’s investors who held these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation, although the statute of limitations period under various state laws may be for a longer period of time. Due to the legal uncertainty regarding the sales of promissory notes offered through the marketplace under PMI’s prior operating structure, and as a result of discussions with the SEC and various state securities law administrators, PMI decided to restructure its operations to resolve such uncertainty. PMI began implementation of this decision on October 16, 2008, when it ceased offering investors the opportunity to make loan purchases on the marketplace, ceased accepting new investor registrations and ceased allowing new loan purchase commitments from existing investors. Furthermore, pursuant to this decision, PMI filed a prospectus, and registration statement of which it formed a part, with the SEC, in which PMI described the restructuring of its operations and its new operating structure. PMI resumed transactions with investors starting July 13, 2009. PMI’s decision to restructure its operations and cease sales of promissory notes offered through the marketplace effective October 16, 2008 limited this contingent liability, under federal law, so that it only related to the period from February 2006 until October 16, 2008.

On April 21, 2009, PMI and the North American Securities Administrators Association (“NASAA”) reached agreement on the terms of a model consent order between PMI and the states in which it, under its initial platform structure, offered promissory notes for sale directly to investors prior to November 2008. The consent order involves payment by PMI of up to an aggregate of $1 million in penalties, which have been allocated among the states based on PMI’s promissory note sale transaction volume in each state prior to November 2008. A state that enters into a consent order receives its portion of the $1 million in exchange for its agreement to terminate, or refrain from initiating, any investigation of our promissory note sale activities prior to November 2008. Penalties are paid promptly after a state enters into a consent order. NASAA has recommended that each state enter into a consent order; however, no state is obliged to do so, and there is no deadline by which a state must make its decision. PMI is not required to pay any portion of the penalty to those states that do not elect to enter into a consent order. If a state does not enter into a consent order, it is free to pursue its own remedies against PMI, subject to any applicable statute of limitations. As of December 31, 2023, PMI has entered into consent orders with 34 states and has paid an aggregate of $0.78 million in penalties to those states. PMI has not entered into any such consent orders since 2016.

The change in the operation of PMI’s marketplace, the resulting litigation, as well as PMI’s adoption of new accounting pronouncements, have had a significant impact on PMI’s financial statements and results of operations for periods following September 13, 2009.  For more information, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PFL and PMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, pages 43 to 63.

Legal Proceedings

Information about additional legal proceedings to which we are subject is provided in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

GOVERNMENT REGULATION

Overview

The lending and securities industries are highly regulated. We, the Notes and the Borrower Loans are subject to extensive and complex rules and regulations. We also are subject to licensing and examination by various federal, state and local government authorities. These authorities impose obligations and restrictions on our activities and the Borrower Loans made and Notes issued through our marketplace. In particular, these rules limit the fees that may be assessed on the Borrower Loans, require extensive disclosure to, and consents from, borrowers and borrowers, prohibit discrimination and impose multiple qualification and licensing obligations on marketplace activities. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of loan contracts, indemnification liabilities to contract counterparties, class action lawsuits, administrative enforcement actions and civil and criminal liabilities. While compliance with such requirements is at times complicated by our business model, we believe we are in substantial compliance with these rules and regulations. These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

State and Federal Laws and Regulations

A description of the laws and regulations applicable to us and our marketplace is provided in “Business—Government Regulation” in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

States in Which PFL and PMI Currently Operate

The marketplace operates online only and is available to borrowers in all states except Iowa and West Virginia. We have registered or qualified the offer and sale of the Notes and PMI Management Rights in 31 states as well as Washington D.C., and will offer the Notes and PMI Management Rights in each jurisdiction where we obtain such qualification or where such registration is declared effective, subject to any applicable state suitability requirements.

MANAGEMENT

Prosper Funding LLC

The following table sets forth information about PFL’s executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
David Kimball	53	Chief Executive Officer and Director
Usama Ashraf	47	President, Chief Financial Officer, Treasurer and Director
Edward R. Buell III	44	Secretary
Bernard J. Angelo	54	Director
David V. DeAngelis	54	Director

David Kimball is PFL's Chief Executive Officer, as well as one of its directors. Mr. Kimball has served as PFL's Chief Executive Officer since December 2016. He has served as a director of PFL since November 2016. Additionally, Mr. Kimball previously served as PFL’s Treasurer from March 2016 to August 2017. Mr. Kimball also currently serves as the Chief Executive Officer and a director of PMI, positions he has held since December 2016 and November 2016, respectively. He also previously served as the Chief Financial Officer of PMI from March 2016 to February 2017 and Treasurer of PFL from March 2016 to June 2017. Prior to joining PMI, Mr. Kimball was Senior Financial Officer of United Services Automobile Association's (USAA) Chief Operating Office, with financial responsibility for the real estate unit, the bank, the P&C and life insurance companies, the investment management company, and the call centers/distribution functions. Before his position as Senior Financial Officer of USAA’s Chief Operating Office, Mr. Kimball spent eight years in various finance roles at USAA, including Senior Vice President of Corporate Finance; Corporate Treasurer; Chief Financial Officer of USAA Federal Savings Bank; and Assistant Vice President of Capital Markets. Prior to his time at USAA, Mr. Kimball spent ten years at Ford Motor Company and Ford Motor Credit Company in both the U.S. and U.K., working on their securitization programs, debt issuance, and a variety of financial planning and analysis positions. Mr. Kimball holds an M.B.A. and a B.A. in English from Brigham Young University.

Usama Ashraf is PFL’s President, Chief Financial Officer and Treasurer, as well as one of its directors. Mr. Ashraf has served as PFL’s Chief Financial Officer, Treasurer and director since June 2017 and as PFL’s President since March 2021. Mr. Ashraf also currently serves as President and Chief Financial Officer of PMI, positions he has held since March 2021 and February 2017, respectively. Prior to joining PMI, from February 2016 to February 2017, Mr. Ashraf served as Deputy Chief Financial Officer and Treasurer at Annaly Capital Management, Inc. Prior to his time at Annaly, Mr. Ashraf worked at USAA, where he served as Corporate Treasurer from November 2014 to February 2016 and Assistant Corporate Treasurer from January 2014 to October 2014. Before joining USAA, Mr. Ashraf spent 13 years at CIT Group, where he held various positions in the Treasury and Corporate M&A departments. Mr. Ashraf received a B.S. in Economics, with concentrations in Finance and Accounting, from The Wharton School of the University of Pennsylvania.

Edward “Ted” R. Buell III has served as PFL’s Secretary since March 2021. Mr. Buell also currently serves as General Counsel, Secretary and Chief Compliance Officer of PMI. He has served as PMI’s General Counsel and Secretary since March 2021 and as Chief Compliance Officer since June 2018. Prior to that, Mr. Buell served as PMI’s Deputy General Counsel from June 2018 to March 2021, its Assistant General Counsel and Deputy Chief Compliance Officer from January 2017 to June 2018 and its Senior Corporate Counsel from September 2015 to January 2017. Before joining PMI in September 2015, Mr. Buell served as an attorney at Severson & Werson P.C., advising and representing financial services clients in regulatory matters and litigation, from April 2010 to September 2015. Prior to that, Mr. Buell served as Assistant General Counsel at GreenPoint Mortgage Funding, Inc., a national mortgage bank that originated, sold and serviced mortgage loans, from September 2005 to April 2010. Mr. Buell holds a J.D. from the University of Miami School of Law and a B.A. degree in Criminology, Law and Society from the University of California, Irvine.

Bernard J. Angelo has served on PFL’s board of directors since March 2012. Mr. Angelo joined Global Securitization Services, LLC (“Global Securitization”) in April 1997 and has extensive experience in managing commercial paper and medium term note programs. In addition to his administrative skills, Mr. Angelo has over twenty years of experience in both the business and legal side of structured finance. At Global Securitization, Mr. Angelo has been active in assisting clients and their legal counsel during the structuring phase of their transactions as well as assimilating bank sponsored commercial paper programs into the operating matrix at Global Securitization. Prior to joining Global Securitization, Mr. Angelo was an Assistant Vice President at Bankers Trust Company from January 1993 to April 1997 where he was responsible for oversight of the treasury and accounting functions on the Corporate Trust side of structured transactions managed by the bank. Mr. Angelo currently also serves on the board of ACR Group Paper Holdings JR GP LLC, ACREFI Holdings J-I, LLC, ACREFI Holdings J-II, LLC, Affirm ABS LLC, ATAX TEBS I, LLC, ATAX TEBS II, LLC, ATAX TEBS III, LLC, ATAX TEBS IV, LLC, Carmax Auto Funding LLC, CenterPoint Energy Transition Bond Company IV, LLC, Duke Energy Carolinas NC Storm Funding LLC, Cartus Corporation, Curis Royalty LLC, Duke Energy Florida Project Finance LLC, Duke Energy Progress NC Storm Funding LLC, Duke Energy Progress SC Storm Funding LLC, Fifth Third Holdings Funding, LLC, FINN Funding LLC, Ford Credit Auto Receivables Two LLC, J.G. Wentworth Receivables III LLC, Kansas Gas Service Securitization I, LLC, LQC SP1 LLC, Mercedes-Benz Trust Leasing LLC, Mercedes-Benz Trust Leasing Conduit LLC, Oaks Funding LLC, Oaks Funding II LLC, PNC Mortgage Capital LLC, Raven Funding, LLC, Thoma Bravo Credit Asset Funding ABS, LLC, VFI ABS 2022-1, LLC, VFI ABS 2023-1, LLC, World Omni Auto Leasing LLC, and World Omni Auto Receivables LLC. Mr. Angelo has a B.S. in Finance from Siena College. PFL believes that Mr. Angelo's experience in structured finance as well as his general management experience, give him the qualifications and skills to serve as a director.

David V. DeAngelis has served on PFL’s board of directors since May 2013. Mr. DeAngelis joined Global Securitization Services, LLC (“Global Securitization”) in March 2002 and has over twenty years of financial markets experience. Prior to joining Global Securitization, Mr. DeAngelis was a Senior Accountant at Nomura Securities International, a Japanese investment firm, from October 1998 to February 2002 where he was responsible for daily profit and loss preparation and reporting, general ledger maintenance, month-end closing entries and month-end reporting in the Fixed Income Controllers Department. Prior to October 1998, Mr. DeAngelis worked in the International Accounting departments of U.S. investment firms specializing in Emerging Markets. Mr. DeAngelis currently also serves on the board of ATAX TEBS II, LLC. Mr. DeAngelis has a B.S. in Accounting from St. John’s University. PFL believes that Mr. DeAngelis’s financial markets experience, as well as his general management experience, give him the qualifications and skills to serve as a director.

Board Composition and Election of Directors

PFL’s board of directors currently consists of four members. PFL’s goal is to assemble a board of directors that operates cohesively and works with management in a constructive way. PFL believes that its directors possess valuable experience and the knowledge necessary to guide its business. Its current board of directors consists of individuals with proven records of success in their chosen professions. They all have the highest integrity and a keen intellect. They are collegial yet independent in their thinking, and are committed to the hard work necessary to be informed about the lending industry, PFL, and its key constituents, including borrowers, investors, stockholders and management.

Director Compensation

PFL does not compensate its directors for service on the Board. On May 30, 2013, PFL, PMI, Global Securitization Services, LLC (“GSS”), and PFL's independent directors, David V. DeAngelis and Bernard Angelo, who are employees of GSS and are described as the “GSS representatives,” entered into an Amended and Restated Services and Indemnity Agreement (the “GSS Agreement”), pursuant to which, among other things, (i) GSS and the GSS representatives agreed that the GSS representatives would serve as PFL's independent directors, and (ii) PFL agreed to pay GSS an annual fee of $5 thousand as compensation for providing such independent director services. PFL does not consider the annual fee it pays to GSS to constitute director compensation.

Name	Fees earned or paid in cash	Stock awards	Option awards($)	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
David Kimball	$—	$—	$—	$—	$—	$—	$—
Usama Ashraf	—	—	—	—	—	—	—
Bernard J. Angelo	—	—	—	—	—	—	—
David V. DeAngelis	—	—	—	—	—	—	—

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

PFL’s Fifth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) provides that, to the fullest extent permitted by applicable law, PFL’s directors and officers will not be liable to PFL for, and shall be indemnified by PFL against, any loss, damage or claim incurred by reason of any act or omission performed or omitted by such officer or director in good faith on PFL's behalf and in a manner reasonably believed to be within the scope of the authority conferred on the officer or director by the LLC Agreement, except for any loss, damage or claim incurred by reason of the officer’s or director’s gross negligence or willful misconduct; provided, however, that any such indemnity shall be provided out of and to the extent of PFL's assets only. In addition, the LLC Agreement provides that, to the fullest extent permitted by applicable law, PFL may advance any expenses incurred by an officer or director defending any claim, demand, action, suit or proceeding prior to its final disposition, upon PFL's receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is determined that the officer or director is not entitled to be indemnified under the LLC Agreement. PFL will not pay any such indemnification from any borrower loan collections that are allocable to the payment of Notes.

As noted above, PFL and PMI have entered into the GSS Agreement with Global Securitization Services, LLC (“GSS”) and PFL's independent directors, David V. DeAngelis and Bernard J. Angelo, who are employees of GSS and are described as the “GSS representatives.” Under the GSS Agreement, PMI has agreed to indemnify the GSS representatives and GSS (collectively, the “Indemnitees”) against any loss, damage or claim incurred by the Indemnitees as a result of the GSS representatives' service as independent directors for by reason of any act or omission performed or omitted by the GSS representatives as PFL's independent directors, except for any loss, damage or claim incurred by reason of the GSS representatives' gross negligence or willful misconduct. If any proceeding is asserted against the Indemnitees for which they may be indemnified under the GSS Agreement, PMI will retain and direct counsel to defend such action and will be responsible for paying all reasonable fees and disbursements of such counsel. The Indemnitees have the right to approve such counsel, but may not unreasonably withhold approval. If a court of competent jurisdiction determines that an Indemnitee is not entitled to indemnification under the GSS Agreement, GSS must repay any amounts paid by PMI to or on behalf of such Indemnitee in connection with those matters as to which it has been determined that such Indemnitee is not entitled to indemnification.

PFL believes that these provisions are necessary to attract and retain qualified persons as directors and officers. To the extent these provisions permit PFL to indemnify its officers and directors for liabilities arising under the Securities Act, however, PFL has been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Prosper Marketplace, Inc.

The following table sets forth information about PMI’s executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
David Kimball	53	Chief Executive Officer and Chairman of the Board
Usama Ashraf	47	President and Chief Financial Officer
Edward R. Buell III	44	General Counsel, Secretary and Chief Compliance Officer
Pete Woodhouse	58	Chief Technology Officer
Jeff Killian	51	Executive Vice President of Operations
Melinda Marchesi	51	Chief Marketing Officer
Claire A. Huang	61	Director
Thomas R. Kearney	65	Director
Peter J. deSilva	62	Director

David Kimball has served as Chief Executive Officer and a director of PMI since December 2016. From March 2016 to February 2017, Mr. Kimball served as PMI's Chief Financial Officer. In May 2019, Mr. Kimball was appointed Chairman of the Board. He also currently serves as Chief Executive Officer and a director of PFL. Prior to joining PMI, Mr. Kimball was Senior Financial Officer of United Services Automobile Association's (USAA) Chief Operating Office, with financial responsibility for the real estate unit, the bank, the P&C and life insurance companies, the investment management company, and the call centers/distribution functions. Before his position as Senior Financial Officer of USAA's Chief Operating Office, Mr. Kimball spent eight years in various finance roles at USAA, including Senior Vice President of Corporate Finance; Corporate Treasurer; Chief Financial Officer of USAA Federal Savings Bank; and Assistant Vice President of Capital Markets. Prior to his time at USAA, Mr. Kimball spent ten years at Ford Motor Company and Ford Motor Credit Company in both the U.S. and U.K., working on their securitization programs, debt issuance, and a variety of financial planning and analysis positions. Mr. Kimball holds an M.B.A. and a B.A. in English from Brigham Young University. PMI believes that Mr. Kimball's financial and business expertise give him the qualifications and skills to serve as a director.
Usama Ashraf has served as PMI’s President since March 2021 and as its Chief Financial Officer since February 2017. He is currently responsible for Prosper's finance, capital markets, risk and business intelligence functions. He also currently serves as President, Chief Financial Officer, Treasurer and a director of PFL. Prior to joining PMI, from February 2016 to February 2017, Mr. Ashraf served as Deputy Chief Financial Officer and Treasurer at Annaly Capital Management, Inc. (“Annaly”). Prior to his time at Annaly, Mr. Ashraf worked at United Services Automobile Association (“USAA”), where he served as Corporate Treasurer from November 2014 to February 2016 and Assistant Corporate Treasurer from January 2014 to October 2014. Before joining USAA, Mr. Ashraf spent 13 years at CIT Group, where he held various positions in the Treasury and Corporate M&A departments, most recently serving as Deputy Treasurer with responsibility for the firm’s Treasury activities in the United States. He started his career in the investment banking division of Citigroup focused on M&A. Mr. Ashraf received a B.S. in Economics, with concentrations in Finance and Accounting, from The Wharton School of the University of Pennsylvania.
Edward “Ted” R. Buell III has served as PMI’s General Counsel and Secretary since March 2021, and its Chief Compliance Officer since June 2018. Mr. Buell also currently serves as PFL’s Secretary, a position he has held since March 2021. Prior to that, Mr. Buell served as PMI’s Deputy General Counsel from June 2018 to March 2021, its Assistant General Counsel and Deputy Chief Compliance Officer from January 2017 to June 2018 and its Senior Corporate Counsel from September 2015 to January 2017. Before joining PMI in September 2015, Mr. Buell served as an attorney at Severson & Werson P.C., advising and representing financial services clients in regulatory matters and litigation, from April 2010 to September 2015. Prior to that, Mr. Buell served as Assistant General Counsel at GreenPoint Mortgage Funding, Inc., a national mortgage bank that originated, sold and serviced mortgage loans, from September 2005 to April 2010. Mr. Buell holds a J.D. from the University of Miami School of Law and a B.A. degree in Criminology, Law and Society from the University of California, Irvine.

Pete Woodhouse has served as PMI’s Chief Technology Officer since July 2021. Before joining PMI, Mr. Woodhouse was the Chief Technology Officer and Head of Product at Sibly, an employee mental health coaching text-based platform. Prior to his time at Sibly, Mr. Woodhouse spent 7 years in a variety of technology roles at PayPal, including as the Chief Technology Officer at PayPal Credit and as the Senior Director at PayPal Global Solutions Engineering. In Mr. Woodhouse’s role as Chief Technology Officer at PayPal Credit, he was responsible for building and integrating multiple credit products into the PayPal platform structure. Prior to his time at PayPal, Mr. Woodhouse held various product development and technology roles at PRTM, a management consulting subsidiary of PwC, Agilent Technologies, an analytical instrumentation development and manufacturing company, and spent 10 years at Hewlett-Packard Company. Mr. Woodhouse also currently serves as an Engineering Leadership Mentor at Plato, a mentorship program that aims to build soft skills in engineering and product managers. Mr. Woodhouse holds an MBA from Santa Clara University and a Bachelor of Science in Electrical Engineering from the University of Plymouth (England).
Jeff Killian has served as PMI’s Executive Vice President of Operations, since August 2022. Before joining PMI, Mr. Killian was the Vice President of Customer Success at Spot Insurance, an insurtech that provides on-demand injury insurance policies. Prior to his time at Spot Insurance, Mr. Killian led Customer Operations for North America and Australia for eBay Inc. At eBay, Mr. Killian led customer experience improvements, and customer channel strategy, while also supporting the company's changes to its payments processing platform. Prior to his time at eBay, Mr. Killian spent five years at New York Life Insurance Company as the Head of Service and Operations, a role in which he oversaw the company’s shift to digital strategies and advancing the company’s customer experience capabilities. Prior to his time at New York Life Insurance Company, Mr. Killian worked in a variety of service, sales, risk management, analytics, and strategy roles at Capital One. Mr. Killian also founded a digital consulting firm, Axeom Consulting, which he operated from 2019 to 2022. Mr. Killian holds an MBA from Southern Methodist University and a Bachelor of Business Administration (Finance) degree from Baylor University.
Melinda Marchesi has served as PMI’s Chief Marketing Officer since May 2023. Before joining PMI, Ms. Marchesi served as the Chief Operating Officer and Chief Commercial Officer at Momentum Financial Services Group, an alternative financial services company with multiple lending products. In her role at Momentum, Ms. Marchesi was responsible for all revenue-generating activities and operations. Prior to her time at Momentum, Ms. Marchesi spent ten years at JPMorgan Chase & Co. in a variety of Managing Director positions, including Chief Marketing Officer for the Chase Auto and Home Lending businesses, and Head of Digital Marketing for Credit Cards. In her roles at JPMorgan Chase, Ms. Marchesi managed digital and traditional marketing activities across multiple product lines and managed both the direct lending activities and marketing activities for the Chase Auto business. Prior to her time at JPMorgan Chase & Co., Ms. Marchesi spent thirteen years at Willis Towers Watson (formerly Towers Watson), a global B-to-B consultancy, including four years as the Global Digital Marketing Director. In her role as Global Digital Marketing Director, she oversaw all online communication and marketing strategies. Ms. Marchesi also currently serves as strategic advisor for Wealthmore, an alternative investment platform start-up, and as a limited partner for How Women Invest, an investment fund that focuses on female and minority entrepreneurs. Ms. Marchesi holds an M.A. in Professional Communication from La Salle University and a B.A. in English and Journalism from the University of Richmond.
Claire A. Huang has served as a director of PMI since December 2017. Ms. Huang is currently a member of the board of directors of SigFig, a robo-investing and customer engagement software provider, Zions Bancorporation N.A., a regional bank, and PODS, a leading storage and moving company. She is a member of the audit committee and compensation committee of Zions Bancorporation N.A. She also previously served as a director of Mirador Financial, Inc., a small business lending platform, from 2017 to 2018. Ms. Huang has extensive experience in marketing and brand management. She served as the first global Chief Marketing Officer of JP Morgan Chase from 2012 to 2014, where she worked with the marketing teams across all Chase retail and JP Morgan wholesale businesses to build brands and businesses with a customer focus. Before joining JP Morgan Chase, from 2008 to 2012, Ms. Huang held global head of marketing positions at Bank of America Merrill Lynch, where she was responsible for a number of high profile marketing initiatives, including the integration of Merrill Lynch and Bank of America and the launch of Merrill Edge, the company’s brokerage platform. Prior to her time at Bank of America Merrill Lynch, Ms. Huang held marketing leadership positions at Fidelity Investments, American Express Company, Wise Foods, and The Häagen-Dazs Company. Ms. Huang received a B.A. in Economics from De La Salle University in Manila, Philippines. PMI believes that Ms. Huang’s marketing and brand management expertise, as well as her experience at several leading financial institutions, give her the qualifications and skills to serve as a director.

Thomas R. Kearney was appointed as a director of PMI in May 2020. Mr. Kearney is currently a member of the Board of Directors and Finance Committee of the Plattsburgh College Foundation, a non-profit organization affiliated with the State University of New York at Plattsburgh. Mr. Kearney is also a member of the Board of Directors of the YMCA of San Francisco, a non-profit organization (“YSF”). Additionally, he is YSF Finance Committee Chair and a member of the YSF Board Executive Committee. Mr. Kearney is a CPA with extensive technical accounting and auditing experience. He previously worked at PricewaterhouseCoopers LLP for nearly 35 years and served as Assurance Partner for 20 years. In this role, Mr. Kearney helped financial services clients navigate a wide range of complex financial instruments, credit arrangements and operational processes and controls. Prior to PwC, Mr. Kearney conducted periodic reserve reporting for the Federal Reserve Bank of San Francisco and assisted with the implementation of Regulation D and Contemporaneous Reserve Reporting. Mr. Kearney holds a B.S. in Accounting from State University of New York at Plattsburgh. PMI believes that Mr. Kearney’s financial, business, and regulatory expertise gives him the qualification and skills to serve as a director. Mr. Kearney qualifies as an “audit committee financial expert” under SEC guidelines.
Peter J. deSilva was appointed as a director of PMI in April 2021. Mr. deSilva is also currently the Chief Executive Officer and serves as a director on the Board of Directors at IRALOGIX, Inc., an IRA financial technology company. Mr. deSilva also currently serves as a director on the Board of Directors at Edelman Financial Engines, a financial planning and investment advisory company, at Infosel Financiero SA de CV, a financial technological platform and business news agency that operates in Mexico and Latin America, at Fidelity Security Life Insurance Company, an insurance services provider, and at Fidelity Security Assurance Company, a subsidiary of Fidelity Security Life Insurance Company. In addition, Mr. deSilva serves as a director on the Board of Directors and as a member of the Compensation Committee of Onepak, Inc., a logistics technology company focused on return shipment tracking. Mr. deSilva previously served as the President of TD Ameritrade’s retail business and as President of TD Ameritrade, Inc. the firms broker dealer from September 2017 to December 2020. In his role, Mr. deSilva directed all facets of the division’s business strategy and operations, and integration with Scottrade Financial Services, another leading online brokerage firm. Prior to joining TD Ameritrade, from February 2015 to August 2017, Mr. deSilva served as the President of the Retail and Institutional divisions of Scottrade Financial Services, where he was responsible for the corporate strategy and distribution, sales, digital transformation, investment management, and institutional custody functions. Before joining Scottrade Financial Services, from 2004 to 2015, Mr. deSilva served as the President and Chief Operating Officer of UMB Financial Corporation, a financial services provider. Mr. deSilva also served on UMB Financial Corporation’s Board of Directors from February 2004 to December 2015. Prior to his time at UMB Financial Corporation, Mr. deSilva worked at Fidelity Investments, a leading online brokerage firm, where he held several leadership positions, including Senior Vice President and General Manager of Fidelity Investments’ Retail division and Senior Vice President of Fidelity Brokerage Company. Mr. deSilva holds a B.S. in Business Administration and Management from the University of Massachusetts, Dartmouth. Mr. deSilva also holds Series 7, 24, 63 and 66 licenses from the Financial Industry Regulatory Authority. PMI believes that Mr. deSilva’s financial, business and regulatory expertise give him the qualifications and skills to serve as a director.

Board Composition and Election of Directors

A description of PMI's Board Composition and Election of Directors is provided in Part III, Item 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

Director Compensation

A description of PMI's Director Compensation is provided in Item 10, Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

A description of the limitations on PMI’s Officers’ and Directors’ liability and Indemnification Agreements is provided in Part III, Item 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

EXECUTIVE COMPENSATION

PROSPER FUNDING LLC

PFL does not compensate any of its officers.

PROSPER MARKETPLACE, INC.

A description of PMI’s Executive Compensation is provided in Part III, Item 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

TRANSACTIONS WITH RELATED PARTIES

PROSPER FUNDING LLC

Agreements with PMI

On January 22, 2013, PMI and PFL entered into the Administration Agreement, pursuant to which PMI agreed to provide certain administrative services relating to the marketplace. Under the Administration Agreement, PFL is required to pay PMI (i) an amount equal to one-twelfth (1/12) of the specified annual Corporate Administration Fees (as defined in the Administration Agreement) of $1.2 million, (ii) a fee for each Borrower Loan originated through the marketplace, (iii) 90% of all servicing fees collected by or on behalf of PFL, and (iv) all nonsufficient funds fees collected by or on behalf of PFL. As of the most recent amendment of the Administration Agreement, PFL is required to pay PMI (a) Corporate Administration Fees of $500 thousand per month, (b) a fee for each Borrower Loan originated through the marketplace, (c) 62.5% of all servicing fees collected by or on behalf of Prosper Funding, and (d) all nonsufficient funds fees collected by or on behalf of Prosper Funding.

Also on January 22, 2013, PFL and PMI entered into the Asset Transfer Agreement, pursuant to which PMI, effective February 1, 2013 (i) transferred the marketplace and substantially all of PMI’s assets and rights related to the operation of the marketplace to PFL, and (ii) made a capital contribution to PFL in excess of $3 million. Under the Asset Transfer Agreement, PMI also transferred substantially all of its remaining assets to PFL, including (i) all outstanding PMI Notes issued by PMI under the indenture (the “PMI Indenture”) dated June 15, 2009 between PMI and Wells Fargo Bank, as trustee, (ii) all Borrower Loans corresponding to such PMI Notes, (iii) all lender/borrower/group leader registration agreements related to such Notes and Borrower Loans, and (iv) all documents and information related to the foregoing. Certain hardware and agreements relevant to the development, maintenance and use of the marketplace, including in relation to the origination, funding and servicing of Borrower Loans, and the issuance, funding and payment of the Notes, were not transferred or assigned to PFL by PMI. In addition, PMI did not transfer to PFL (i) agreements with PMI’s directors, officers or employees and PMI’s financial, legal or other advisors or consultants, (ii) certain agreements with vendors to provide PMI with goods or services in the ordinary course of business (including software licensed pursuant to any “shrink wrap” or “click wrap” license), and (iii) certain cash and short-term investments.

In the Asset Transfer Agreement, PMI agreed, among other things, to:

(i)    fund any repurchase obligation with respect to the transferred Notes, and indemnify PFL for any other losses that arise out of any lender/borrower/group leader registration agreement related to the transferred Notes or Borrower Loans, including as a result of a breach by PMI of any of its representations or warranties made therein;
(ii)    fund any arbitration filing or administrative fees or arbitrator fees payable under any lender/borrower/group leader registration agreement related to the transferred Notes or Borrower Loans; and
(iii)    fund any indemnification obligations that arise under any group leader registration agreement entered into by PMI prior to the date of the asset transfer.

Holders of the transferred PMI Notes are third party beneficiaries under the Asset Transfer Agreement and the Administration Agreement.
On August 17, 2021, PFL and PMI entered into an additional Asset Transfer and License Agreement (the “IP Asset Transfer and License Agreement”). The IP Asset Transfer and License Agreement, among other things, (i) transfers, assigns, and conveys certain intellectual property assets related to PMI’s white label service and PMI’s Credit Card product from PMI to PFL, and (ii) grants certain licenses and sublicenses related to the transferred intellectual property assets from PFL to PMI. PMI also agreed to make certain intellectual property filings to provide third parties with notice of the conveyance and to assist PFL with any additional intellectual property filings as may be required. PMI received a one-time fee of $10 from PFL in connection with the foregoing.
Under Section 4.1 of the PMI Indenture, PMI could transfer substantially all of its assets to any person without the consent of the holders of the existing Notes, provided that the transferee expressly assumed all of PMI’s obligations under the PMI Indenture and the existing PMI Notes. In that case, the transferee would succeed to and be substituted for PMI, and PMI would be discharged from all of its obligations and covenants, under the PMI Indenture and the existing PMI Notes. Accordingly, on January 22, 2013, PMI, PFL and Wells Fargo Bank, as trustee entered into an amended and restated indenture (the “Indenture”), effective February 1, 2013, which (i) effected such assumption, substitution and discharge (the “Note Assumption”), and (ii) amended and restated the PMI Indenture to reflect the Note Assumption and to make certain other amendments to its terms as permitted therein. Following the Note Assumption, PFL became the obligor with respect to the transferred PMI Notes and the PMI Indenture, and PMI ceased to have any obligations with respect thereto.

Participation on our Marketplace

PFL’s executive officers and directors have opened investor accounts and have made deposits to and withdrawals from their accounts, and funded portions of borrowers’ loan requests from time to time in the past via purchases of Notes and Borrower Loans, and may do so in the future. The Notes and Borrower Loans were obtained on terms and conditions that were not more favorable than those obtained by other investors.

Indemnification Agreements

Under PFL’s organizational documents, it is required to indemnify its directors and officers in certain instances. For more information, see “Management—Prosper Funding LLC—Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”

PROSPER MARKETPLACE, INC.

A description of PMI’s transactions with related parties is provided in Part III, Item 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

PRINCIPAL SECURITY HOLDERS

A description of PFL’s and PMI’s principal security holders is provided in Part III, Item 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PFL and PMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, pages 45 to 66.

LEGAL MATTERS

The validity of the Notes and PMI Management Rights offered in this offering will be passed upon for us by Edward R. Buell III, the General Counsel, Secretary and Chief Compliance Officer of PMI and the Secretary of PFL.

EXPERTS

The consolidated financial statements of Prosper Funding LLC and subsidiaries as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to certain related party transactions with its direct parent, Prosper Marketplace Inc.). Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Prosper Marketplace Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS

See Item 15, “Exhibits, Financial Statement Schedules” of PFL and PMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, pages F-1 to F-71, which is incorporated by reference in this prospectus:

Prosper Marketplace, Inc.:
•Report of Independent Registered Public Accounting Firm for Prosper Marketplace, Inc.;
•Consolidated Balance Sheets as of December 31, 2023 and 2022;
•Consolidated Statements of Operations for the years ended December 31, 2023, 2022 and 2021;
•Consolidated Statements of Other Comprehensive Income (Loss) for the years ended December 31, 2023, 2022 and 2021;
•Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2023, 2022 and 2021;
•Consolidated Statements of Cash Flows for the years ended December 31, 2023, 2022 and 2021;
•Notes to the Consolidated Financial Statements.

Prosper Funding LLC:
•Report of Independent Registered Public Accounting Firm for Prosper Funding LLC;
•Consolidated Balance Sheets as of December 31, 2023 and 2022;
•Consolidated Statements of Operations for the years ended December 31, 2023, 2022 and 2021;
•Consolidated Statements of Members’ Equity for the years ended December 31, 2023, 2022 and 2021;
•Consolidated Statements Cash Flows for the years ended December 31, 2023, 2022 and 2021;
•Notes to the Consolidated Financial Statements.